Filed Pursuant to Rule 424(b)(5)
Registration No. 333-275976

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission.

SUBJECT TO COMPLETION, DATED JULY 10, 2025

PROSPECTUS SUPPLEMENT

(To the Prospectus dated April 19, 2024)

TÜRKİYE CUMHURİYETİ

(The Republic of Turkey)

€      % Notes due

The Republic of Turkey (the “Republic” or “Türkiye”) is offering €    principal amount of its   % Notes due   (the “notes”). The notes will constitute direct, general and unconditional obligations of the Republic. The full faith and credit of the Republic will be pledged for the due and punctual payment of all principal and interest on the notes. The Republic will pay interest on the notes on     ,    of each year, commencing on     .

This prospectus supplement and accompanying prospectus dated April 19, 2024, constitute a prospectus for the purposes of Article 6 of Regulation (EU) 2017/1129 (the “Prospectus Regulation”).

This prospectus supplement and the accompanying prospectus have been approved by the Commission de Surveillance du Secteur Financier of the Grand Duchy of Luxembourg (the “CSSF”), as competent authority under the Prospectus Regulation. Application is being made to list on the Official List and trade the notes on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange, which is a regulated market for the purposes of the Market in Financial Instruments Directive (2014/65/EU), as amended (“MiFiD II”). The CSSF only approves this prospectus supplement and the accompanying prospectus dated April 19, 2024 as meeting the standards of completeness, comprehensibility and consistency imposed by the Prospectus Regulation. Such approval should not be considered as an endorsement of the Republic or the quality of the notes that are the subject of this prospectus supplement and investors should make their own assessment as to the suitability of investing in the notes. The CSSF assumes no responsibility as to the economic and financial soundness of the transaction and the quality or solvency of the Republic in line with the provisions of Article 6(4) of the Luxembourg Prospectus Law.

See the section entitled “Risk Factors” for a discussion of certain factors you should consider before investing in the notes.

The notes will be designated collective action securities and will, therefore, contain “collective action clauses”. Under these provisions, which are described beginning on page 14 of the accompanying prospectus dated April 19, 2024, the Republic may amend the payment provisions of the notes and other “reserved matters” listed in the Fiscal Agency Agreement with the consent of the holders of: (1) with respect to a single series of notes, more than 75% of the aggregate principal amount of the outstanding notes of such series; (2) with respect to two or more series of notes, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding notes of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of notes, more than 66 2⁄3% of the aggregate principal amount of the outstanding notes of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding notes of each series affected by the proposed modification, taken individually. “Reserved matters” include, among other things, changes in the dates on which any amounts are payable on the debt securities, reductions in principal amounts or interest rates on the debt securities, a change in the currency of the debt securities, any change in the identity of the obligor under the debt securities, or a change in the status of the debt securities.

	Per Note		Total
Public Offering Price		%	€
Underwriting discount		%	€
Proceeds, before expenses, to the Republic of Türkiye		%	€

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters are offering the notes subject to various conditions. The underwriters expect to deliver the notes on or about      , 2025 (the “Issue Date”), through the book-entry system of Euroclear Bank SA/NV (“Euroclear”) or Clearstream Banking S.A. (“Clearstream Banking Luxembourg”), against payment in same-day funds.

Joint Book-Running Managers

BNP PARIBAS	Citigroup	ING	Standard Chartered Bank

The date of this prospectus supplement is July  , 2025.

ABOUT THIS PROSPECTUS SUPPLEMENT

The Republic accepts responsibility for the information contained within this prospectus supplement and accompanying prospectus. The Republic declares that to the best of their knowledge, the information contained in this prospectus supplement and accompanying prospectus is in accordance with the facts and makes no omission likely to affect its import.

Unless otherwise stated, all annual information, including budgetary information, is based upon calendar years. Figures included in this prospectus supplement and the accompanying prospectus have been subject to rounding adjustments; accordingly, figures shown for the same item of information may vary, and figures that are totals may not be an arithmetical aggregate of their components.

This prospectus supplement and the accompanying prospectus have been prepared for the purpose of giving information with regard to the Republic, which, according to the particular nature of the Republic and the notes, is necessary to enable investors to make an informed assessment of the rights attaching to the notes and the reasons for the issuance of notes and its impact on the Republic.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, in making your investment decision. The Republic has not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it.

The Republic is offering to sell the notes only in places where offers and sales are permitted.

You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than its respective date.

FORWARD-LOOKING STATEMENTS

The Republic has made forward-looking statements in this prospectus supplement. Statements that are not historical facts are forward-looking statements. These statements are based on the Republic’s current plans, estimates, assumptions and projections. Therefore, you should not place undue reliance on them. Forward- looking statements speak only as of the date they are made. The Republic undertakes no obligation to update any of them in light of new information or future events.

Forward-looking statements involve inherent risks. The Republic cautions you that a number of factors could cause actual results to differ materially from those contained in any forward-looking statements. These factors include, but are not limited to:

•	External factors, such as:

•	interest rates in financial markets outside Türkiye;

•	the impact of changes in the credit ratings of Türkiye;

•	the impact of changes in the international prices of commodities;

•	economic conditions in Türkiye’s major export markets;

•	the decisions of international financial institutions regarding the terms of their financial arrangements with Türkiye;

•	the impact of any delays or other adverse developments in Türkiye’s accession to the European Union; and

•	the impact of adverse developments in the region where Türkiye is located.

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•	Internal factors, such as:

•	general economic and business conditions in Türkiye;

•	political, military or internal security events in Türkiye;

•	present and future exchange rates of the Turkish currency;

•	foreign currency reserves;

•	the level of domestic debt;

•	domestic inflation;

•	natural events, such as climate changes and earthquakes;

•	the ability of Türkiye to effect key economic reforms;

•	the level of foreign direct and portfolio investment in Türkiye; and

•	the level of Turkish domestic interest rates.

SOVEREIGN IMMUNITY AND ARBITRATION

The Republic is a foreign sovereign state. Consequently, it may be difficult for investors to obtain or realize upon judgments of courts in the United States against the Republic. See “Debt Securities — Governing Law and Consent to Service” in the accompanying prospectus.

CURRENCY AND EXCHANGE RATE DATA

References to “Turkish Lira” and “TL” in this prospectus supplement in the context of a point in time after January 1, 2009 are to the Turkish Lira, the Republic’s new official currency, which was introduced on January 1, 2009 in place of the New Turkish Lira; references in this prospectus supplement to “New Turkish Lira” and “YTL” are to the lawful currency of the Republic for the period beginning on January 1, 2005 and ending on December 31, 2008; and references to “Turkish Lira” and “TL” in this prospectus supplement in the context of a point in time prior to January 1, 2005 are to the Turkish Lira before it was replaced with New Turkish Lira. References to “U.S.$”, “$”, “U.S. Dollars” and “dollars” in this prospectus supplement are to lawful money of the United States of America. References to “€” and “euro” in this prospectus supplement are to the lawful currency of the European Union.

Translations of amounts from Turkish Lira to dollars are solely for the convenience of the reader and, unless otherwise stated, are made at the exchange rate prevailing at the time as of which such amounts are specified. No representation is made that the Turkish Lira or dollar amounts referred to herein could have been or could be converted into dollars or Turkish Lira, as the case may be, at any particular rate or at all.

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OVERVIEW

This overview should be read as an introduction to the prospectus supplement and the accompanying prospectus. Any decision to invest in the notes by an investor should be based on consideration of the prospectus supplement and the accompanying prospectus as a whole. Where a claim relating to the information contained in the prospectus supplement or the accompanying prospectus is brought before a court in a Member State of the European Economic Area and the United Kingdom, the plaintiff may, under the national legislation of the Member State where the claim is brought, be required to bear the costs of translating the prospectus supplement and the accompanying prospectus before the legal proceedings are initiated.

Issuer	The Republic of Türkiye.

The Republic of Türkiye is located in southwestern Asia, where it borders Iran, Armenia, Georgia, Azerbaijan, Iraq and Syria, and southeastern Europe, where it borders Greece and Bulgaria, with a total territory (inclusive of its lakes) of approximately 814,578 square kilometers. Türkiye’s population, as of December 2023, was estimated to be 85,372,377.

The Republic of Türkiye was founded in 1923 and currently has a parliamentary form of government. The Republic has undertaken many reforms to strengthen its democracy and economy, in connection with its accession negotiations with the European Union.

Securities Offered	€ % Notes due (the “notes”).

Maturity Date	.

Issue Price	% of the principal amount of the notes.

Interest Payment Dates	, of each year, commencing on , .

Status and Ranking	The notes will constitute direct, general, unconditional and unsubordinated public external indebtedness of the Republic for which the full faith and credit of the Republic is pledged. The notes rank and will rank without any preference among themselves and equally with all other unsubordinated public external indebtedness of the Republic. It is understood that this provision shall not be construed so as to require the Republic to make payments under the debt securities ratably with payments being made under any other public external indebtedness. See “Debt Securities — Status of the Debt Securities” and “Debt Securities — Negative Pledge” in the accompanying prospectus.

Markets	The notes are offered for sale in those jurisdictions where it is legal to make such offers. See “Underwriting”.

Listing and Admission to Trading	Application is being made to list on the Official List and trade the notes on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange.

Negative Pledge	Clause (9) of the definition of Permitted Lien set forth on pages 5 and 6 of the accompanying prospectus shall read as follows for purposes of the notes: Liens on assets (other than official holdings of gold) in existence on , , provided that such Liens remain confined to the assets affected thereby on , , and secure only those obligations so secured on , .

Form	The Republic will issue the notes in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Clearance and Settlement	The Republic will issue the notes in the form of global registered notes without coupons. The notes will be registered in the nominee name of a common depositary for Euroclear and Clearstream Banking Luxembourg. Beneficial ownership interests will be recorded only on, and transferred only through, the records maintained by Euroclear and Clearstream Banking Luxembourg and their respective participants, unless certain contingencies occur, in which case the notes will be issued in definitive form. See “Global Clearance and Settlement.”

Payment of Principal and Interest	Principal and interest on the notes will be payable by the Republic, or its designee, to the fiscal agent in euro.

Default	The notes will contain events of default, the occurrence of which may result in the acceleration of our obligations under the notes prior to maturity. See “Description of the Notes — Default; Acceleration of Maturity” in this prospectus supplement.

Collective Action Securities

The notes will be designated Collective Action Securities under the Fiscal Agency Agreement, dated as of March 23, 2015, between the Republic and Citibank, N.A., London Branch, as amended by Amendment No. 1 to the Fiscal Agency Agreement dated March 15, 2017 (the “Fiscal Agency Agreement”). The notes will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to certain other series of U.S. dollar, euro or other monetary unit denominated debt securities issued by the Republic and described in the accompanying prospectus. The provisions described in this prospectus supplement will govern the notes. These provisions are commonly referred to as “collective action clauses.” Under these provisions, which are described beginning on page 15 of the accompanying prospectus dated May 6, 2020, the Republic may amend the payment provisions of the notes and other reserved matters listed in the Fiscal Agency Agreement with the consent of the holders of: (1) with respect to a single series of notes, more than 75% of the aggregate principal amount of the outstanding notes of such series; (2) with respect to two or more series of notes, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding notes of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of notes, more than 66 2⁄3% of the aggregate principal amount of the outstanding notes of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding notes of each series affected by the proposed modification, taken individually. These provisions are described in the section “Debt Securities — Collective Action Securities Issued On or After January 1, 2015” in the accompanying prospectus.

Sinking Fund	None.

Prescription Period	None.

Use of Proceeds	The Republic will use the net proceeds of the sale of the notes for general financing purposes, which may include the repayment of debt. The amount of net proceeds (before expenses) is € .

Risk Factors	Risks associated with the notes generally include: 1) the trading market for the notes may be volatile and may be adversely impacted by many events; 2) there may be no active trading market for the notes and limited liquidity for noteholders; 3) the notes may not be a suitable investment for all investors; 4) the notes are unsecured; 5) the notes contain provisions that permit the Republic to amend the payment terms without the consent of all holders; 6) fluctuations in interest rates of the currency in which the notes are denominated may affect the value of the notes; 7) risks associated with a foreign currency; 8) market perceptions concerning the instability of the euro, the potential re-introduction of individual currencies within the Eurozone or the potential dissolution of the euro entirely could adversely affect the value of the notes; and 9) a holder of a principal amount of notes less than €100,000 will be unable to transfer such stub amount.

Risks associated with the Republic generally include: 1) the Republic is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it; 2) there can be no assurance that the Republic’s credit ratings will improve or remain stable, or that they will not be downgraded, suspended or cancelled by the rating agencies; 3) the ongoing conflict between Russia and Ukraine could negatively impact the Republic; 4) regional conflicts, terrorism and other similar circumstances or occurrences may have a negative effect on the Turkish economy; 5) Political unrest and changes to the Republic’s constitutional arrangements pose risks to the Republic’s economy and stability; 6) the Republic may not be able to refinance its domestic and international debt; 7) increases in inflation may adversely affect Türkiye’s economy; 8) increases in the Republic’s current account deficit may be difficult to finance; 9) risks associated with the foreign exchange rate of the Republic’s currency; 10) risks associated with delays or other adverse developments in the Republic’s accession to the European Union may have a negative impact on the Republic’s economic performance and credit ratings; 11) risks associated with significant seismic events; 12) certain pending arbitration proceedings could have an adverse effect on the Republic; 13) the Republic’s economy remains vulnerable to external shocks, such as those that could be caused by future significant economic difficulties of its major regional trading partners or by more general “contagion” effects, which could have an adverse effect on the Republic’s economic growth and its ability to service its public debt; 14) changes in government trade policies, including the imposition of tariffs, could have an adverse impact on the Republic; and 15) investing in securities involving emerging markets generally involves a higher degree of risk.

These risk factors are described in the section entitled “Risk Factors” of this prospectus supplement.

Exchange Rate Agent	Citibank, N.A., London Branch.

Fiscal Agency Agreement	The notes will be issued pursuant to the Fiscal Agency Agreement.

Taxation	For a discussion of material United States federal income and Turkish tax consequences associated with the notes, see “Taxation” in this prospectus supplement. Investors should consult their own tax advisors in determining the U.S. federal, U.S. state, U.S. local, non-U.S. and any other tax consequences to them of the purchase, ownership and disposition of the notes.

Governing Law	The notes will be governed by the laws of the State of New York, except with respect to the authorization and execution of the notes, which will be governed by the laws of the Republic of Türkiye.

Clearing Reference Numbers	ISIN No.

Common Code

RISK FACTORS

You should read this entire prospectus supplement and the accompanying prospectus carefully. Words and expressions used in this section but not defined herein shall have the same meanings assigned to them elsewhere in this prospectus

You should read this entire prospectus supplement and the accompanying prospectus carefully. Words and expressions used in this section but not defined herein shall have the same meanings assigned to them elsewhere in this prospectus supplement and the accompanying prospectus. Investing in the notes involves certain risks. In addition, the purchase of the notes may involve substantial risks and be suitable only for investors who have the knowledge and experience in financial and business matters to enable them to evaluate the risks and merits of an investment in the notes. You should make your own inquiries as you deem necessary without relying on the Republic or any underwriter and should consult with your financial, tax, legal, accounting and other advisers, prior to deciding whether to make an investment in the notes. You should consider, among other things, the following:

Risks Relating to the Market for the Notes

The trading market for the notes may be volatile and may be adversely impacted by many events.

The market for the notes is expected to be influenced by economic, political, social and market conditions and, to varying degrees, interest rates, currency exchange rates and inflation rates in the United States and Europe and other countries. There can be no assurance that events in Türkiye, the United States, Europe or elsewhere will not cause market volatility or that such volatility will not adversely affect the price of the notes, or that economic, political, social and market conditions will not have any other adverse effect.

There may be no active trading market for the notes and limited liquidity for noteholders.

There can be no assurance that an active trading market for the notes will develop, or, if one does develop, that it will be maintained. If an active trading market for the notes does not develop or is not maintained, the market or trading price and liquidity of the notes may be adversely affected. If the notes are traded after their initial issuance, they may trade at a discount to their initial offering price, depending upon prevailing interest rates, the market for similar securities, general economic conditions and the financial condition of the Republic. Although an application will be made to list on the Official List and trade the notes on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange, there, is no assurance that such application will be accepted or that an active trading market will develop.

Risks Relating to the Notes

The Notes may not be a suitable investment for all investors.

You must determine the suitability of investment in the notes in the light of your own circumstances. In particular, you should:

(i) have sufficient knowledge and experience to make a meaningful evaluation of the information contained in this prospectus supplement and of the notes and the merits and risks of investing in the notes;

(ii) have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of your particular financial situation, an investment in the notes and the impact the notes will have on your overall investment portfolio;

(iii) have sufficient financial resources and liquidity to bear all of the risks of an investment in the notes, including where the currency for principal or interest payments is different from your currency;

(iv) understand thoroughly the terms of the notes and be familiar with the behavior of any relevant indices and financial markets; and

(v) be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect your investment and your ability to bear the applicable risks.

The notes are unsecured.

The notes constitute unsecured debt obligations of the Republic, and are not, either directly or indirectly, an obligation of any third party. In the event the Republic were to default on its obligations, you may not receive any amounts owed to you, including any repayment of principal, under the terms of the notes.

The notes contain provisions that permit the Republic to amend the payment terms without the consent of all holders.

The notes contain provisions regarding acceleration and voting on amendments, modifications, changes, consents and waivers, which are commonly referred to as “collective action clauses”. Under these provisions, certain key provisions of the notes may be amended, including the maturity date, interest rate and other payment terms, with the consent of the holders of 75% of the aggregate principal amount of the outstanding notes. The Republic expects that all series of notes issued under the program will include such collective action clauses, thereby giving the Republic the ability to request modifications or actions in respect of these matters across multiple series of notes. This means that a defined majority of the holders of such series of notes (when taken in the aggregate only, in some circumstances, and/or individually) would be able to bind all holders of notes in all the relevant aggregated series. See “Description of the Notes — Default; Acceleration of Maturity” and “— Amendments and Waivers” in this prospectus supplement and “Debt Securities — Collective Action Securities Issued On or After January 1, 2015” in the accompanying prospectus.

The notes are subject to foreign currency exchange risks.

An investment in a security denominated in a currency other than the currency of the country in which a holder of notes is resident or the currency in which the holder conducts its business or activities may present currency-related risks not associated with a similar investment in a security denominated in the home currency. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the home currency and the euro and the possibility of the imposition or modification of foreign exchange controls with respect to the euro and the home currency, and depend on events over which the Republic has no control, such as economic and political events and the supply and demand for the euro and the home currency.

Changes in foreign currency exchange rates between two currencies result from the interaction over time of many factors directly or indirectly affecting economic and political conditions in the countries issuing such currencies, and economic and political developments globally. Foreign currency exchange rates may be affected by, among other factors, existing and expected rates of inflation, existing and expected interest rate levels, the balance of payments between countries and the extent of governmental surpluses or deficits in various countries. All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries important to international trade and finance. In recent years, rates of exchange for certain currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of the notes.

Depreciation of the euro against the relevant home currency could result in a decrease in the effective yield of a particular security below its coupon rate and, in certain circumstances, could result in a loss to the investor on a home currency basis.

The European Union or one or more of its member states may, in the future, impose exchange controls and modify any exchange controls imposed, which controls could affect exchange rates as well as the availability of euro at the time of payment of principal of or any interest on the notes.

This description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than the home currency. Prospective investors should consult their own financial and legal advisors as to the risks involved in an investment in the notes.

Principal and interest on the notes will be payable by the Republic, or its designee, to the fiscal agent in euro.

Fluctuations in interest rates of the currency in which the notes are denominated may affect the market value of the notes.

Investors in the notes should be aware that an investment in the notes may involve an interest rate risk insofar as there may be fluctuations in the interest rates of the currency of denomination of the notes.

Fluctuations in interest rates of the currency in which the notes are denominated may affect the market value of the notes. Such fluctuations might have a materially adverse impact both on the liquidity of an investment in the notes and on the performance of an investment in the notes.

Economic disruption in Europe and volatility in the value of the euro could have an adverse effect on the value of the notes.

The value of the notes is affected by current global economic conditions, including regional and international rates of economic growth. Developments in the global economy have led to increased market volatility and decreased consumer confidence in the United Kingdom and the European Union. The potential impact of these developments on the value of the notes is uncertain.

As a result of the sovereign debt crisis in Europe, there was significant price volatility in the secondary market for sovereign debt of European and other nations at the beginning of the last decade. If such price volatility resumes, it could lead to a decline in the recoverability and value of the notes. Europe has appeared to begin recovering from that sovereign debt crisis, with some Eurozone countries experiencing moderate growth, yet it continues to face uncertainty. Continued sluggish economic growth or negative growth in the European Union could adversely affect the value of the notes.

These and other concerns could potentially lead to the re-introduction of individual currencies in one or more member countries of the Eurozone. If one or more member countries abandon the euro, the value of the euro could fluctuate drastically. Should the euro dissolve entirely, the legal and contractual consequences for holders of obligations denominated in euro would be determined by laws in effect at such time. These potential developments, or market perceptions concerning these and related issues, could adversely affect the value of the notes.

A holder of a principal amount of notes of less than €100,000 will be unable to transfer such stub amount.

The notes are issued and may be transferred only in principal amounts of €100,000 and integral multiples of €1,000 in excess thereof. As a result, it is possible that the notes may be traded in amounts in excess of €100,000 that are not integral multiples of €100,000 and a holder may hold a principal amount of notes of less than the minimum €100,000. The holder of a stub amount of notes of less than €100,000 will be unable to transfer such stub amount so long as the notes are held in Euroclear or Clearstream Banking Luxembourg and may not receive a definitive note in respect of such holding should notes be issued in certificated form.

Risks Relating to the Republic

The Republic is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

The Republic is a sovereign state. Consequently, the ability of Noteholders to sue the Republic may be limited.

The Republic has not consented to service or waived sovereign immunity with respect to actions brought against it under United States federal securities laws or any State securities laws or the securities laws of any other jurisdiction. In the absence of a waiver of immunity by the Republic with respect to these actions, it would not be possible to obtain judgment in such an action brought against the Republic in a court in the United States unless the court were to determine that the Republic is not entitled under the U.S. Foreign Sovereign Immunities Act to sovereign immunity with respect to such action. Further, even if a United States judgment could be obtained in such an action, it may not be possible to enforce in the Republic a judgment based on such a United States judgment. Execution upon property of the Republic located in the United States to enforce a United States judgment may not be possible except under the limited circumstances specified in the U.S. Foreign Sovereign Immunities Act.

The courts of Türkiye will not enforce a judgment obtained in a court established in a country other than Türkiye unless:

•	There is in effect a treaty between such country and Türkiye providing for reciprocal enforcement of court judgments;

•	There is de facto reciprocity in such country of judgments rendered by Turkish courts; or

•	There is a provision in the laws of such country that provides for the enforcement of judgments of the Turkish courts.

There is no treaty between the United States and Türkiye providing for reciprocal enforcement of judgments. There is no de facto reciprocity between the United States and Türkiye. Moreover, there is uncertainty as to the ability of an investor to bring an original action in Türkiye based on U.S. federal or non-Turkish securities laws.

Turkish courts have rendered at least one judgment in the past confirming de facto reciprocity between the courts of New York State and Türkiye. However, since de facto reciprocity is decided by the relevant court on a case by case basis, there is uncertainty as to the enforceability of court judgments obtained in the United States or the United Kingdom by Turkish courts.

In addition, the Turkish courts will not enforce any judgment obtained in a court established in a country other than Türkiye if:

•	the defendant was not duly summoned or represented;

•	the defendant’s fundamental procedural rights were not observed and the defendant brings an objection before the Turkish court against the request for enforcement on either of these grounds;

•	the judgment in question was rendered with respect to a matter within the exclusive jurisdiction of the Turkish courts;

•

the judgment is incompatible with a judgment of a Turkish court between the same parties and relating to the same issues or, as the case may be, with an earlier foreign judgment on the same issue and enforceable in Türkiye;

•	the judgment is not of a civil nature;

•	the judgment is clearly against public policy rules of Türkiye;

•	the court rendering the judgment did not have jurisdiction to render such judgment;

•	the judgment is not final and binding with no further recourse for appeal under the laws of the country where the judgment has been rendered; or

•

the judgment was rendered by a foreign court which treated itself as competent even though it had no actual relationship with the parties or the subject matter at hand and the defendant brings an objection before the Turkish court against the request for enforcement on this ground.

Furthermore, to be enforceable under the laws of Türkiye, the choice of laws of a foreign jurisdiction or submission to the jurisdiction of the courts of such a foreign jurisdiction should indicate the competent courts with sufficient precision. Therefore, lack of precision while determining the competent court of a foreign jurisdiction may render the choice of foreign court unenforceable. Also, Turkish law enables the parties’ ability to choose the law applicable to claims relating to tort and/or unjust enrichment only after the commitment or occurrence of the relevant tortious act or the relevant unjust enrichment.

As a result, it may not be possible to:

•	effect service of process outside Türkiye upon any of the directors and official officers named in this prospectus; or

•	enforce, in Türkiye, court judgments obtained in courts of jurisdictions other than Türkiye against the Republic or any of the directors and official officers named in this prospectus in any action.

There can be no assurance that the Republic’s credit ratings will improve or remain stable, or that they will not be downgraded, suspended or canceled by the rating agencies.

Long-term foreign currency debt of the Republic of Türkiye is currently rated sub-investment grade by four nationally recognized statistical rating organizations, namely Fitch Ratings Limited (“Fitch”), S & P Global Ratings Europe Limited (“Standard & Poor’s”), Moody’s Investors Service Inc. (“Moody’s”) and Japan Credit Rating Agency, Ltd. (“Japan Credit Rating”).

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On January 31, 2025, Fitch affirmed Türkiye’s credit rating as “BB-” and its outlook “stable”, reflecting cautious optimism about the country’s economic policies and external buffers. According to Fitch, the Central Bank of the Republic of Türkiye (“CBRT” or the “Central Bank”) will maintain a tight monetary stance to support disinflation with the aid of macroprudential measures (including monthly credit growth limits) and continued real appreciation of the lira (albeit to a lower degree compared with 2024). Fitch also said that, “in our baseline, overall policy consistency will improve in 2025 due to projected fiscal consolidation and the relatively moderate minimum wage increase (30%).” The next announced date by Fitch for the review of credit rating actions with respect to Türkiye is scheduled for July 25, 2025.

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On April 25, 2025, Standard & Poor’s affirmed Türkiye’s credit rating as “BB-” and its outlook as “stable”. According to Standard & Poor’s, the affirmation reflects their view that, despite the recent increase in currency volatility and decline in foreign currency reserves, Türkiye’s authorities continue to pursue policies to bring down high inflation and reduce the dollarization of the economy. The next announced date by Standard & Poor’s for the review of credit rating actions with respect to Türkiye is scheduled for October 17, 2025.

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On May 10, 2024, Japan Credit Rating maintained Türkiye’s unsolicited foreign and local currency long-term issuer ratings as “BB” but revised the outlook to “stable” from “negative”. According to Japan Credit Rating, at the time of the previous review, it considered that there was uncertainty about the effectiveness of the monetary policy of not raising interest rates in spite of high inflation. However, Japan Credit Rating judged that such uncertainty had receded with the change of that policy in June 2023. While control of inflation may take time, Japan Credit Rating holds that the likelihood of adverse effects on the economy, caused by a significant depreciation of the local currency Lira or a decline in the foreign exchange reserves, has decreased, given the tight monetary policy taken by the country’s central bank and the government’s fiscal consolidation policy.

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On January 24, 2025, Moody’s maintained Türkiye’s credit rating as “B1” and its outlook as “positive”. In its announcement of periodic review, Moody’s stated that the Government of Türkiye’s credit ratings were supported by the country’s large, diversified and resilient economy, a moderate government debt burden, and improving monetary and macroeconomic policy effectiveness. According to Moody’s, these strengths are balanced against institutional challenges, external vulnerabilities, and elevated domestic political risks. Moody’s also stated that the return to more orthodox economic policies was credit positive, but sustainably reducing Türkiye’s macroeconomic imbalances would take time and was subject to the risk of a policy reversal. The next announced date by Moody’s for the review of credit rating actions with respect to Türkiye is scheduled for July 25, 2025.

A security rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency. Any adverse change in an applicable credit rating could adversely affect the trading price for the Certificates and have the potential to affect the Republic’s cost of funds in the international capital markets and the liquidity of and demand for the Republic’s debt securities. Any adverse change in outlook or credit watch by Standard & Poor’s, Fitch, Moody’s or Japan Credit Rating could have similar adverse effects. The Republic’s current long-term debt ratings consist of sub-investment grade ratings from Standard & Poor’s, Moody’s, Fitch, and Japan Credit Rating. These ratings indicate that the Certificates are regarded as having significant speculative characteristics, and that there are major ongoing uncertainties or exposure to financial or economic conditions which could compromise the Republic’s capacity to meet its financial commitment on the Certificates.

The ongoing conflict between Russia and Ukraine could negatively impact the Republic.

The ongoing military operations of Russia in Ukraine and Russia’s annexation in 2022 of four regions of Ukraine (Donetsk, Luhansk, Zaporizhzhia and Kherson) have escalated tensions between Russia and the United States, NATO, the European Union and the United Kingdom. The governments of the United States, the United Kingdom, the European Union, Japan and other jurisdictions have imposed extensive sanctions on certain industry sectors in Russia and the regions of Donetsk, Luhansk, Zaporizhzhia and Kherson and on certain individuals in Russia and abroad.

The Republic has strong relations with both Ukraine and Russia. It depends significantly on Russia to meet its domestic energy requirements, particularly with regards to its consumption of natural gas. The share of Türkiye’s natural gas import from Russia was 42.3% in 2023 while the share of Türkiye’s crude oil import from Russia was approximately 34.1% in 2023. Bilateral trade volume between Russia and Türkiye was U.S.$56.5 billion in 2023. The two countries also cooperate in other industries, including tourism, the construction industry and the ongoing construction of the Akkuyu Nuclear Power Plant, the first stage of which is expected to be commissioned in 2025. Ukraine is also a strategic partner of Türkiye. Bilateral trade volume was approximately U.S.$7.1 billion in 2023. In addition, the two countries cooperate in the defense industry.

Support for Ukraine’s territorial integrity and sovereignty has been among the priorities of Turkish foreign policy since 2014. Türkiye does not recognize the illegal annexation of Crimea, Donetsk, Luhansk, Zaporizhzhia and Kherson and favors peaceful settlement of the current conflict in line with the Minsk agreements and with the territorial integrity of Ukraine. President Recep Tayyip Erdogan has stated that Ukraine deserved to be in NATO, and has offered, as recently as March 2025, to host peace talks with a view to creating a lasting peace between Russia and Ukraine. On May 11, 2025, Russian President Vladimir Putin offered to resume direct peace talks with Ukraine in İstanbul, starting May 15, 2025. On the same day, Turkish President Recep Tayyip Erdoğan and Russian President Vladimir Putin spoke by phone. Welcoming President Putin’s statement for the peace talks between Russia and Ukraine to be resumed in İstanbul, President Erdoğan said that Türkiye stands ready to host the negotiations that will lead to a lasting solution. On the same day, Ukrainian President Volodymyr Zelensky said that he would be willing to meet Russian counterpart Vladimir Putin in Türkiye “personally”, after U.S. President Donald Trump said direct talks were needed to determine whether peace was possible. On May 15, 2025, Ukrainian President Volodymyr Zelenskyy confirmed that he has agreed to send a delegation to İstanbul, but he would not be taking part in talks with Russian officials after Russian President Vladimir Putin’s decision not to attend to the meeting. President Zelenskyy also said that he decided to send a top-level delegation to İstanbul even though Russia sent a lower-level team there “out of respect” for U.S. President Donald Trump and Turkish President Recep Tayyip Erdogan. On May 15, 2025, President Recep Tayyip Erdoğan held a meeting with President Volodymyr Zelenskyy of Ukraine in Ankara. The meeting addressed efforts to resolve the Russia-Ukraine conflict, along with bilateral and regional matters. President Erdoğan emphasized that at this stage, the course of the Ukraine-Russia war has made it necessary to resolve it through direct negotiations and that reaching a consensus on minimum common ground is of critical importance to prevent further loss of life. President Erdoğan stated that a historic opportunity has been seized to initiate negotiations and that he strongly supports talks both at the technical level and at the level of leaders. President Erdoğan underlined that Türkiye attaches importance to keeping channels of dialogue open between Ukraine and Russia for the swift establishment of peace and that, as the host country, they would be pleased to welcome the leaders of both countries when they are ready. On May 16, 2025, delegations from Russia and Ukraine met in İstanbul, where the two sides failed to agree on a ceasefire. Head of the Russian delegation Vladimir Medinsky said on Friday that Moscow was satisfied with the results of the peace talks with Ukraine in Istanbul. “On the whole, we are satisfied with the results and are ready to continue contacts. We have agreed on three things. First, in the coming days, there will be a large-scale exchange of prisoners of war, 1,000 for 1,000 people,” Medinsky said. The Ukrainian side requested direct talks between the heads of state and the Russian delegation has “taken note of this request,” he added. “The third: we have agreed that each side will present its vision of a possible future ceasefire and describe it in detail,” he said. Turkish Foreign Minister Hakan Fidan, who chaired the meeting, told the delegations there were “two paths” ahead of them. “One road will take us on a process that will lead to peace, while the other will lead to more destruction and death. The sides will decide on their own, with their own will, which path they choose,” Minister Fidan said. On June 2, 2025, delegations from Russia and Ukraine met in İstanbul for the second round of Russia-Ukraine peace talks, with Türkiye serving as the facilitator. Turkish Foreign Minister Hakan Fidan delivered the opening speech at the meeting. Minister Fidan said the priority is to achieve a lasting peace between the two countries, stressing Türkiye stands ready to take any step necessary to facilitate the process. Later, Minister Fidan praised the constructive atmosphere of the second Russia-Ukraine peace talks in Istanbul. Minister Fidan said that the parties agreed on an expanded humanitarian exchange, shared memorandums reflecting their perspectives on the ceasefire and settlement, and agreed to begin technical-level work on these texts in the coming days.

Because of the close relationship with, and Türkiye’s geographic proximity to, both countries, the current hostilities between Russia and Ukraine may have an adverse effect on the Republic’s political, economic and financial position, especially if Türkiye were to be obliged to source its energy needs elsewhere; if its tourism, construction or other industries that rely on business from Russia were to experience material declines in demand for their services from Russia or Russians; if the sanctions and export controls imposed by the United States, the European Union and other countries were to restrict or impede business cooperation between Russia and Türkiye; or if counterresponses by the government of Russia were to impact its relationship with Türkiye.

In addition, Türkiye is a member of NATO, which has denounced Russia’s military activities in Ukraine. Russia has, in response, placed its strategic nuclear forces on a higher state of readiness than previously and has increased the size of its armed forces since hostilities began. Any armed confrontation between the armed forces of a NATO member country and the armed forces of Russia, in Ukraine or elsewhere, could pose significant risks to the Republic given its membership in NATO and its geographic proximity to both Ukraine and Russia.

Since February 2025, leaders and representatives of certain NATO countries, including the United States, have held a series of bilateral discussions among themselves and with the President of Ukraine and, in the case of the United States, with Russia, with the aim of resolving the conflict. There is significant uncertainty with regard to the outcome and impact of further negotiations. If NATO member states pursue or promote conflicting objectives and policies, policies adopted by the Republic may conflict with the positions of one or more NATO members, including the United States. There can be no assurance that the outcome of the negotiations will not have negative impacts on the Republic or that its relationships with NATO members will be unimpacted.

If any of the risks discussed above were to materialize, it may affect the ability of the Republic to perform its payment obligations under the Certificates. For additional information, see “Recent Developments and Summary — Foreign Policy and International Relations — NATO” and “Recent Developments and Summary — Foreign Policy and International Relations — Russia and Ukraine”.

Regional conflicts, terrorism and other similar circumstances or occurrences may have a negative effect on the Turkish economy.

As a result of economic instability in many developed and emerging markets, the international financial markets have experienced a significant amount of volatility and many financial market indices have declined significantly. The potential impact of such volatility on the Turkish market and on securities issued by the Republic, including the Certificates, is uncertain.

The Republic is located in a region which has been subject to ongoing political and security concerns, especially in recent years. These concerns in certain neighboring countries, such as Ukraine, Iran, Iraq, Georgia, Armenia and Syria, have been one of the potential risks associated with investment in securities issued by the Republic. Further, since December 2010, political instability has increased markedly in a number of countries in the Middle East and North Africa, such as Israel, Libya, Tunisia, Egypt, Syria, Jordan, Bahrain and Yemen.

Regime change in Syria has been the subject of significant international attention, and its impact is difficult to predict. In December 2024, an Islamist military and political party opposed to the Syrian government, Hayat Tahrir al-Sham (“HTS”), seized control of Syria from the prior ruler, Bashar al-Assad, who fled to Russia. Although HTS is designated as a terrorist organization by the United States, the European Union, United Nations, Türkiye and others, Türkiye has called for the designation to be removed and European leaders have sent delegations to the new government in Syria to seek to normalize relations. As a result of the civil war in Syria, approximately four million Syrian refugees have fled to the Republic and it remains unclear whether they will return to Syria or if conditions in Syria will deteriorate. Relevant international parties and representatives of the new Syrian government continue to hold talks regarding the stabilization of Syria. Any failure related to the joint international efforts and/or any continuation or escalation of political instability or international military intervention in Syria may act as a destabilizing factor for Türkiye. The high number of refugees within Türkiye’s borders and foreign intelligence agents infiltrating both refugee camps and local communities remain current threats. Unrest in other countries may affect the Republic’s relationships with its neighbors, have political implications in the Republic or otherwise have a negative impact on the Republic’s economy. For additional information, see “Recent Developments and Summary — Foreign Policy and International Relations”.

There have been reports of armed conflict between the new government in Syria and rival forces and other countries, such as Israel, have increased their military involvement in Syria and seized territory. On April 9, 2025, the first technical meeting between Türkiye and Israel on a conflict prevention mechanism aimed at avoiding unwanted incidents in Syria was held in Azerbaijan. On April 10, 2025, Turkish National Defense Ministry said Israel must immediately end its provocative attacks, which are threatening Syria’s territorial integrity and destabilizing its security and stability. Any continuation of the conflict in Syria and/or its further deterioration could have a material negative impact on the Turkish economy. Türkiye has regularly undertaken military operations in Syria in order to neutralize terrorist threats, and to ensure security and stability. These operations are based on the Republic’s right to self-defense under international law, as outlined in Article 51 of the UN Charter and the relevant UN Security Council resolutions 1373(2001), 1624(2005), 2170(2014) and 2178(2014) and have been carried out while respecting Syria’s territorial integrity. The Turkish parliament has authorized the Turkish armed forces to operate in Iraq and Syria until October 2025. For additional information, see “Recent Developments and Summary — Foreign Policy and International Relations”.

Terrorist incidents, including the terrorist attack in İstanbul on November 13, 2022, in which six people were killed and 81 others were injured, and the terrorist attack in Ankara on October 23, 2024, in which five people were killed and 22 others were injured, have contributed to a significant reduction in levels of tourism and tourism receipts in the Republic in the periods in which they occurred. If additional attacks occur in the future, the Republic’s capital markets, levels of tourism in the Republic and foreign investment in the Republic, among other things, may suffer, or may suffer further.

On May 12, 2025, the PKK announced that it decided to lay down its arms and disband.

There has been an increase in tension between Israel and Palestine starting on October 7, 2023. In the press release issued on the same day, the Ministry of Foreign Affairs of the Republic of Türkiye stated that Türkiye attaches high importance to the restoration of calm in the region as soon as possible, and strongly condemned the loss of civilian lives. It also stated that Türkiye is always ready to contribute to the best of its ability to ensure that these developments can be taken under control before they escalate further and spread to a wider area. Israel subsequently indicated that it is reassessing its diplomatic relations with the Republic of Türkiye. On November 4, 2023, Türkiye announced that it had recalled its ambassador to Tel Aviv for consultations, in view of the unfolding humanitarian tragedy in Gaza caused by the continuing attacks by Israel against civilians, and Israel’s refusal of calls for a cease-fire and continuous and unhindered flow of humanitarian aid. On April 9, 2024, Türkiye restricted exports of a wide range of products to Israel until a ceasefire is declared in Gaza. On January 15, 2025, Israel and Hamas agreed to a ceasefire in Gaza and a hostage release deal, which took effect on January 19, 2025. Hostilities have since resumed, and Türkiye has continued its efforts to reach a lasting ceasefire.

On June 16, 2025, Turkish President Recep Tayyip Erdoğan said Türkiye has advocated discussions on Iran’s nuclear program taking place at the negotiating table from the very start, and it has the same stance today. President Erdoğan said that Türkiye has been making intense diplomatic effort to halt clashes in the Israel-Iran conflict. On June 17, 2025, Türkiye’s parliament unanimously accepted a motion condemning in the strongest terms Israel’s genocide in Gaza, all actions threatening regional peace, and its attacks on Iran. On June 27, 2025, Turkish Foreign Minister Hakan Fidan said there is presently a period of silence with respect to the conflict, but an agreement between Iran and the United States is necessary to make the cessation of hostilities permanent. Minister Fidan said that “it is in [Türkiye’s] interest and in the interest of the region that wars do not break out and that existing ones come to an end”.

Regional conflicts, terrorist attacks and the threat of future terrorism have had and could continue to have a material adverse effect on Türkiye’s capital markets, the level of tourism, foreign investment, exports and other elements of the Turkish economy. The escalation of political instability in the Middle East could also be a destabilizing factor for Türkiye and the region as a whole. The Republic’s drilling activities in the Eastern Mediterranean may lead to political reactions from the littoral states and other international bodies, such as the European Union, and adversely affect the Republic’s economic and financial indicators. In addition, any further possible regional issue to be emerged in the future may adversely affect the Republic’s economy if such issues lead to any conflict between the Republic and any relevant regional and international parties. Any further possible major conflicts to be emerged in the relations of the Republic with other countries, may also negatively affect the economic and financial indications. For additional information, see “Recent Developments and Summary — Foreign Policy and International Relations”.

The above circumstances could lead to outcomes that may have a material adverse effect on the Turkish economy.

Political unrest and changes to the Republic’s constitutional arrangements pose risks to the Republic’s economy and stability.

The Republic has from time to time experienced volatile political, economic and social conditions, including two financial crises in 1994 and 2000/2001 and a failed coup d’état attempt in July 2016. The Republic’s economy was also impacted by the 2008-2009 global financial crisis. If similar conditions recur or if the current global economic slowdown persists or worsens, this may adversely affect the Republic’s economy and financial condition.

The Turkish military establishment has also historically been an important factor in Turkish government and politics, interfering with civilian authority several times between 1960 and 2016. After the coup d’états in 1960 and 1980, the military withdrew after the election of a new civilian government and the introduction of changes to the legal and political systems. On July 15, 2016, a coup d’état was attempted in Türkiye against state institutions, including, but not limited to the Government, by a faction within the army that is linked to the terrorist group called Fethullah Terrorist Organization (“FETÖ”). The attempted coup failed and Turkish authorities continue to search for coup participants and others with alleged links to the FETÖ, and may detain, arrest, prosecute, fire or suspend more people. These actions have been the subject of criticism by the EU and others and may lead to strain in the Republic’s relationships with other countries.

The Republic had been a parliamentary democracy since its formation in 1923, during which period the Republic had sixty-six governments, until the implementation of the new executive presidential system in 2018. The executive presidential system concentrates significant power in the office of the President, including the ability to appoint and dismiss ministers, vice presidents, high level diplomats and public officers and allows the winner of a presidential election to assume control of the government.

On June 24, 2018, general and presidential elections were held to elect the first president and deputies, marking the beginning of the transition towards an executive presidential system. According to the official results announced by the Supreme Election Council on July 4, 2018, President Recep Tayyip Erdogan won an absolute majority in the presidential election with 52.59% of the vote.

In the May 14, 2023 presidential and parliamentary elections, Recep Tayyip Erdogan had 49.52%, Kemal Kılıçdaroğlu had 44.88% and Sinan Oğan had 5.17% of the votes. As no candidate received more than 50% of the valid votes to win directly, a second round of elections, between Recep Tayyip Erdogan and Kemal Kılıçdaroğlu was held on May 28, 2023. On May 28, 2023, Recep Tayyip Erdogan was re-elected as President by receiving 52.18% of the vote. Kemal Kılıçdaroğlu received 47.82% of the votes.

Both presidential and parliamentary elections are to be held every five-years on the same date. The next presidential and parliamentary elections are scheduled to be held on May 14, 2028. On March 8, 2024, President Recep Tayyip Erdogan announced that he will not run for reelection when his term comes to an end in 2028.

On March 31, 2024, local elections in the Republic were held throughout the country’s 81 provinces. On May 7, 2024, the final results of the elections were published in the Official Gazette No.32539. According to the final results, while Republican People’s Party (CHP), Justice and Development Party (AKP), Peoples’ Equality and Democracy Party (DEM Party), Nationalist Action Party (MHP) and New Welfare Party (YRP) won 35, 24, 10, eight and two provincial municipalities respectively, İYİ Party and Great Unity Party (BBP) each won one provincial municipality. Furthermore, the main opposition party, CHP, won in the biggest Turkish cities such as İstanbul, İzmir, Bursa and the capital Ankara. In particular, the party’s candidates in Türkiye’s largest city İstanbul and capital Ankara, Ekrem İmamoğlu and Mansur Yavaş were re-elected.

Local elections in the Republic are held every five years. The next local election is scheduled to be held on March 25, 2029.

On February 14, 2025, Republican People’s Party (CHP) issued a directive and calendar outlining CHP’s primary election for the party’s presidential candidacy. On March 18, 2025, İstanbul University revoked the diploma of Ekrem İmamoğlu on the grounds of nullity and clear error, which meant that Ekrem İmamoğlu lost one of the qualifications for official presidential candidacy pursuant to the Article 101/1 of the Constitution. On March 19, 2025, Ekrem İmamoğlu was detained on charges of establishing and leading a criminal organization, accepting bribe, extortion, unlawfully recording personal data, bid rigging and aiding an armed terrorist organization. On March 23, 2025, Ekrem İmamoğlu was arrested on the aforementioned charges, excluding the charge of aiding an armed terrorist organization. On March 23, 2025, The Ministry of the Interior subsequently announced that, pursuant to Article 127/4 of the Constitution, Ekrem İmamoğlu was suspended from his position as Mayor of

İstanbul. On March 27, 2025, the CHP parliamentary group unanimously voted to nominate Ekrem İmamoğlu as the party’s candidate for the presidency, based on the results of the primary election held on March 23, 2025.

In response to Mr. İmamoğlu’s arrest, large protests have taken place in İstanbul and throughout Türkiye. On April 17, 2025, a mass trial involving 189 people began in İstanbul. Many of the defendants are accused of offenses related to participation in unauthorized demonstrations.

On April 6, 2025, Özgür Özel was re-elected as leader of the CHP during an extraordinary convention in Ankara.

Between March 23, 2025 and July 9, 2025, several suspects including 14 municipality mayors were arrested as part of the probe into various allegations held against CHP municipalities.

Any negative changes in the political environment of the Republic may affect the stability of the Turkish economy or its institutions. In addition, any instability in the Turkish economy and financial system may adversely affect the Republic’s credit quality.

Furthermore, the failure of the Turkish Government to implement its proposed economic and financial policies, including those set forth in the Republic’s Economic Reform Agenda and the 2025-2027 Medium Term Program, may also adversely affect the Turkish economy and the Republic’s credit quality. For additional information, see “Recent Developments and Summary”.

The Republic may not be able to refinance its domestic and international debt.

The Republic has sizeable amounts of domestic and international debt and its domestic debt has a relatively short maturity structure. Central government gross domestic debt stock was approximately TL 6,250,658 million and central government gross external debt stock was approximately U.S.$123,012 million as of the end of May 2025.

Furthermore, the Credit Guarantee Fund, which acts as a guarantor for small and medium-sized enterprises (“SMEs”) and non-SME enterprises that cannot get a loan due to insufficient collateral, has commenced several guarantee programs since its establishment. As of June 30, 2025, while the Credit Guarantee Fund has collateral volume of TL 886,400 million, the volume of the loans extended with guarantee is TL 1,062,700 million.

The Government offers a deposit scheme called the “Foreign Exchange-Protected Turkish Lira Deposit Account” (the “FX-Protected Accounts”) for the benefit of individuals and entities resident in Türkiye and Turkish citizens in other countries. The FX-Protected Accounts are intended to encourage savers to keep their deposits in Turkish Lira and offer interest rates plus exchange rate guarantees for certain determined maturities and compensate savers for any losses arising from adverse changes in foreign exchange rates during the maturity of the deposit. Since January 2025 the Government has begun tightening the eligibility to open FX-Protected Accounts and their scope. As of June 26, 2025, the total volume held in FX-Protected Accounts was approximately TL 543,826 million. If the rollback of the FX-Protected Accounts scheme occurs more quickly than expected, it may create downward pressure on the Turkish Lira. For additional information, see “Recent Developments and Summary — Economic Developments” and “Recent Developments and Summary — Monetary Policy”.

Any deterioration in financing conditions as a result of market, economic or political factors, which may be outside the Republic’s control, may jeopardize the ability of the Republic to refinance its debt in a timely manner.

Increases in inflation may adversely affect Türkiye’s economy.

In June 2025, the Republic’s annual CPI and domestic PPI increased by 35.05% and 24.45% respectively, as compared with the same month of the previous year. During the same month, the CPI and domestic PPI increased by 1.37% and 2.46% respectively, compared with the previous month.

In the most recent Central Bank Monetary Policy Committee (“Monetary Policy Committee”) meeting on June 19, 2025, the Monetary Policy Committee decided to keep the policy rate (the one-week repo auction rate) at 46%. The Committee has also maintained the Central Bank overnight lending rate and the overnight borrowing rate at 49% and 44.5%, respectively. In the press release on interest rates published on the same day, it was stated that the underlying trend of inflation declined in May and leading indicators suggested that this decline would continue in June. The Committee also added that potential effects of the geopolitical developments and the rising protectionism in global trade on the disinflation process were closely monitored and inflation expectations and pricing behaviour would continue to pose risks to the disinflation process. The CBRT also said that the tight monetary stance would be maintained until price stability is achieved via a sustained decline in inflation. Accordingly, the policy rate will be determined in a way to ensure the tightness required by the projected disinflation path taking into account realized and expected inflation, and the underlying trend. Furthermore, according to the press release, the Committee will adjust the policy rate prudently on a meeting-by-meeting basis with a focus on the inflation outlook. All monetary policy tools will be used effectively in case a significant and persistent deterioration in inflation is foreseen. The next meeting of the Monetary Policy Committee is scheduled for July 24, 2025.

On February 7, 2025, the CBRT released the first Inflation Report of 2025. In this report, the Central Bank stated that inflation was projected to be 24% at the end of 2025, 12% at the end of 2026, and 8% at the end of 2027.

On May 22, 2025, the CBRT released the second Inflation Report of 2025. In this report, the Central Bank stated that the year-end inflation forecasts for 2025 and 2026 remained unchanged at 24% and 12%, respectively. Inflation is projected to decline to 8% in 2027 before stabilizing at the medium-term inflation target of 5%.

There can be no assurance that inflation will not increase further in the future. In particular, strong domestic demand and/or an increase in global or regional economic activity that influences the prices of oil and other commodities and external demand could cause an increase in inflation. Increases in unprocessed food prices and adjustments in tobacco prices, which have contributed to recent increases in inflation, may increase inflation again in the future. In particular, the current hostilities between Russia and Ukraine have exacerbated the present inflationary pressures in the global economy, given the importance of both in the production and supply of key commodities, such as natural gas and wheat. Increases in employment and wage developments, as well as adjustments to administered prices and taxes, could also contribute to increases in inflation. In addition, the exchange rate pass-through effect has had, and in the future may have, a negative impact on the price of imports, contributing to inflation. A significant increase in inflation may cause the Republic to take action that could inhibit the Republic’s economic growth. In addition, inflation can result in greater market volatility by causing economic uncertainties and reduced consumption, GDP growth and consumer confidence. Measures to combat inflation and speculation about possible additional actions to combat inflation may lead to economic uncertainty. Any of these factors could adversely impact the Republic and its economy.

Increases in the Republic’s current account deficit may be difficult to finance.

Türkiye’s current account deficit (the “CAD”) has increased significantly in recent years, owing in part to increased imports and energy costs. The Republic’s CAD for 2024, 2023 and 2022 was approximately U.S.$10.07 billion (0.8% of GDP), U.S.$39.88 billion (3.5% of GDP) and U.S.$46.28 billion (5.1% of GDP), respectively. The Republic’s 12 month rolling CAD as of April 2025 is U.S.$15.82 billion.

In April 2025, current account recorded a net deficit of U.S.$7.86 billion, compared to a net deficit of U.S.$4.83 billion in April 2024. In April 2025, gold and energy excluded, Türkiye’s current account indicated net deficit of U.S.$1.94 billion.

According to Medium Term Program covering the period 2025-2027, current account deficit is projected to be U.S.$ 28.6 billion for 2025, U.S.$25.6 billion for 2026 and U.S.$22.6 billion for 2027.

Financing the CAD might be difficult in the event of a global liquidity crisis and/or declining interest of foreign investors in Türkiye. A widening CAD may result in an increase in the levels of borrowing by the Republic, a decline in the Central Bank’s reserves to finance the CAD and/or depreciation of the Turkish Lira. A widening CAD may also affect the capacity of the Republic’s economy to generate foreign currency assets sufficient to cover liabilities arising from external debt. Any of these events could have a material adverse effect on the financial and economic condition of the Republic.

Risks associated with the foreign exchange rate of the Republic’s currency.

The depreciation of the Turkish Lira against the U.S. Dollar or other major currencies might adversely affect the financial condition of the Republic, such as through potential unhedged foreign currency positions of Turkish banks and the deterioration of bank asset quality.

The Turkish corporate sector may also be susceptible to additional foreign exchange risk because a large volume of corporate loans is denominated in foreign currencies, resulting in additional risk if the Turkish Lira depreciates. Turkish corporate borrowers may not have sufficient foreign currency reserves or adequate hedging, particularly if Turkish Lira depreciation is compounded by macroeconomic factors that particularly impact certain sectors or clients (such as the potential combined impact of Turkish Lira depreciation and adverse fluctuations in global oil prices in the energy sector).

An exchange rate shock could have negative implications for the Turkish banking sector, the main lenders of corporate debt, as well as the credit quality of Turkish corporate entities. Accordingly, the Republic’s economy faces risks associated with the refinancing of private sector external debt, which constituted 51.29% of the Republic’s gross external debt as of the fourth quarter of 2024, which risks are exacerbated by Turkish Lira depreciation. See “Recent Developments and Summary — Debt”.

In addition, depreciation of the Turkish Lira may increase the price of imported goods, which may increase the trade deficit and the CAD. Any significant depreciation of the Turkish Lira against the U.S. Dollar or other major currencies might also have a negative effect on the Republic’s ability to repay its debt denominated in currencies other than the Turkish Lira, including the amounts due under the Certificates. From time to time, the Turkish Lira may be subject to increased volatility. For example, on December 30, 2022, the Turkish Lira depreciated from TL 13.4221 per U.S. Dollar as of January 3, 2022 to TL 18.6983 per U.S. Dollar due to market volatility. For more information, see “Recent Developments and Summary — Foreign Policy and International Relations — United States”.

Furthermore, after keeping the policy rate (one-week repo auction rate) constant at 14% for several consecutive periods from December 2021 to July 2022, the Central Bank has made significant adjustments to the policy rate (one-week repo auction rate) over recent years. On June 19, 2025, the Monetary Policy Committee decided to keep the policy rate (the one-week repo auction rate) at 46%. As of July 4, 2025, the Central Bank’s policy rate was 46% and the exchange rate was TL 39.6792 per U.S. Dollar, compared to TL 35.2803 per U.S. Dollar as of December 31, 2024, representing a 12.47% depreciation in the strength of the Turkish Lira against the U.S. Dollar over such period. For additional information, please see “— Increases in inflation may adversely affect Türkiye’s economy”.

Risks associated with delays or other adverse developments in the Republic’s accession to the European Union may have a negative impact on the Republic’s economic performance and credit ratings.

The Republic commenced negotiations on its accession to the EU on October 3, 2005 and expects to join the EU at some point in the future. The EU decided in 2006 to suspend negotiations in eight out of 35 parts, or “chapters”, and not to “close” the other 27 chapters, of the Republic’s accession negotiations because of the Republic’s restrictions with respect to the Greek Cypriot Administration. Moreover, during the EU General Affairs Council meeting of December 8, 2009, Greek Cypriots declared that “normalization” of relations is a precondition for progress in 6 chapters. As a result, 14 chapters have been blocked. Delays or other adverse developments in the Republic’s accession to the EU may have a negative effect on the Republic’s economic performance and credit ratings. On November 24, 2016, the European Parliament passed a non-binding resolution to suspend talks with Türkiye. The EU Foreign Ministers rejected the call by the European Parliament to freeze the accession process of Türkiye on December 13, 2016.

On April 25, 2017, the Parliamentary Assembly of the Council of Europe decided to reopen a political monitoring process against Türkiye. On March 13, 2019, the European Parliament again called EU governments and the European Commission, to suspend membership negotiations with Türkiye. The European Parliament rejected floor amendments which sought to terminate or formally end the membership negotiation process instead advocating for its suspension. On March 15, 2019, the 54th Meeting of the Türkiye-EU Association Council, the highest decision-making body established by the Ankara Agreement, was held in Brussels after an interval of almost four years. On October 30, 2024, the European Commission published its 2024 country report on Türkiye (the “2024 EC Report”). The 2024 EC Report repeated criticisms of Türkiye from previous years’ reports on issues such as democracy, fundamental rights, and the judiciary, criticisms that Turkish officials reject. The 2024 EC Report stated that Türkiye remains a key partner for the European Union and a candidate country. The 2024 EC Report confirms that Türkiye has made significant progress in aligning and harmonizing with the EU acquis standards in the areas of quality infrastructure consisting of standards, technical regulations, conformity assessment, accreditation, metrology and market surveillance and sectoral legislation in respect of medical devices, in vitro medical devices and reclassification of certain active products without an intended medical purpose. The 2024 EC Report also indicates that Türkiye has made some progress in aligning and harmonizing with the EU acquis standards in various other areas. With respect to foreign policy, the 2024 EC Report indicated that Türkiye’s foreign policy has continued its ‘360-degree’ strategic outlook, without major shifting but with an updated vision. The 2024 EC Report states that Türkiye has embarked on a comprehensive vision in the diplomatic, economic, security and defense spheres, diversifying partnerships and asserting its strategic autonomy. The 2024 EC Report states that tensions in the Aegean and Eastern Mediterranean were markedly reduced, that Türkiye improved its relations with Greece and its trade volume with the EU increased such that Türkiye became the EU’s fifth largest trading partner in 2023. On the economic side, it is worth noting that the 2024 EC Report makes reference to the progress made in macroeconomic policies and emphasizes the well advanced stage of Türkiye’s establishment of a functioning market economy as well as a good level of preparation in its capacity to cope with competitive pressures and market forces within the EU.

The Republic’s accession depends on a number of economic and political factors relating to both the Republic and the EU. Although the shared objective of the negotiations is accession, these negotiations are an open-ended process, the outcome and timing of which cannot be guaranteed.

Risks associated with significant seismic events.

A significant portion of Türkiye’s population and most of its economic resources are located in a first degree earthquake risk zone and Türkiye has experienced a large number of earthquakes in recent years, some quite significant in magnitude. On September 26, 2019, an earthquake with a magnitude of 5.8 occurred in the Sea of Marmara, damaging a few buildings in İstanbul. On January 24, 2020, an earthquake with a magnitude of 6.8 occurred in Elazig, causing the deaths of 41 people and injuring 1,607 people. On October 30, 2020, an earthquake with a magnitude of 6.6 occurred in İzmir, causing the deaths of 114 people and injuring 1,035 people. On February 6, 2023, magnitude 7.7 and 7.6 earthquakes occurred in Kahramanmaraş, province. They affected more than 13 million people across 11 provinces, including Adana, Adıyaman, Diyarbakır, Gaziantep, Hatay, Kilis, Malatya, Osmaniye, Şanlıurfa, and Elazığ. Several countries in the region, including Syria and Lebanon, also felt the strong tremors that struck Türkiye in the space of less than 10 hours. On February 20, 2023, an earthquake with a magnitude of 6.4 occurred at 20.04 in Defne district of Hatay, which was followed by 90 aftershocks, the largest of which was magnitude 5.8. The Disaster and Emergency Management Presidency stated that 50,096 people were killed by these earthquakes, as of March 20, 2023. The Strategy and Budget of the Turkish Presidency, in its “Türkiye Earthquakes Recovery and Reconstruction Assessment”, released on

March 6, 2023, preliminarily estimates that the total impact amounts to U.S.$103.6 billion, or the equivalent of 9% of Türkiye’s forecast GDP for 2023. On January 15, 2024, Minister of Treasury and Finance Mehmet S¸ ims¸ek stated that while expenditures for earthquake-related needs were estimated as TL 762 billion for 2023 initially, the year-end expenditure amount reached TL 950 billion, and the ratio of earthquake expenditures to GDP was 3.7%. The Strategy and Budget of the Turkish Presidency stated that TL 1 trillion 28.3 billion from the 2024 budget have been allocated for the rapid elimination of the damages caused by earthquakes and for the needs of citizens living in the earthquake zone. The Government has, among other things, established a Disaster Reconstruction Fund, which it expects to be funded with a combination of private donations and public funds. In the event of future earthquakes, effects from the direct impact of such events could have a material adverse effect on the Republic’s economy. In the event of future earthquakes, effects from the direct impact of such events could have a material adverse effect on the Republic’s economy. On April 23, 2025, an earthquake with a magnitude of 6.2 struck İstanbul’s Silivri district.

Certain pending arbitration proceedings could have an adverse effect on the Republic.

Several claimants have filed claims against the Republic ranging in amounts from U.S.$750 million to U.S.$19 billion before the International Centre for the Settlement of Investment Disputes or under the United Nations Commission on International Trade Arbitration Rules alleging either that: (a) they have been harmed because the takeover of banks by the Savings Deposit Insurance Fund indirectly impaired their investments in companies affiliated with these banks or their shareholders, without adequate compensation; or (b) they have been indirectly harmed because the Republic cancelled certain contracts with companies in which they allege they held investments. While the Republic does not believe that such proceedings will in the aggregate have a material adverse impact on the Republic, the outcome of some of these arbitration proceedings is uncertain.

The Republic’s economy remains vulnerable to external shocks, such as those that could be caused by future significant economic difficulties of its major regional trading partners or by more general “contagion” effects, which could have an adverse effect on the Republic’s economic growth and its ability to service its public debt.

Emerging market investment generally poses a greater degree of risk than investment in more mature market economies because the economies in the developing world are more susceptible to destabilization resulting from domestic and international developments. Foreign direct equity investments in the Republic, in particular, are vulnerable to changes in investor appetite due to political uncertainty and the overall retrenchment from emerging markets.

The Republic’s economy also remains vulnerable to external shocks, including turmoil in the markets for sovereign and other debt, foreign currencies and equities. If there is a significant decline in the economic growth of any of the Republic’s major trading partners, such as the European Union, or any euro area member experiences difficulties issuing securities in the sovereign debt market or servicing existing debt or ceases to use the euro as its national currency, it could have a material adverse impact on the Republic’s balance of trade and adversely affect the Republic’s economic growth. The European Union, particularly Germany, is the Republic’s largest export market. A decline in demand for imports from any member of the European Union could have a material adverse effect on Turkish exports and the Republic’s economic growth. Furthermore, the Republic’s economy is vulnerable to external events that increase global risk aversion, which could include such events as U.S. Federal Reserve interest rate decisions.

Increases in U.S. or global interest rates may result in the reduction of external financing to Turkish banks and corporate entities, volatility in capital flows (including outflows), adverse fluctuations in currency markets, a suppression of demand and market volatility. In addition, because international investors’ reactions to the events occurring in one emerging market country sometimes appear to demonstrate a “contagion” effect, in which an entire region or class of investment is disfavored by international investors, the Republic could be adversely affected by negative economic or financial developments in other countries, including emerging market countries. The Republic has been adversely affected by such contagion effects on a number of occasions, including following the two financial crises in 1994 and 2000/2001, the 2008/2009 global economic crisis and the COVID-19 related imbalances in the global economy. Possible volatility in the markets stemming from concerns over China’s economic growth may adversely affect economic growth in other emerging economies with close trade links with China. Although China is not a major trading partner of the Republic, no assurance can be given that these developments will not have a negative effect on the economic or financial conditions of the Republic. In addition, similar developments can be expected to affect the Turkish economy in the future.

There can be no assurance that any crises or external shocks such as those described above or similar events will not negatively affect investor confidence in emerging markets, the economies of the principal countries in Europe or the Republic. In addition, there can be no assurance that these events will not adversely affect the Republic’s economy and its ability to raise capital in the external debt markets in the future.

Changes in other governments’ trade policies, including the imposition of tariffs, could have an adverse impact on the Republic.

The state of relationships between the United States and other countries with respect to trade policies, government relations and tariffs may have a negative impact on financial markets. The United States government has and continues to make significant changes in trade policy and has taken certain actions that could impact global trade, including the imposition of tariffs. Most recently, on April 2, 2025, the U.S. government imposed sweeping tariffs of varying levels on the importation of goods from every country in the world, including the United States’ largest trading partners, such as Canada, Mexico, the European Union and China. Several countries have responded with counter tariffs or other trade restrictions. On April 9, 2025, U.S. President Donald Trump dropped new tariff rates on imports from most U.S. trade partners to 10% for 90 days to allow trade negotiations with those countries. On July 7, 2025, U.S. President Trump delayed imposition of new tariff rates until August 1, 2025, and sent letters to leaders of 14 countries with warnings that new higher tariff rates will come into effect unless they reach a trade agreement with the United States by August 1, 2025. The tariffs imposed by the United States, and any other similar adverse developments in global trade (including any retaliatory tariffs), may result in significant uncertainty in the global financial markets. The United States is one of the Republic’s largest trading partners (behind, in terms of exports, Germany), accounting for 6.2% of Turkish exports and 4.7% of Turkish imports in the year ended December 31, 2024. There can be no assurance that new or increased tariffs will not be introduced that may negatively impact the Republic or any of its trading partners, whether directly or indirectly.

Investing in securities involving emerging markets generally involves a higher degree of risk.

Investors in emerging markets, such as Türkiye, should be aware that these markets are subject to greater risk than more developed markets, including in some cases significant legal, economic and political risks. Investors should also note that emerging economies, such as the Turkish economy, are subject to rapid change and that the information set out herein may become outdated relatively quickly. Accordingly, investors should exercise particular care in evaluating the risks involved and must decide for themselves whether, in the light of those risks, their investment is appropriate. Generally, investment in emerging markets is suitable only for sophisticated investors who fully appreciate the significance of the risks involved.

In addition, market participants in countries in emerging markets, including Türkiye, may be particularly susceptible to disruptions in the capital markets and the resulting reductions in the availability of credit or increases in financing costs, which could result in them experiencing financial difficulty and limit their ability to service their indebtedness, including the notes.

RECENT DEVELOPMENTS AND SUMMARY

The information included in this section supplements the information about the Republic contained in the Republic’s Annual Report for 2023 on Form 18-K filed with the SEC on September 19, 2024, as amended from time to time. To the extent the information in this section is inconsistent with the information contained in the Annual Report for 2023, as amended from time to time, the information in this section supersedes and replaces such information. Capitalized terms not defined in this section have the meanings ascribed to them in the Annual Report for 2023.

GENERAL

In 2024, the Republic’s GDP increased by 3.2% compared to the previous year. The Republic’s GDP increased by 2.1% in the third quarter of 2024 compared with the same quarter of 2023. The Republic’s GDP increased by 3.0% in the fourth quarter of 2024 compared with the same quarter of 2023. The Republic’s GDP increased by 2.0% in the first quarter of 2025 compared with the same quarter of 2024. See “— Economic Developments” for more information.

The Republic’s presidential and parliamentary elections are held every five years on the same date. The next presidential and parliamentary elections are scheduled to be held on May 14, 2028.

POLITICAL CONDITIONS

The following table sets forth the composition of the Grand National Assembly of Türkiye by total number of seats as of July 9, 2025:

Number of Seats
Justice and Development Party (AKP)	272
Republican People’s Party (CHP)	135
Peoples’ Equality and Democracy Party (DEM Party)	56
Nationalist Action Party (MHP)	47
İYİ Party	29
New Path Party (YYP)	22
New Welfare Party (YRP)	4
Free Cause Party (HÜDA PAR)	4
Turkish Workers Party (TİP)	3
Democratic Regions Party (DBP)	2
Labour Party (EMEP)	2
Future Party (GP)	2
Felicity Party (SP)	1
Democratic Party (DP)	1
Democratic Left Party (DSP)	1
Independent	11

Total	592

Source: The Grand National Assembly of Türkiye

FOREIGN POLICY AND INTERNATIONAL RELATIONS

World Bank

On June 3, 2025, Board of Executive Directors of the World Bank has approved a €757.1 million loan for the modernization of Türkiye’s irrigation infrastructure under the Türkiye Irrigation Modernization-2 Project.

United States

On May 17, 2025, President Recep Tayyip Erdoğan said the Türkiye-US partnership is vital for establishing stability in the region and in the world. President Erdogan stated that Turkiye is striving to create a constructive and result-oriented dialogue platform. President Erdoğan addressed longstanding tensions related to defense cooperation and sanctions, saying: “Regarding CAATSA, we can comfortably say there is a softening.” and adding that there should be no constraints on defense collaboration between the two nations.

On June 25, 2025, Turkish President Recep Tayyip Erdoğan welcomed recent progress on the delivery of F-35 fighter jets to Türkiye. President Erdoğan said that teams are continuing work on the maintenance and modernization of F-16s as well as on procurement related to the F-35s, in a news conference in The Hague after a NATO summit.

Russia and Ukraine

On 26 May 2025, Turkish Foreign Minister Hakan Fidan met Russia’s President Vladimir Putin in a meeting that addresses recent initiatives aimed at ending Russia-Ukraine war. On May 30, 2025, Turkish Foreign Minister Hakan Fidan met Ukrainian President Volodymyr Zelenskyy in Kyiv. Minister Fidan, who traveled to Ukraine on an official visit, also met Andriy Yermak, head of the Ukrainian presidential office, and Ukrainian Defense Minister Rustem Umerov as well as his Ukrainian counterpart Andrii Sybiha.

On May 30, 2025, President Recep Tayyip Erdoğan told his Ukrainian counterpart over phone that holding talks at the leadership level between Ukraine and Russia after negotiations between delegations will benefit peace process. President Erdoğan said discussing a possible ceasefire in the second round of Russia-Ukraine talks planned to be held in Istanbul will pave way for peace.

On June 2, 2025, delegations from Russia and Ukraine met in İstanbul for the second round of Russia-Ukraine peace talks, with Türkiye serving as the facilitator. Turkish Foreign Minister Hakan Fidan delivered the opening speech at the meeting. Minister Fidan said the priority is to achieve a lasting peace between the two countries, stressing Türkiye stands ready to take any step necessary to facilitate the process. Later, Minister Fidan praised the constructive atmosphere of the second Russia-Ukraine peace talks in Istanbul. Minister Fidan said that the parties agreed on an expanded humanitarian exchange, shared memorandums reflecting their perspectives on the ceasefire and settlement, and agreed to begin technical-level work on these texts in the coming days.

On June 2, 2025, President Recep Tayyip Erdoğan said his greatest wish is to bring Russian President Vladimir Putin and Ukrainian President Volodymyr Zelenskyy together in Istanbul or Ankara. President Erdoğan said that he would like to bring the US President Donald Trump along as well. In response, the White House spokesperson Karoline Leavitt told President Trump is open to sitting down with his Russian and Ukrainian counterparts in Türkiye as part of a broader initiative to end the war.

Iran & Israel

On June 16, 2025, Turkish President Recep Tayyip Erdogan said Türkiye has advocated discussions on Iran’s nuclear program taking place at the negotiating table from the very start, and it has the same stance today. President Erdogan said that Türkiye has been making intense diplomatic effort to halt clashes in the Israel-Iran conflict.

On June 17, 2025, Türkiye’s parliament unanimously accepted a motion condemning in the strongest terms Israel’s genocide in Gaza, all actions threatening regional peace, and its attacks on Iran.

On June 20, 2025, Turkish President Recep Tayyip Erdogan said that the spiral of violence triggered by Israel’s attacks could harm the region and Europe in terms of migration and the possibility of nuclear leakage in a phone call with German Chancellor Friedrich Merz.

On June 27, 2025, Turkish Foreign Minister Hakan Fidan said there is currently a period of silence in the Israel-Iran conflict, but that an agreement between Iran and the United States is necessary to make the cessation of hostilities more permanent. Minister Fidan said that “it is in [Türkiye’s] interest and in the interest of the region that wars do not break out and that existing ones come to an end”.

Iraq & Syria

On May 24, 2025, Turkish Foreign Ministry spokesperson Oncu Keceli said that the recent U.S. and EU moves to lift sanctions on Syria are encouraging. The spokesperson also told that Türkiye will continue to support initiatives that contribute to Syria’s economic development through its institutional capacity, the entrepreneurial strength of its private sector, and activities carried out in collaboration with all third-country partners.

On May 24, 2025, Turkish President Recep Tayyip Erdogan emphasized the strengthening of Türkiye-Syria bilateral ties and cooperation in all areas, especially energy, defense, and transportation, during his meeting with his Syrian counterpart Ahmed al-Sharaa. During the meeting, President Erdogan expressed his belief that Syria will see brighter and more peaceful days ahead, and he affirmed that Türkiye will continue to stand by Syria as it has until now.

Migration Issues

The Republic is continuing its humanitarian efforts to provide shelter to those fleeing the conflict in Syria. As of July 3, 2025, Türkiye had granted temporary protection to 2,646,142 Syrians.

ECONOMIC DEVELOPMENTS

Nominal GDP was approximately TL 15,012 billion in 2022. In the first quarter of 2023, nominal GDP was TL 4,687 billion. In the second quarter of 2023, nominal GDP was TL 5,571 billion. In the third quarter of 2023, nominal GDP was TL 7,759 billion. In the fourth quarter of 2023, nominal GDP was TL 8,528 billion. Nominal GDP was approximately TL 26,546 billion in 2023. In the first quarter of 2024, nominal GDP was TL 8,858 billion. In the second quarter of 2024, nominal GDP was TL 9,926 billion. In the third quarter of 2024, nominal GDP was TL 11,893 billion. In the fourth quarter of 2024, Türkiye’s nominal GDP was TL 12,704 billion. Nominal GDP was approximately TL 43,411 billion in 2024. In the first quarter of 2025, nominal GDP was TL 12,125 billion.

The following table sets forth the percentage of GDP represented by type of economic activity (at current prices, expressed in percentages, and calculated in constant TL with a purchasing power set as of May 30, 2025) for the periods indicated:

GDP by Type of Economic Activity* (in %)		2023 Q3	2023 Q4	2024 Q1	2024 Q2	2024 Q3	2024 Q4	2025 Q1
1.	A- Agriculture, forestry and fishing	10.7	5.2	2.3	3.9	10.0	5.1	2.2
2.	BCDE- Industry	21.6	22.8	21.8	19.9	19.0	19.7	19.2
3.	F- Construction	5.2	5.4	6.2	6.5	5.9	5.5	6.2
4.	GHI- Services	26.0	27.3	25.7	26.4	25.4	26.4	24.9
5.	J- Information and communication	2.2	2.9	2.3	2.6	2.4	3.0	2.6
6.	K- Financial and insurance activities	2.8	2.9	3.8	3.6	3.3	2.9	3.8
7.	L- Real estate activities	3.6	3.7	4.8	5.3	5.2	5.2	6.8
8.	MN- Professional, administrative and support service activities	4.7	5.5	5.3	5.5	4.9	5.9	5.8
9.	OPQ- Public administration, education, human health and social work activities	9.9	9.8	13.4	12.0	11.4	11.7	14.0
10.	RST- Other service activities	1.7	2.7	3.0	2.0	1.7	2.6	3.1
11.	Sectoral total	88.5	88.2	88.7	87.7	89.0	88.0	88.6
12.	Taxes-Subsidies	11.5	11.8	11.3	12.3	11.0	12.0	11.4
13.	Gross Domestic Product (Purchaser’s Price)	100.0	100.0	100.0	100.0	100.0	100.0	100.0

*	Based on the statistical classification of economic activities in the European Community, NACE Rev. 2

Source: TURKSTAT

The following table sets forth increases or decreases in GDP (in the chain linked volume index and expressed in percentages) for the periods indicated:

GDP growth rates	Q1	Q2	Q3	Q4
			(in %)
2021	7.5	22.3	8.0	9.7
2022	7.8	7.6	4.1	3.3
2023	4.5	4.6	6.5	4.6
2024	5.4	2.4	2.2	3.0
2025	2.0

Source: TURKSTAT

In June 2025, the Republic’s monthly CPI increased by 1.37% and domestic PPI increased by 2.46% compared to the previous month. In June 2025, the Republic’s annual CPI and domestic PPI increased by 35.05% and 24.45%, respectively, as compared to the same month of the previous year.

On June 18, 2025, the Government offered an interest rate of 44.19% for its 686-day TL denominated fixed coupon Government Bond, compared to 41.94% for its 623-day TL denominated fixed coupon Government Bond on June 5, 2024.

On June 11, 2025, the Government offered an interest rate of 37.88% for its 1554-day TL denominated fixed coupon bond issuance compared to 32.94% for its 1610-day TL denominated fixed coupon Government Bond on June 12, 2024.

The industrial production index increased by 3.3% in April 2025 compared to the same month of the previous year.

In May 2025, the seasonally adjusted unemployment rate decreased by 0.2 percentage points to 8.4% as compared to the previous month. In May 2025, the seasonally adjusted employment rate realized as 49.0% with 0.1 percentage point increase compared to the previous month and the number of employed people increased by 100,000 to 32.519 million. The following table indicates seasonally adjusted unemployment figures for the periods indicated:

2024	Unemployment Rate (%)	Unemployment (thousands)
January	9.1	3,218
February	8.6	3,097
March	8.8	3,141
April	8.5	3,029
May	8.4	3,029
June	9.2	3,253
July	8.9	3,150
August	8.5	3,061
September	8.7	3,099
October	8.8	3,156
November	8.5	3,058
December	8.5	3,026

2025
January	8.5	3,003
February	8.2	2,902
March	8.0	2,843
April	8.6	3,041
May	8.4	2,972

Source: TURKSTAT

TOURISM

In 2024, the number of foreign visitors visiting the Republic increased by 6.95% to 52,629,283 people compared to the previous year. In May 2025, the number of foreign visitors visiting the Republic decreased by 1.81% to 5,037,447 people compared to the same month in 2024. In the fourth quarter of 2024, tourism revenues increased by 14.5% compared to the same period of 2023 and reached U.S.$13,788,036,000. In 2024, tourism income increased by 8.3% and reached U.S.$61,103,419,000 compared to the previous year. In the first quarter of 2025, tourism income increased by 5.6% compared to the same period of 2024 and reached U.S.$9,451,244,000.

EMPLOYMENT AND WAGES

In 2024, the total civilian employment was 32.620 million and the labor force participation rate was at 54.2%, which represented a 0.9 percentage point increase compared to the previous year. In May 2025, the seasonally adjusted total civilian employment was 32.519 million and the seasonally adjusted labor force participation rate was at 53.5% without any change compared to the previous month.

As of May 2025, the total asset value of the Unemployment Insurance Fund amounted to approximately TL 446.37 billion.

As of May 2025, 75.90 % of the Unemployment Insurance Fund was invested in bonds, 22.71% of the assets were held in deposits and 1.39% of the assets were held in Takasbank Money Market.

As of April 2025, there were 393 pension funds offered to the public. As of April 2025, the total net asset value of these funds increased to approximately TL 1.449 billion from approximately TL 962.90 million in April 2024.

On February 1, 2025, the Presidential Decree No.9488 approving the National Employment Strategy (2025- 2028), prepared by the Ministry of Labor and Social Security, was published in the Official Gazette No.32800. The National Employment Strategy (2025-2028) aims to reduce the unemployment rate to 7.5% and informal employment to 23.4% by 2028. The strategy also seeks to increase the employment rate to 52.5% and female workforce participation to 40.1%. The strategy is built upon four key policy areas, which are promoting green and digital transformation in the labor market, enhancing inclusive employment, strengthening the link between social protection and employment, and developing sustainable employment in rural areas.

On February 4, 2025, President Recep Tayyip Erdogan announced the launch of İŞKUR Youth Programme, which is a new work model where university students can work for a salary. President Erdogan said “we will provide support of TL 5,415 for students who participate in the program for five days a month with a daily payment of TL 1,083, and approximately TL 15,162 for those who participate for 14 days.”

FOREIGN TRADE AND BALANCE OF PAYMENTS

In April 2025, the trade balance posted a deficit of U.S.$12.092 billion, with a 22.3% increase compared with April 2024. In April 2025, total goods imported (c.i.f.), including gold imports increased by 12.7% over the same in April 2024, reaching U.S.$32.893 billion. In April 2025, the import of capital goods, which are used in the production of physical capital, increased by 14.5% over the same period in 2024; the import of intermediate goods such as partly finished goods and raw materials, which are used in the production of other goods, increased by 12.5% over the same period in 2024; and the import of consumption goods increased by 10.3% over the same period in 2024. In April 2025, total goods exported (f.o.b.), increased by 7.8% to U.S.$20.801 billion, as compared to approximately U.S.$19.293 billion during the same period of 2024. As of April 2025, 12 months rolling total exports (f.o.b.) were approximately U.S$265 billion. Total exports (f.o.b.) and imports (c.i.f.) for 2023 amounted to U.S.$255.627 billion and U.S.$361.967 billion respectively. According to provisional data, foreign direct investment inflows into Türkiye amounted to U.S.$435 million in April 2025. The following table summarizes the balance of payments of Türkiye for the period indicated:

April 2025*
in millions of U.S. Dollars
CURRENT ACCOUNT	-7,864
Trade Balance	-9,891
Goods Exports	20,746
Goods Imports	30,637
Services	3,903
Primary Income	-1,790
Secondary Income	-86
CAPITAL ACCOUNT	-7
FINANCIAL ACCOUNT	17,347
Direct Investment: Net acquisition of financial assets	676
Direct Investment: Net incurrence of liabilities	408
Portfolio Investment: Net acquisition of financial assets	1,386
Portfolio Investment: Net incurrence of liabilities	-9,491
Other Investment: Net acquisition of financial assets	-4,087
Other Investment: Net incurrence of liabilities	-10,289
RESERVE ASSETS	-24,988
NET ERRORS AND OMISSIONS	230

*	Analytic Presentation

In April 2025, the volume of crude oil imports decreased by 4.98% compared to April 2024. In April 2025, natural gas imports increased by 69.54% to 4,060.82 million cubic meters compared to 2,395.25 million cubic meters in April 2024. In April 2025, liquefied petroleum gas imports decreased by 17.51% to 244,449.50 tons compared to 296,345.32 tons in April 2024.

As of May 2025, total gross international reserves were U.S.$153,190 million (compared to U.S.$143,648 million as of May 2024). As of May 2025, gold reserves were U.S.$83,164 million (compared to U.S.$59,740 million as of May 2024) and the Central Bank gross foreign exchange reserves were U.S.$62,402 million as of May 2025 (compared to U.S.$76,464 million as of May 2024).

As of May 2025, the Central Bank reported contingent liabilities in foreign currency, including commercial banks’ reserve requirements held at the Central Bank, to be approximately U.S.$60,307 million (compared to approximately U.S.$50,871 million as of May 2024). As of May 2025, the Central Bank reported foreign currency loans, securities and deposits to be approximately U.S.$42,031 million (compared to approximately U.S.$45,846 million as of May 2024).

As of July 3, 2025, the Central Bank held approximately TL795.22 billion in public sector deposits.

MONETARY POLICY

According to the latest inflation report published by the Central Bank on May 22, 2025, inflation is projected to decline to 8% in 2027 before stabilizing at the medium-term inflation target of 5%. On July 9, 2025, the Central Bank foreign exchange buying rate for U.S. Dollars was TL 39.9621 per U.S. Dollar. The following table displays the period-end foreign exchange buying rate of Turkish Lira per U.S. Dollar, euro, and Japanese Yen and against the U.S. Dollar-euro currency basket:

Period-End Exchange Rates	2024**
Turkish Lira per U.S. Dollar	35.28
Turkish Lira per euro	36.74
Turkish Lira per 100 Japanese Yen	22.49
Turkish Lira per Currency Basket*	36.01

*	The basket consists of U.S.$0.5 and €0.5.
**	As of December 31, 2024.

Source: Central Bank

As of June 27, 2025, the Central Bank’s international reserve level was approximately U.S.$154.4 billion. The Republic deems it necessary to consider both official reserves and external foreign exchange deposits of the banking system and corporations when evaluating the adequacy of all reserve assets held against external liabilities, due to the typical inclination of households and corporations towards foreign exchange deposits in the banking sector. The Central Bank aims to strengthen its international reserves and effectively manage its reserves. However, as a result of the implementation of certain monetary and exchange rate policies, short-term fluctuations can be observed in the level of foreign exchange reserves. Of these policies, banks’ use of the foreign exchange and gold swap facilities provided by the Central Bank has been the main cause of temporary fluctuations in the level of foreign exchange reserves. Other factors affecting foreign exchange reserves include changes in foreign exchange and Turkish Lira required reserve ratios, changes in banks’ free foreign currency accounts, foreign exchange sales to energy importing state-owned enterprises, foreign debt and other current foreign exchange transactions carried out on behalf of the Ministry of Treasury and Finance, onshore and offshore foreign exchange denominated issuances by the Ministry of Treasury and Finance, and export rediscount credit foreign exchange repayments.

On September 21, 2024, the CBRT announced that it had decided to take the following steps:

•

Reserve requirement ratios for Turkish Lira deposits and the ratio for Turkish Lira-denominated required reserves that should be maintained for foreign currency (FX) deposits were changed as follows. The new ratios were applied as of September 27, 2024.

	Previous Ratio	New Ratio
Short-term TL deposits (1)	12%	15%
Long-term TL deposits (2)	8%	10%
Maintenance of TL for FX deposits	8%	5%

(1)	Turkish Lira deposits/participation funds (excluding deposits/participation funds obtained from banks abroad) – Demand, notice, with maturities up to one month and up to (and including) three months.
(2)	Turkish Lira deposits/participation funds (excluding deposits/participation funds obtained from banks abroad) with maturities up to 6 months, up to one year, one year and longer than one year.

•	The remuneration of required reserves that should be maintained for Turkish Lira deposits will no longer be conditional on the transition-to-Turkish Lira rate.

The maximum commission rate of 5% applied based on the level of transition-to-Turkish Lira rate has been raised to 8%.

On February 4, 2025, the CBRT announced that it had revised the reserve requirement ratios to strengthen the monetary transmission mechanism. Accordingly, among banks’ Turkish lira liabilities with maturities up to one year (including one year), the reserve requirement ratios have been raised from 8% to 12% for:

•	Funds from repo transactions from abroad,

•	Loans obtained from abroad, and

•	Deposits/participation funds from banks abroad.

Between November 5-6, 2024, the 11th Summit of the Organization of Turkic States was held in Bishkek, the capital of Kyrgyzstan. At the summit, the Central Bank of the Republic of Azerbaijan, the National Bank of the Republic of Kazakhstan, the National Bank of the Kyrgyz Republic, the CBRT and the Central Bank of the Republic of Uzbekistan signed a Memorandum of Understanding on the establishment of the Council of Central (National) Banks of the Member States of the Organization of Turkic States.

On November 8, 2024, the Central Bank released the fourth Inflation Report of 2024. In this report, the Central Bank stated that inflation was projected to be 44% at the end of 2024, 21% at the end of 2025, and 12% at the end of 2026.

On November 21, 2024, the Monetary Policy Committee decided to keep the policy rate (the one-week repo auction rate) constant at 50 percent. The Committee stated that the tight monetary stance would be maintained until a significant and sustained decline in the underlying trend of monthly inflation would be observed, and inflation expectations would converge to the projected forecast range.

On November 22, 2024, the Central Bank decided to take the following simplification steps on macroprudential framework:

•

Reserve requirement ratios for TL deposits and the ratio for TL-denominated required reserves that should be maintained for foreign currency (FX) deposits were changed as follows. The reserve requirements according to the new ratios were maintained as of December 6, 2024.

	Previous Ratio	New Ratio
Short-term TL deposits (1)	15%	17%
Maintenance of TL for FX deposits	5%	4%

(1)	Turkish Lira deposits/participation funds (excluding deposits/participation funds obtained from banks abroad) — Demand, notice, with maturities up to 1 month and up to (and including) 3 months.

•	The TL deposit share target for legal persons was abolished.

•	The total target for KKM accounts’ transition to TL and renewals was reduced from 75% to 70%.

On December 5, 2024, the Central Bank decided to reduce the haircut which was applicable to the Open Market Operations, Interbank Money Market and Foreign Exchange Market operations at the Central Bank, for the CPI-indexed GDDS and lease certificates from 80% to 30%.

On December 26, 2024, the Monetary Policy Committee decided to reduce the policy rate (the one-week repo auction rate) from 50% to 47.5%. The Committee also decided to adjust the monetary policy operational framework by setting the Central Bank overnight borrowing and lending rates 150 basis points below and above the one-week repo auction rate, respectively. The Committee stated that the decisiveness regarding tight monetary stance was bringing down the underlying trend of monthly inflation and strengthening the disinflation process through moderation in domestic demand, real appreciation in Turkish lira, and improvement in inflation expectations. The Committee also added that increased coordination of fiscal policy would also contribute significantly to this process.

On December 25, 2024, the CBRT announced that it will hold eight meetings in 2025 on a preannounced timetable. In addition to this, the CBRT will continue to simplify the macro prudential framework and terminate the KKM account scheme in 2025.

On January 23, 2025, the Monetary Policy Committee decided to reduce the policy rate (the one-week repo auction rate) from 47.5% to 45%. The Committee stated that the decisiveness regarding tight monetary stance is strengthening the disinflation process through moderation in domestic demand, real appreciation in Turkish lira, and improvement in inflation expectations. The Committee also added that increased coordination of fiscal policy will also contribute significantly to this process.

On February 7, 2025, the Central Bank released the first Inflation Report of 2025. In this report, the Central Bank stated that inflation was projected to be 24% at the end of 2025, 12% at the end of 2026, and 8% at the end of 2027.

On February 13, 2025, the CBRT signed a Memorandum of Understanding with the State Bank of Pakistan, laying the groundwork for enhanced cooperation on central banking issues. In the framework of the Memorandum of Understanding, the two central banks aspire to foster cooperation and carry out technical activities in the field of central banking.

On February 15, 2025, the CBRT announced that legal entities would no longer be able to open or renew FX-protected deposit accounts, including YUVAM accounts. Furthermore, FX-protected deposit accounts held by legal entities will no longer be included in the targets for FX-protected deposit accounts’ renewal and transition to Turkish lira.

On March 1, 2025, the CBRT announced that, taking into account recent developments in foreign currency loans, it decided to support its tight monetary stance with the following adjustments to the loan growth-based reserve requirement practice:

•	The monthly growth limit for foreign currency loans has been reduced from 1% to 0.5%.

•	The scope of foreign currency loans exempted from the growth limit has been narrowed.

On March 6, 2025, the Monetary Policy Committee decided to reduce the policy rate (the one-week repo auction rate) from 45% to 42.5%. The Committee stated that decisiveness regarding tight monetary stance was strengthening the disinflation process through moderation in domestic demand, real appreciation in Turkish lira, and improvement in inflation expectations. The Committee also added that increased coordination of fiscal policy would also contribute significantly to this process.

On March 18, 2025 the CBRT announced that an investigation was being carried out by judicial authorities against companies under its oversight and supervision including Pay Fix Elektronik Para ve Ödeme Hizmetleri A.Ş. (Pay Fix), İninal Ödeme ve Elektronik Para Hizmetleri A.Ş. (İninal), and Aypara Ödeme Kuruluşu A.Ş. (Aypara).

On March 20, 2025, the CBRT announced that it will start conducting Turkish lira-settled foreign exchange forward selling transactions in order to ensure the sound functioning of the foreign exchange market, prevent possible volatilities in exchange rates and to stabilize foreign exchange liquidity.

On March 20, 2025, the CBRT announced that the Monetary Policy Committee (the Committee) had convened to exchange views on recent financial market developments. Assessing the risks that these developments may pose to the inflation outlook, measures have been taken to support the tight monetary stance. Accordingly, the Committee has decided to raise the Central Bank’s overnight lending rate to 46 percent. The policy rate (the one-week repo auction rate), and the Central Bank overnight borrowing rate were kept at 42.5 percent and 41 percent, respectively. Furthermore, TL and FX liquidity measures have been introduced to limit market volatility. It was also stated that additional actions would be taken if deemed necessary to maintain the sound functioning of financial markets.

On March 20, 2025, the CBRT announced that considering the developments in the financial markets, it has been decided to suspend the one-week repo auctions for a period of time.

On March 21, 2025, the CBRT announced that it would issue liquidity bills with maturities of up to 91 days as part of the effective use of implementing sterilization tools to strengthen the monetary transmission mechanism and support the tight monetary stance.

On April 17, 2025, the Monetary Policy Committee decided to increase the policy rate (the one-week repo auction rate) from 42.5% to 46%. The Committee stated that its tight monetary stance will be maintained until price stability is achieved via a sustained decline in inflation. The Monetary Policy Committee added that the policy rate will be determined in a way to ensure the tightness required by the projected disinflation path taking into account realized and expected inflation, and the underlying trend of inflation, and that the Committee will adjust the policy rate prudently on a meeting-by-meeting basis with a focus on the inflation outlook. The Committee stressed that the monetary policy stance will be tightened in case a significant and persistent deterioration in inflation is foreseen.

On April 24, 2025, the CBRT announced that the CBRT and the National Bank of the Republic of Kazakhstan signed a Turkish lira-Kazakhstani tenge bilateral swap arrangement. According to the announcement, the swap arrangement allows for the exchange of local currencies between the two central banks of up to TL 28.0 billion or Kazakhstani tenge 423 billion. The arrangement will be effective for three years and could be extended by mutual agreement between the two sides. This arrangement is designed to promote bilateral trade through a swap-financed trade settlement facility and financial cooperation between the two countries.

On May 3, 2025, the CBRT announced that the following changes have been made in the macroprudential framework to support transition to the Turkish lira;

1. Reserve requirement ratios for FX deposits have been raised by 200 basis points across all maturities.

2. The reserve requirement ratio for funds that are derived from FX repo transactions with residents of a maturity up to one year has been raised by 400 basis points and the calculation method has been changed.

3. A monthly increase target of 0.3 points for TL deposit share of legal persons has been introduced for banks with a share lower than 60%.

4. The remuneration rate applied to required reserves maintained for Turkish lira deposits has been raised from 84% to 86% of the CBRT’s weighted average funding cost.

5. With an amendment made to the Exports Circular as per the decision of the Ministry of Treasury and Finance, the minimum share of export proceeds to be sold to the CBRT shall be 35% until July 31, 2025.

6. The FX conversion support rate, which is applied to firms’ foreign currency conversions of export proceeds to the Turkish lira, has been raised to 3% until July 31, 2025.

On June 19, 2025, the Monetary Policy Committee will hold the next monetary policy meeting. The decision of the Monetary Policy Committee and a brief rationale will be announced on the Central Bank website immediately after the meeting.

On May 22, 2025, the Central Bank released the second Inflation Report of 2025. In this report, the Central Bank stated that inflation was projected to be 24% at the end of 2025, 12% at the end of 2026, and 8% at the end of 2027.

On May 24, 2025, the CBRT announced the following changes to the reserve requirement ratios for short-term Turkish lira-denominated funding obtained from abroad. The reserve requirement ratio which was 12% for maturities up to 1 year for Turkish lira-denominated funds from repo transactions abroad has been differentiated across maturities and loans obtained from abroad have been raised to:

•	18% for maturities up to one month, and

•	14% for maturities up to three months.

On May 27, 2025, as part of the investigation no. 2024/231483 of Istanbul Chief Public Prosecutor’s Office based on the reports of the Central Bank of the Republic of Türkiye (CBRT), the Financial Crimes Investigation Board (MASAK) and other relevant institutions, the Savings Deposit Insurance Fund (SDIF) has been appointed as trustee of Papara Elektronik Para A.Ş. (the Institution) by the relevant court.

On June 13, 2025, the Central Bank of the Republic of Türkiye and the People’s Bank of China signed a Memorandum of Understanding (MoU) on establishing the renminbi clearing arrangements which would promote the facilitation of bilateral trade and investment. Governor Fatih Karahan, Ph.D., and Governor Pan Gongsheng, Ph.D., signed the MoU.

On June 13, 2025, the Central Bank of the Republic of Türkiye and the People’s Bank of China renewed the Turkish lira-Chinese yuan bilateral swap arrangement. Governor Fatih Karahan, Ph.D., and Governor Pan Gongsheng, Ph.D., signed the arrangement.

On June 19, 2025, the Monetary Policy Committee (the Committee) has decided to keep the policy rate (the one-week repo auction rate) at 46 percent. The Committee has also maintained the Central Bank overnight lending rate and the overnight borrowing rate at 49 percent and 44.5 percent, respectively. The Committee stated that the decisiveness regarding tight monetary stance was strengthening the disinflation process through moderation in domestic demand, real appreciation in Turkish lira, and improvement in inflation expectations. The Committee also added that increased coordination of fiscal policy would also contribute significantly to this process.

On June 21, 2025, the CBRT announced that the following changes have been made in the macroprudential framework to support transition to the Turkish lira;

1)

The growth targets for real-person TL deposit shares have been increased for banks with a share below 60%, while a monthly growth target of 0.4 points has been introduced for banks with a share between 60% and 65%.

2)	The reserve requirement ratio for FX-protected deposit (KKM) accounts has been raised from 33% to 40%.

3)	The minimum interest rate applicable to KKM accounts has been reduced from 50% to 40% of the policy rate.

4)	The target for transition of KKM accounts to TL has been abolished, while the total target for KKM renewals and transition to TL has been maintained.

5)

Floating-rate TL deposit accounts can now be opened with maturities longer than one month. Furthermore, the reserve requirement ratios for CPI-, PPI-, and TLREF-indexed deposits have been set at 10% for all maturities.

6)	The ratio for TL-denominated required reserves that should be maintained for FX deposits has been reduced from 4% to 2.5%.

BANKING SYSTEM

As of May 2025, the banking system in the Republic had a capital adequacy ratio of 17.50% and a relatively low non-performing loan ratio of 2.09%.

As of May 2025, the loan to deposit ratio and return on average assets of the banking sector were 88.49% and 1.12%, respectively.

As of June 21, 2025, the reserve requirement ratios (“RRRs”) for Turkish Lira deposits/participation accounts and other liabilities were between 0% and 40% depending on maturity. As of that date, RRRs were 17% for Turkish Lira demand deposits, notice deposits and private current accounts, and deposits/participation accounts with maturities up to one month and three months (including three months). As of same date, RRRs were 10% for deposits/participation accounts with maturities up to six months (including six months) and one-year, with one-year or longer maturity. Furthermore, as of same date, the RRRs were 40% for KKM accounts up to six-month maturity (including six-month), and 22% for KKM accounts up to one-year, with one-year or longer maturity.

With its decision dated May 29, 2025 (published in the Official Gazette dated June 4, 2025), the BRSA granted an operating license to Aytemiz Yatırım Bankası A.Ş., which was granted an establishment license pursuant to the Board’s Decision dated 23 May 2024.

With its decision dated May 30, 2025 (published in the Official Gazette dated June 4, 2025), the BRSA allowed Halk Katılım Bankası A.Ş., to be established as a participation bank.

With its decision dated June 13, 2025 (published in the Official Gazette dated June 4, 2025), the BRSA granted an operating license to Galata Varlık Yönetim A.Ş., which was granted an establishment license pursuant to the Board’s Decision dated December 12, 2024.

With its decision dated June 19, 2025 (published in the Official Gazette dated June 24, 2025), the BRSA granted an operating license to Fair Finansal Kiralama A.Ş., which was granted an establishment license pursuant to the Board’s Decision dated February 6, 2025.

With its decision dated June 19, 2025 (published in the Official Gazette dated June 24, 2025), the BRSA granted an operating license to Ortak Finans Katılım Faktöring A.Ş., which was granted an establishment license pursuant to the Board’s Decision dated January 9, 2025.

PUBLIC FINANCE AND BUDGET

From January to December 2024, the Central Government consolidated budget expenditures were approximately TL 10,777.01 billion (compared to approximately TL 6,588.02 billion in the same period in 2023), the Central Government consolidated budget revenues were approximately TL 8,670.87 billion (compared to approximately TL 5,207.57 billion in 2023), the Central Government consolidated budget deficit was approximately TL 2,106.15 billion (compared to a deficit of approximately TL 1,380.45 billion in 2023), and the Central Government consolidated budget primary deficit was approximately TL 836 billion (compared to a deficit of approximately TL 706 billion in 2023). In December 2024, the Turkish Grand National Assembly approved the 2025 budget. The 2025 budget projects expenditures of TL 14.7 trillion and revenues of TL 12.8 trillion for the upcoming year.

From January to May 2025, the Central Government consolidated budget expenditures were approximately TL 5,339.46 billion (compared to approximately TL 3,712.05 billion in the same period in 2024), the Central Government consolidated budget revenues were approximately TL 4,689.15 billion (compared to approximately TL 3,240.15 billion in 2024), the Central Government consolidated budget deficit was approximately TL 650.30 billion (compared to a deficit of approximately TL 471.90 billion in 2024), and the Central Government consolidated budget primary surplus was approximately TL 185.46 billion (compared to a surplus of approximately TL 3.24 billion in 2024).

In May 2025, the Central Government consolidated budget expenditures were approximately TL 1,089.74 billion (compared to approximately TL 787.73 billion during the same month of 2024), the Central Government consolidated budget revenues were approximately TL 1.324.97 billion (compared to approximately TL 1.007.14 billion during the same month of 2024), the Central Government consolidated budget surplus was approximately TL 235.23 billion (compared to a surplus of approximately TL 219.41 billion during the same month of 2024), and the Central Government consolidated budget primary surplus was approximately TL 346.39 billion (compared to a deficit of approximately TL 330.05 billion during the same month of 2024).

The following table sets forth the details of the Central Government budget for the periods indicated:

	2022	2023	2024 (January- December Cumulative)	2025 (May)
Budget Expenditures	2,942,748	6,588,016	10,777,009	1,089,743
1-Excluding Interest	2,631,845	5,913,401	9,506,553	978,586
Compensation of Employees	615,296	1,324,584	2,665,963	275,106
Social Security Contributions	96,864	185,783	332,157	34,118
Purchase of Goods and Services	257,660	453,895	744,865	85,039
Current Transfers	1,126,363	2,373,847	3,863,599	456,682
Capital Expenditures	276,896	544,011	943,100	98,979
Capital Transfers	48,822	858,256	640,357	4,977
Lending	209,944	173,025	316,513	23,685
2-Interest	310,903	674,615	1,270,455	111,156

Budget Revenues	2,800,088	5,207,566	8,670,863	1,324,971
1-General Budget Revenues	2,738,809	5,097,258	8,439,045	1,302,121
Taxes	2,353,438	4,501,109	7,304,863	1,196,410
Property Income	104,705	133,137	135,593	17,436
Grants and Aids and Special Revenues	28,000	24,987	175,283	9,372
Interest, Shares and Fines	237,727	408,974	787,914	76,169
Capital Revenues	12,357	17,507	23,665	2,690
Collections from Loans	2,583	7,356	11,727	44
2-Special Budget Institutions	48,430	85,135	187,878	18,107
3-Regularity & Supervisory Institutions	12,849	25,174	43,941	4,744
Budget Balance	-142,660	-1,380,450	-2,106,145	235,229
Balance Excluding Interest	168,243	-705,835	-835,690	346,385

Source: Ministry of Treasury and Finance

According to the Medium Term Program covering the period 2025-2027, primary surplus/GDP projections are 0% for 2025, 0.3% for 2026 and 0.6% for 2027.

PRIVATIZATION

As of July 4, 2025, the privatization implementations of Türkiye amounted to approximately U.S.$121.7 million in 2024 and approximately U.S.$929.1 million in 2025.

Total privatization proceeds realized by the Turkish Privatization Administration since 1986 amounted to approximately U.S.$72.53 billion as of July 4, 2025.

DEBT

As of May 2025, the average maturity of the Republic’s domestic cash borrowing was 32.5 months, as compared to 54.2 months as of May 2024. The average annual interest rate on domestic cash borrowing

(including discounted treasury bills/government bonds) on a compounded basis was 39.46% as of May 2025, compared to 35.44% as of May 2024.

The total gross outstanding external debt of the Republic was approximately U.S.$527,495 million (at then- current exchange rates) at the end of the first quarter of 2025.

The following table summarizes the gross external debt profile of the Republic (at period end):

Gross External Debt Profile (in millions of U.S. Dollars)	2023 Q4	2024 Q1	2024 Q2	2024 Q3	2024 Q4	2025 Q1
GROSS EXTERNAL DEBT	490,741	493,241	504,234	516,738	515,976	527,495
SHORT-TERM	175,748	173,952	178,645	177,214	179,894	178,877
Public Sector	34,473	37,681	38,310	39,576	39,834	42,093
Central Bank	46,360	46,158	44,691	38,372	34,775	30,096
Private Sector	94,915	90,113	95,644	99,266	105,285	106,688
LONG-TERM	314,993	319,289	325,589	339,514	336,082	348,618
Public Sector	166,698	169,524	172,815	180,412	176,540	178,442
Central Bank	0	0	0	0	0	0
Private Sector	148,294	149,765	152,774	159,103	159,542	170,175

Source: Ministry of Treasury and Finance

The Republic’s EU-defined general government gross debt to GDP ratio was 25.3% in the first quarter of 2025. The Republic also maintains a large cash balance to cover its financing needs. As of July 8, 2025, the Republic’s cash account with CBRT was approximately TL 1,200 billion.

Since 2003, the Republic’s strategic benchmarking policy, together with high growth rates and prudent fiscal policies, has helped to mitigate the risk exposure of its debt portfolio. For 2025, the Republic’s primary pillars of borrowing strategies are:

•	To borrow mainly in TL;

•	To borrow in foreign currencies besides U.S. dollar, if possible, in international markets for market diversification;

•

To keep the share of debt maturing within 12 months and the share of debt stock with interest rate refixing period of less than 12 months at a certain level, by taking into account appropriate instrument and maturity composition to optimize interest payments; and

•	To keep a strong level of cash reserve in order to reduce the liquidity risk associated with cash and debt management.

The Republic prepares its domestic and external borrowing programs by factoring in these strategies. By implementing a strategic benchmarking policy, the sensitivity of Ministry of Treasury and Finance’s debt portfolio to risks associated with foreign exchange, interest rate and liquidity have been significantly reduced. The Republic has also strengthened its debt sustainability.

SUMMARY OF KEY ECONOMIC INDICATORS

The following table summarizes the key economic indicators of Türkiye for the periods indicated:

	2019	2020	2021	2022	2023	2024		2025
Nominal GDP (in billions of TL)	4,318	5,049	7,256	15,012	26,546	43,411		12,125	**
Real GDP Growth (%)	0.8	1.9	11.4	5.5	5.1	3.2		2.0	**
Unemployment (%)	13.7	13.1	12.0	10.4	9.4	8.7		8.4	****
Consumer Price Index (%)	11.84	14.60	36.08	64.27	64.77	44.38		35.05	*****
Domestic Producer Price Index (%)	7.36	25.15	79.89	97.72	44.22	28.52		24.45	*****
Current Account Balance (in millions of U.S.$)	15,014	-30,976	-6,221	-46,283	-39,877	-10,074		-7,864	***
Central Government External Debt Stock (in millions of U.S.$)	96,443	102,317	109,732	113,715	119,607	121,785		123,012	****
Public Sector Borrowing Requirement/GDP (%)	3.25	3.93	2.54	2.38	5.62	4.92	†	2.74	*

*	2025-2027 Medium Term Program.
**	As of Q1.
***	As of April 2025.
****	As of May 2025. Unemployment data for May 2025 is seasonally adjusted.
*****	As of June 2025.
†	Provisional.

Sources: TURKSTAT, Central Bank, Ministry of Treasury and Finance

From May 14, 2025 to July 4, 2025, the İstanbul Stock Exchange National 100 Index increased by 5.92%

DESCRIPTION OF THE NOTES

The notes will be issued pursuant to and will be subject to the fiscal agency agreement. The Republic has appointed a fiscal agent, registrar, paying agent, exchange agent and transfer agent in accordance with the fiscal agency agreement.

The following description and the description in the accompanying prospectus contain a summary of the material provisions of the notes and the fiscal agency agreement. The Republic has filed a copy of the fiscal agency agreement and the form of notes with the SEC and at the office of the fiscal agent in the city of London.

General Terms of the Notes

The notes:

•	will be issued in an aggregate principal amount of € .

•	will mature at par on , .

•	will bear interest at % per annum from , .

•

will pay interest annually in arrears on an Actual/Actual day count basis, on     of each year, commencing on     ,     to be paid to the person in whose name the note is registered at the close of business on the preceding     .

•	the yield of the notes will be % per annum.

•	will be designated “Collective Action Securities” as described in the accompanying prospectus.

•

upon issuance, will constitute direct, general, unconditional and unsubordinated public external indebtedness of the Republic for which the full faith and credit of the Republic is pledged. The notes rank and will rank without any preference among themselves and equally with all other unsubordinated public external indebtedness of the Republic. See “Debt Securities — Status of the Debt Securities” and “Debt Securities — Negative Pledge” in the accompanying prospectus.

•

will be represented by global notes in fully registered form without coupons. The notes will be registered in the nominee name of a common depositary for Euroclear and Clearstream Banking Luxembourg. Beneficial ownership interests will be recorded only on, and transferred only through, the records maintained by Euroclear and Clearstream Banking Luxembourg and their respective participants.

•	will be issued in fully registered form, without coupons, registered in the names of investors or their nominees in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

•	will only be available in definitive form under certain limited circumstances.

The notes will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to certain other series of U.S. Dollar, euro or other monetary unit denominated debt securities issued by the Republic and described in the accompanying prospectus. These provisions are commonly referred to as “collective action clauses.” Under these provisions, the Republic may amend the payment provisions of the notes and other “reserved matters” listed in the Fiscal Agency Agreement with the consent of the holders of: (1) with respect to a single series of notes, more than 75% of the aggregate principal amount of the outstanding notes of such series; (2) with respect to two or more series of notes, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding notes of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of notes, more than 66 2/3% of the aggregate principal amount of the outstanding notes of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding notes of each series affected by the proposed modification, taken individually. Those provisions are described in the section entitled “Debt Securities — Collective Action Securities Issued On or After January 1, 2015” in the accompanying prospectus. “Reserved matters” include, among other things, changes in the dates on which any amounts are payable on the debt securities, reductions in principal amounts or interest rates on the debt securities, a change in the currency of the debt securities, any change in the identity of the obligor under the debt securities, or a change in the status of the debt securities.

Payments of Principal and Interest

The Republic will make payments of principal and interest on each note by directing the fiscal agent to make a wire transfer of euro to the appropriate clearing system or the clearing system’s nominee or common depositary, as the registered owner of the notes, which will receive the funds for distribution to the beneficial owners. Upon receipt of any payment of principal of or interest on the notes, the respective clearing systems will credit the appropriate participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such notes as shown on the records of Euroclear or Clearstream Banking Luxembourg, as the case may be. Payments by participants in Euroclear and Clearstream Banking Luxembourg to owners of beneficial interests in notes held through such participants will be the responsibility of such participants. Each beneficial owner should contact the institution through which it intends to hold its beneficial interest in the notes to determine how payments of principal or interest on those notes will be credited to its account. The Republic expects that holders of the notes will be paid in accordance with the procedures of each such clearing system.

None of the Republic, the fiscal agent, the exchange rate agent or any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Payment of Additional Amounts

In addition to the disclosure set forth under “Payment of Additional Amounts” on page 8 of the accompanying prospectus, with respect to any taxes of whatsoever nature imposed, levied, withheld, or assessed by or within Türkiye or any authority of or within Türkiye, Türkiye shall not pay any additional amounts to a holder who is able to avoid such Taxes by making a declaration of non-residence or other similar claim for exemption to the relevant tax authority.

Default; Acceleration of Maturity

Any of the following events will be an event of default with respect to the notes:

(a) the Republic fails to pay, when due, principal of (and premium, if any, on), or interest on, the notes and such failure continues for a period of 30 days; or

(b) the Republic defaults in the performance or observance of or compliance with any of its other obligations set forth in the notes which default is not remedied within 60 days after written notice of such default shall have been given to the Republic by the holder of the notes at the corporate trust office of the fiscal agent in the city of London; or

(c) any other present or future External Indebtedness of the Republic for or in respect of moneys borrowed or raised in an amount in the aggregate of not less than U.S.$40,000,000 (or its equivalent in other currencies or composite currency units) becomes due and payable prior to its stated maturity otherwise than at the option of the Republic or any such amount of External Indebtedness is not paid, when due, (in accordance with any extension granted in any modification, consent or waiver by the holders of such External Indebtedness) or, as the case may be, within any applicable grace period; or

(d) the Republic ceases to be a member of the IMF or of any successor (whether corporate or not) that performs the functions of, or functions similar to, the IMF; or

(e) the Republic announces its inability to pay its debts as they mature; or

(f) it becomes unlawful for the Republic to perform or comply with any of its payment obligations under any notes.

If an event of default described above occurs and is continuing, the holders of at least 25% of the aggregate principal amount of the outstanding notes may, by notice to the fiscal agent, declare all the notes to be due and payable immediately. Holders of notes may exercise these rights only by providing a written demand to the Republic at the office of the fiscal agent at a time when the event of default is continuing.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the notes will be immediately due and payable on the date the Republic receives written notice of the declaration, unless the Republic has remedied the event or events of default prior to receiving the notice. The holders of 662/3% or more of the aggregate principal amount of the outstanding notes may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Fiscal Agent

The Fiscal Agency Agreement contains provisions relating to the obligations and duties of the fiscal agent, to the indemnification of the fiscal agent and to the fiscal agent’s relief from responsibility for actions that it takes.

Paying Agents; Exchange Agents; Transfer Agents; Registrar

The Republic has initially appointed Citibank, N.A., London Branch as paying agent, exchange agent, transfer agent and registrar. The Republic may at any time appoint new paying agents, exchange agents, transfer agents and registrars. The Republic, however, will at all times maintain:

•	a principal paying agent in the city of London, and

•	a registrar in the city of London or another office as designated by the fiscal agent.

In addition, so long as notes are listed on the Official List of the Luxembourg Stock Exchange and admitted to trading on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange and the rules of such stock exchange so require, the Republic will maintain a paying agent in Luxembourg. The Republic has initially appointed Banque Internationale à Luxembourg S.A. to serve as its paying agent in Luxembourg.

The Republic will not appoint a transfer agent in Luxembourg until such time, if any, as the notes are listed on the Official List of the Luxembourg Stock Exchange and definitive notes are issued. Upon the issuance of definitive notes, the Republic will appoint a transfer agent located in Luxembourg. The holder may transfer a note in definitive form when the note is presented at the specified offices of the registrar or the transfer agent, together with any other evidence that they may require. In the case of a transfer of part of a note, the registrar or transfer agent will issue a new note in definitive form to the transferee and a second note in respect of the balance of the note to the transferor.

Book-Entry, Delivery and Form

The certificates representing the notes will be issued in the form of global notes, which are referred to in this prospectus supplement as the “notes.” The note will be registered in the name of a nominee of a common depositary for Euroclear and Clearstream Banking Luxembourg. Except as described below, a note may be transferred in whole and not in part and only to the appropriate clearing system or the clearing system’s nominee or common depositary.

Ownership of beneficial interests in the notes will be limited to “participants” who have accounts with Euroclear or Clearstream Banking Luxembourg, as the case may be, or persons who hold interests through participants. Ownership of beneficial interests in the notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by Euroclear and Clearstream Banking Luxembourg or the appropriate clearing system’s nominee or common depositary with respect to interests of participants and the records of participants with respect to interests of persons other than participants.

So long as Euroclear or Clearstream Banking Luxembourg or the appropriate clearing system’s nominee or common depositary, is the registered owner or holder of the notes, such registered owner or holder of the notes will be considered the sole owner or holder of the notes represented by the notes for all purposes under the Fiscal Agency Agreement and the notes. No beneficial owner of an interest in any note may transfer that interest except in accordance with the relevant clearing system’s applicable procedures, in addition to those provided for under the Fiscal Agency Agreement. Payments of the principal of, and interest on, the notes will be made to Euroclear or Clearstream Banking Luxembourg or the appropriate clearing system’s nominee or common depositary, as the registered owner of the notes.

Definitive Notes

The Republic will issue notes in definitive form only if the depository for the notes is unwilling or unable to continue as depositary, is ineligible to act as depositary, or ceases to be a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

Payments will be made on any definitive notes at the agency and trust office of the fiscal agent in the city of London or the paying agent in Luxembourg. You will not be charged a fee for the registration of transfers or exchanges of definitive notes. You may transfer any definitive registered note, according to the procedures in the Fiscal Agency Agreement, by presenting and surrendering it at the office of any transfer agent or registrar. The fiscal agent will exchange without charge definitive notes of the same series of authorized denominations of like tenor as the portion of the global note submitted for exchange.

The Republic will replace any mutilated, destroyed, stolen or lost note or coupon at your expense upon delivery to the fiscal agent or the transfer agent in Luxembourg of the note or coupon or evidence of its destruction, loss or theft satisfactory to the Republic and the fiscal agent, who may also require an indemnity at your expense.

Notices

Notices will be sent to Euroclear and Clearstream Banking Luxembourg, or its nominee, as the holder thereof, and Euroclear and Clearstream Banking Luxembourg will communicate these notices to its participants in accordance with its standard procedures.

If and for so long as the notes are listed on the Official List of the Luxembourg Stock Exchange, and the rules of such exchange so require, the Republic will also undertake to publish notices to the holders of the notes in a leading newspaper having general circulation in Luxembourg. The Republic expects that it will initially make such publication in a leading newspaper having general circulation in Luxembourg (which the Republic expects to be the Luxemburger Wort). Notices can also be published on the website of the Luxembourg Stock Exchange which is http://www.bourse.lu. Neither the failure to give notice nor any defect in any notice given to any particular holder of a note shall affect the sufficiency of any notice with respect to other notes.

The Republic will cause notice of any resignation, termination or appointment of any paying agent or transfer agent or the fiscal agent and of any change in the office through which such agent will act to be given as provided under this subsection.

Further Issues of the Notes

From time to time, without the consent of holders of the notes, and subject to the required approvals under Turkish law, the Republic may create and issue additional debt securities with the same terms and conditions as those of the notes (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities are fungible with the existing notes for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws). The Republic may also consolidate the additional debt securities to form a single series with the outstanding notes.

Amendments and Waivers

See “Debt Securities — Collective Action Securities Issued On or After January 1, 2015” for discussion relating to amendments and waivers in the accompanying prospectus.

Governing Law and Consent to Service

The notes will be governed by the laws of the State of New York, except with respect to the authorization and execution of the notes, which will be governed by the laws of the Republic of Türkiye.

Purchase of Notes by the Republic

The Republic may at any time purchase any of the notes in any manner and at any price. If purchases are made by tender, tenders must be available to all holders of the notes alike. All notes that are purchased by or on behalf of the Republic may be held by the Republic or surrendered to the fiscal agent for cancellation, but may not be resold.

General Information

1. The Republic has full power and authority to issue securities, such as the notes, outside Türkiye for any and all purposes, under Article 4 and Article 7 of the Law of the Republic Regarding the Regulation of Public Finance and Debt Management (Law No. 4749).

2. The Republic is applying to list the notes on the Official List and trade the notes on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange in accordance with its rules.

3. The notes have been accepted for clearance through Euroclear and Clearstream Banking Luxembourg (ISIN No.     ; Common Code:     ). The address of Euroclear is Boulevard du Roi Albert II, B — 1210 Brussels. The address of Clearstream Banking Luxembourg is 42 Avenue JF Kennedy L-1855 Luxembourg.

4. There are no interests of any natural or legal persons, including conflicting interests, that are material to the issue of the notes.

5. The Republic has obtained all necessary consents, approvals and authorizations in the Republic of Türkiye in connection with the issue and performance of the notes. The issue of the notes was authorized, pursuant to the provisions of Articles 4 and 7 of the Law Regarding the Regulation of Public Finance and Debt Management of The Republic (Law No. 4749).

6. The address of the Republic is: Ministry of Treasury and Finance, Devlet Mahallesi, Dikmen, Caddesi, No: 12, 06420 Çankaya, Ankara, Türkiye. The telephone number is: +90 216 633 7469.

7. Save as disclosed on pages S- 21 through S- 35 of this prospectus supplement and in the Annual Report of the Republic on Form 18-K for the fiscal year ended December 31, 2023, as filed with the SEC on September 19, 2024, as amended from time to time (the “Annual Report for 2023”), since December 31, 2023, there have been no significant changes relating to public finance and trade.

8. Türkiye will irrevocably waive, to the fullest extent permitted by law, any immunity, including foreign sovereign immunity, from jurisdiction to which it might otherwise be entitled in any action arising out of or based on the debt securities which may be instituted by the holder of any debt securities in each of the United States District Court for the Southern District of New York, the Supreme Court of the State of New York, New York County, and the respective appellate courts therefrom or (except as to venue) in any competent court in Türkiye. Türkiye’s waiver of immunity does not extend to actions under the United States federal securities laws or state securities laws.

According to Article 82.1 of the Execution and Bankruptcy Law of Türkiye (Law No. 2004) published in The Official Gazette (No. 2128) on June 19, 1932, assets and properties of Türkiye are immune from attachment or other forms of execution, whether before or after judgment. The United States Foreign Sovereign Immunities Act of 1976, as amended, may also provide a means for limited execution upon any property of Türkiye that is related to the service and administration of the debt securities. See “Debt Securities — Governing Law and Consent to Service” in the accompanying prospectus.

9. The information contained in the Annual Report for 2023, as amended from time to time, which contains the economic, financial and statistical information for fiscal years ended December 31, 2023, December 31, 2022, December 31, 2021, December 31, 2020 and December 31, 2019, shall be deemed to be incorporated in, and to form part of, this prospectus supplement and accompanying prospectus.

The information included in the ‘Recent Developments and Summary’ section of this prospectus supplement supplements the information contained in the Republic’s Annual Report for 2023, as amended from time to time. To the extent that the information in the ‘Recent Developments and Summary’ section is inconsistent with the information contained in the Annual Report for 2023, the information in the ‘Recent Developments and Summary’ section supersedes and replaces such information.

10. For the term of this prospectus supplement copies of the following documents may be inspected at the registered office of the paying agent in Luxembourg and at https://www.sec.gov/cgi-bin/browse- edgar?company=republic+of+Turkey&owner=exclude&action=getcompany:

(a) the latest available annual report of the Republic on the Form 18-K filed with the SEC with economic, financial and statistical information for the five preceding years;

(b) the amendments to the latest available annual report of the Republic of the Form 18-K/A filed with the SEC; and

(c) copies of the following contractual documents: the Fiscal Agency Agreement, the Underwriting

Agreement and the notes.

11. Save as disclosed on page S- 19 of this prospectus supplement and in the Annual Report for 2023, as amended from time to time, the Republic has not been involved in any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which the Republic is aware) during the 12 months preceding the date of this prospectus supplement which may have, or have had in the recent past, significant effects on the financial position of the Republic.

The prospectus supplement and the accompanying prospectus including the documents containing the information incorporated by reference will be published on the website of the Luxembourg Stock Exchange which is http://www.bourse.lu.

GLOBAL CLEARANCE AND SETTLEMENT

The Republic has obtained the information in this section from sources it believes to be reliable, including from Euroclear and Clearstream Banking Luxembourg, but the Republic takes no responsibility for the accuracy of this information. Euroclear and Clearstream Banking Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither the Republic nor the registrar will be responsible for Euroclear’s or Clearstream Banking Luxembourg’s performance of their obligations under their rules and procedures; nor will the Republic or the registrar be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

Euroclear and Clearstream Banking Luxembourg

Euroclear and Clearstream Banking Luxembourg hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream Banking Luxembourg provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Euroclear and Clearstream Banking Luxembourg participants are financial institutions such as the underwriters, securities brokers and dealers, banks, trust companies and other organizations. The underwriters are participants in Euroclear or Clearstream Banking Luxembourg. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream Banking Luxembourg by clearing through or maintaining a custodial relationship with Euroclear or Clearstream Banking Luxembourg participants.

Initial Settlement

Interests in the notes held through Euroclear or Clearstream Banking Luxembourg will follow the settlement procedures applicable to conventional Eurobonds in registered form. Interests in those notes will be credited to the securities custody accounts of Euroclear holders on the business day following the issue date against payment for value on the issue date and of Clearstream Banking Luxembourg holders on the issue date against payment in same day funds.

Secondary Market Trading

The purchaser of securities determines the place of delivery in secondary market trading. Therefore, it is important for you to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date, that is, the date specified by the purchaser and seller on which the price of the securities is fixed.

Ownership of notes through Euroclear and Clearstream Banking Luxembourg

The Republic will issue the notes in the form of a fully registered book-entry security, registered in the name of a nominee of a common depositary for Euroclear and Clearstream Banking Luxembourg. If you are a participant in such systems, or indirectly through organizations that are participants in such systems you may hold a beneficial interest in the notes through such system. Euroclear and Clearstream Banking Luxembourg will hold their participants’ beneficial interests in the book-entry security in their customers’ securities accounts with their depositaries.

The Republic and the fiscal agent generally will treat the registered holders of the notes, initially a nominee of a common depositary, as the absolute owner of the notes for all purposes. Once the Republic and the fiscal agent make payments to the registered holders, the Republic and the fiscal agent will no longer be liable on the notes for the amounts so paid. Accordingly, if you own a beneficial interest in the book-entry security, you must rely on the procedures of the institutions through which you hold your interests in the book-entry security (including Euroclear, Clearstream Banking Luxembourg, and their participants) to exercise any of the rights granted to the holder of the book-entry security.

Euroclear and Clearstream Banking Luxembourg may grant proxies or authorize its participants (or persons holding beneficial interests in the notes through such participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the Fiscal Agency Agreement or the notes. Euroclear and Clearstream Banking Luxembourg will take such actions only in accordance with their respective rules and procedures.

The fiscal agent will not charge you any fees for the notes, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed notes. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the notes to such purchasers. Euroclear and Clearstream Banking Luxembourg can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the notes to persons that do not participate in the Euroclear or Clearstream Banking Luxembourg system, as applicable, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Transfers Between Euroclear and Clearstream Banking Luxembourg

Participants in Euroclear and Clearstream Banking Luxembourg will transfer interests in the notes among themselves in the ordinary way according to the rules and operating procedures of Euroclear and Clearstream Banking Luxembourg.

TAXATION

United States

The following discussion describes the material U.S. federal income tax consequences of your purchase, ownership and disposition of a note. This discussion assumes that you are a beneficial owner of a note and that you (i) hold the note as a capital asset for U.S. federal income tax purposes (generally, an asset held for investment), (ii) purchased the note pursuant to this initial public offering, and (iii) acquired the note at its issue price. This discussion also assumes that you are not subject to any special U.S. federal income tax rules, including, among others, the special tax rules applicable to:

•	persons subject to special tax accounting rules under Section 451(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”);

•	dealers in securities or currencies;

•	securities traders using a mark-to-market accounting method;

•	banks or life insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	partnerships (or other entities or arrangements treated as partnerships for U.S. federal income tax purposes), or persons holding the notes through partnerships or other pass-through entities;

•	persons subject to the alternative minimum tax;

•	persons that do not use the U.S. dollar as their functional currency; or

•	tax-exempt organizations.

Finally, this discussion assumes that you are not using a note as part of a more complex transaction, such as a “straddle” or a hedging transaction. If any of these assumptions are not correct in your case, the purchase, ownership or disposition of a note may have U.S. federal income tax consequences for you that differ from, or are not covered in, this discussion.

This discussion does not cover any U.S. state, U.S. local non-U.S., or any other tax issues not expressly discussed herein, nor does it cover issues under the U.S. federal estate or gift tax laws. The discussion is based on the provisions of the Code, and the regulations promulgated thereunder by the U.S. Department of the Treasury (the “Treasury Regulations”), rulings and decisions made by the U.S. Internal Revenue Service (the “IRS”) and judicial decisions interpreting the Code, all as of the date that this prospectus supplement was issued. These authorities may be repealed, revoked or modified at any time, possibly with retroactive effect. No assurances can be given that any changes in these laws or authorities will not affect the accuracy of the discussion below. Türkiye has not sought any ruling from the IRS with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS or the courts will agree with all of such statements and conclusions.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the U.S. federal income tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Holders of notes that are partnerships and partners in those partnerships should consult their own tax advisors regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of the notes.

You should consult your own tax advisors concerning the U.S. federal, U.S. state, U.S. local, non-U.S. and other tax consequences to you of the purchase, ownership and disposition of a note.

Deemed Taxable Exchange

A change made to the terms of the notes pursuant to the collective action clauses may give rise to a deemed taxable exchange for U.S. federal income tax purposes upon which gain or loss would be realized if such change constitutes a “significant modification” (as defined in the Treasury Regulations). Such gain or loss would be measured by the difference between the principal amount (or fair market value in certain circumstances) of the note after the modification and the holder’s tax basis in such note before the modification. A deemed taxable exchange may also result in the “new” notes being treated as having been issued with original issue discount or premium, each discussed in more detail below. A modification of a note that is not a significant modification does not create a deemed taxable exchange for U.S. federal income tax purposes. Under applicable Treasury Regulations, the modification of a note is a significant modification if, based on all of the facts and circumstances and taking into account all modifications of the note collectively (other than modifications that are subject to special rules), the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.” The applicable Treasury Regulations also provide specific rules to determine whether certain modifications, such as a change in the timing of payments, are significant.

U.S. Holders

This section applies to you if you are a “U.S. Holder,” meaning that you are the beneficial owner of a note and you are for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust (A) if a court within the United States is able to exercise primary supervision over your administration and one or more “United States persons” as defined in the Code (each a “U.S. Person”) have authority to control all your substantial decisions, or (B) that was in existence on August 20, 1996 and has made a valid election under applicable Treasury Regulations to be treated as a U.S. trust.

Payments of Interest. Payments or accruals of stated interest on a note generally will be taxable to you as ordinary interest income. If you generally report your taxable income using the accrual method of accounting, you must include payments of interest in your income as they accrue. If you generally report your taxable income using the cash method of accounting, you must include payments of interest in your income when you actually or constructively receive them. However, if pre-issuance accrued interest is excluded from the issue price of a note (as discussed below under “— Pre-issuance Accrued Interest”), the first payment of stated interest on a note will not be includable in your income to the extent that it reflects pre-issuance accrued interest (if any), but will instead reduce your adjusted tax basis in your note.

In addition to interest on the notes, you will be required to include any tax withheld from the interest payment as ordinary interest income, even though you did not in fact receive it, and any additional amounts paid in respect of such tax withheld. For purposes of the “foreign tax credit” provisions of the Code, interest (including any additional amounts) on a note generally will constitute “foreign source income” and will be categorized as “passive” or another category of income depending on your circumstances. You should consult your own tax advisors about the possibility of claiming a foreign tax credit or deduction with respect to any tax withheld from payments on the notes.

If you are a taxpayer that uses the cash method of accounting for U.S. federal income tax purposes, you will be required to include in income the U.S. dollar value of the euro interest, translated at the spot rate of exchange on the date of receipt, whether or not you convert the euro into U.S. dollars.

If you are a taxpayer that uses an accrual method of accounting for U.S. federal income tax purposes, you may determine the amount of income that you recognize with respect to an interest payment by using one of two methods. Under the first method, you will accrue interest income on a note in euros and translate the amount accrued into U.S. dollars based on the average exchange rate in effect during the interest accrual period or, with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the portion of the period within the taxable year. Alternatively, you may elect to translate all interest income on the notes at the spot rate in effect on the last day of the accrual period in the taxable year or, with respect to an interest accrual period that spans two taxable years, at the spot rate on the last day of the portion of the period within the taxable year. Additionally, under this second method, you may translate the euro interest accrued into U.S. dollars on the date the interest payment is received if that date is within five business days of the end of the accrual period. If made, this election must be applied consistently to all debt instruments held at the beginning of the first taxable year to which the election applies and to all debt instruments subsequently acquired. The election cannot be changed without the consent of the IRS. If you use the accrual method of accounting, you will recognize foreign currency gain or loss on the receipt of an interest payment (including, on the sale or other disposition of a note, a payment attributable to accrued but unpaid interest) to the extent the spot rate of exchange on the date the payment is received differs from the rate applicable to a previous accrual of that income as determined above. Such foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on a note.

Original Issue Discount. For U.S. federal income tax purposes, a note will be treated as issued with original issue discount (“OID”) if the excess of the “stated redemption price at maturity” of the note over its “issue price” equals or exceeds the “de minimis” amount (generally, 0.25 of one percent of such note’s stated redemption price at maturity multiplied by the number of complete years from the issue date to the maturity date). The stated redemption price at maturity equals the sum of all payments due under the notes, other than any payments of “qualified stated interest.” A “qualified stated interest” payment generally is a payment of stated interest that is unconditionally payable in cash or property, or that will be constructively received, at least annually during the entire term of the note. The issue price will generally equal the initial public offering price at which a substantial number of notes are issued in a given offering.

You must include in gross income amounts of non-de minimis OID as ordinary interest income on an accrual basis generally under a “constant yield to maturity” method described below (whether you are a cash or accrual basis taxpayer). Generally, OID must be included in income in advance of the receipt of cash representing such income.

The amount of OID on a note that you must include in income during a taxable year is the sum of the “daily portions” of OID for that note. The daily portions are determined by allocating to each day in an “accrual period” (generally the period between compounding dates) a pro rata portion of the OID attributable to that accrual period. The amount of OID attributable to an accrual period is the product of the “adjusted issue price” of the notes at the beginning of the accrual period and its yield to maturity reduced by the sum of the payments of qualified stated interest on the note allocable to the accrual period. The “adjusted issue price” of a note at the beginning of any accrual period is generally equal to the sum of its issue price and all prior accruals of OID. Cash payments on an OID note are allocated first to any stated interest then due, then to previously accrued OID (in the order of accrual) to which cash payments have not yet been allocated, and then to principal.

You should determine the U.S. dollar amount includible in income as OID for each accrual period by (1) calculating the euro amount of OID allocable to each accrual period using the constant-yield method described above; and (2) translating the euro amount of OID so derived at the average exchange rate in effect during that accrual period, or portion of such accrual period within your taxable year, or, at your election (as described above under “Payments of Interest”), at the spot rate of exchange on (i) the last day of the accrual period, or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year, or (ii) on the date of receipt, if such date is within five business days of the last day of the accrual period.

Such election must be applied consistently by you to all debt instruments from year to year and can be changed only with the consent of the IRS. You will recognize foreign currency gain or loss with respect to the OID income accrued on a note on the date cash is received in respect of such income (including, on the sale or other disposition of a note, the receipt of proceeds that include amounts attributable to OID previously included in income) to the extent the spot rate of exchange on the date the cash is received differs from the rate applicable to a previous accrual of that income as determined above. For these purposes, all payments on a note will be treated first, as payments of previously accrued OID (to the extent thereof), with payments considered made for the earliest accrual period in which the OID has accrued and to which prior receipts or payments have not been attributable, and second, as the payment of principal. Such foreign currency gain or loss generally will be treated as ordinary income or loss, but generally will not be treated as an adjustment to OID accrued on the notes. You should be aware that because cash payments in respect of accrued OID on a note may not be made until maturity or other disposition of the note, a greater possibility exists for the fluctuations in foreign currency exchange rates (and the required recognition of gain or loss) than is the case for foreign currency instruments issued without OID. You should consult with your tax advisors regarding the interplay between the application of the OID and foreign currency exchange gain or loss rules.

You generally may make an irrevocable election to include in your income the entire return on an OID note (including payments of qualified stated interest) under the constant yield method applicable to OID.

For purposes of the “foreign tax credit” provisions of the Code, any OID accrued on a note and included in your income generally will constitute “foreign source income” and will be categorized as “passive” or another category of income depending on your circumstances.

Treatment of Premium. If you purchase a note for an amount that is greater than its stated redemption price at maturity (not taking into account pre-issuance accrued interest), you will be considered to have purchased the note with “amortizable bond premium” equal in amount to that excess. You generally may elect to amortize this premium over the term of the note. If you make this election, the amount of interest income you must report for U.S. federal income tax purposes with respect to any interest payment date will be reduced by the amount of premium allocated to the period from the previous interest payment date to that interest payment date. The amount of premium allocated to any such period is calculated by taking the difference between (i) the qualified stated interest payable on the interest payment date on which that period ends and (ii) the product of (a) the note’s overall yield to maturity and (b) your purchase price for the note (reduced by amounts of premium allocated to previous periods). If you make the election to amortize premium, you must apply it to the note and to all debt instruments acquired at a premium (other than debt instruments the interest on which is excludible from gross income) that you hold at the beginning of your taxable year in which you make the election and all debt instruments you subsequently purchase at a premium, unless you obtain the consent of the IRS to a change.

If you do not make the election to amortize premium on a note and you hold the note to maturity, you will realize a capital loss for U.S. federal income tax purposes, equal to the amount of the premium, when the note matures. If you do not make the election to amortize premium and you sell or otherwise dispose of the note before maturity, the premium will be included in your “adjusted tax basis” in the note as defined below, and therefore will decrease the gain, or increase the loss, that you otherwise would realize on the sale or other disposition of the note.

Amortizable premium in respect of a note will be computed in euros and will reduce interest income in euros. At the time amortized premium offsets interest income, exchange gain or loss, which will be taxable as ordinary income or loss, will be realized on the amortized premium on such debt security based on the difference between (i) the spot rate of exchange on the date or dates such premium is recovered through interest payments on the note and (ii) the spot rate of exchange on the date on which you acquired the note.

Pre-issuance Accrued Interest. If a note is issued with pre-issuance accrued interest, the Republic intends to treat the note, for U.S. federal income tax purposes, as having been issued for an amount that excludes the pre-

issuance accrued interest. In that event, a portion of the first stated interest payment equal to the excluded pre-issuance accrued interest will be treated as a return of such pre-issuance accrued interest and will not be taxable to you or otherwise treated as an amount payable on the note, but will reduce your adjusted tax basis in the note by such amount.

Disposition of Notes. If you sell or otherwise dispose of a note, you generally will recognize a gain or loss equal to the difference between your “amount realized” and your “adjusted tax basis” in the note. Your “amount realized” generally will be the value of what you receive for selling or otherwise disposing of the note, other than amounts that represent interest that is due to you but that has not yet been paid (which, except in the case of pre-issuance accrued interest, will be taxed to you as ordinary interest income). If your note is sold or retired for an amount in foreign currency, your “amount realized” will be the U.S. dollar value of such amount on the date the note is disposed of or retired, except that in the case of a note that is traded on an established securities market (within the meaning of the applicable Treasury Regulations), if you are a cash basis taxpayer, or an accrual basis taxpayer that so elects, you will determine the amount realized based on the U.S. dollar value of the foreign currency on the settlement date of the sale. Your “adjusted tax basis” in the note will equal the U.S. dollar value of the euro amount that you paid for the note, increased by the amount of OID (if any) that you have included in income, and decreased (but not below zero) by any amortized premium (as described above), any amount attributable to pre-issuance accrued interest that you have received and by any cash payments of principal (if any) that you have received with respect to the note. The value in U.S. dollars of the amount that is actually paid by you for a note may differ from the amount determined under the preceding sentence, since the U.S. dollar purchase price will be determined using a currency exchange rate determined as of the pricing date, rather than the settlement date. You may recognize U.S. source foreign currency gain or loss in an amount equal to such difference.

Subject to the discussion below of foreign currency gain or loss, such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if at the time you sell or dispose of the note, you held the note for more than one year. Long-term capital gains of non-corporate U.S. holders generally will be taxed at lower rates than items of ordinary income. Limitations may apply to your ability to deduct a capital loss. Any gains or loss that you recognize when you sell or dispose of a note generally will be treated as U.S. source income, or loss allocable to U.S. source income, for purposes of the “foreign tax credit” provisions of the Code. Therefore, you may not be able to claim a credit for any Turkish taxes imposed upon a disposition of a note unless you have other income from non-U.S. sources and other requirements are met. You should consult your own tax advisors about the possibility of claiming a foreign tax credit or deduction with respect to any Turkish taxes imposed upon a disposition of a note.

You must treat any portion of the gain or loss recognized on the sale or disposition of a note as ordinary income to the extent that gain or loss is attributable to changes in the exchange rate between the U.S. dollar and the euro. Gain or loss attributable to changes in such exchange rate will equal the difference between (i) the U.S. dollar value of the principal amount of the note determined on the date the payment is received or the note is disposed of, and (ii) the U.S. dollar value of the principal amount of the note determined on the date you acquired the note. Such gain or loss, however, will be taken into account only to the extent of the total gain or loss realized on the sale or disposition. For purposes of the foregoing, generally the principal amount of a note is the purchase price in euros on the date you acquired or disposed of the note, as applicable.

Tax Return Disclosure Requirement. Treasury Regulations require the reporting to the IRS of certain foreign currency transactions (such as the receipt or accrual of interest on, or the disposition of, a bond or foreign currency received in respect of a note) if such transactions give rise to losses in excess of a certain minimum amount. You should consult your own tax advisors to determine your reporting obligations, if any, with respect to an investment in the notes, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).

Medicare Tax. A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8 percent Medicare tax on the lesser of (i) the U.S.

Holder’s “net investment income” (or, in the case of an estate or trust, the “undistributed net investment income”) for the relevant taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between U.S.$125,000 and U.S.$250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income generally will include its interest income and its net gains from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are an individual, estate or trust, you should consult your own tax advisors regarding the applicability of this tax to your income and gains in respect of your investment in the notes.

Information with Respect to Foreign Financial Assets. Owners of “specified foreign financial assets” with an aggregate value in excess of U.S.$50,000 on the last day of the taxable year, or U.S.$75,000 at any time during the taxable year, generally will be required to file information reports with respect to such assets with their U.S. federal income tax returns. Depending on your circumstances, higher threshold amounts may apply. “Specified foreign financial assets” include any financial accounts maintained by non-U.S. financial institutions, as well as securities held for investment and issued by non-U.S. persons (which may include the notes issued in certificated form) that are not held in accounts maintained by financial institutions. Failure to file information reports may subject you to penalties. In addition, the statute of limitations for assessment of tax would be suspended, in whole or part. You should consult your own tax advisors regarding your obligation to file information reports with respect to the notes.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder,” meaning that you are a beneficial owner of a note and are not a partnership for U.S. federal income tax purposes and not a “U.S. Holder” as defined above.

Payments of Interest. Subject to the discussion of backup withholding below, you generally will not be subject to U.S. federal income tax on interest that you receive on a note unless you are engaged in a trade or business in the United States and the interest on the note is treated for U.S. federal income tax purposes as “effectively connected” to that trade or business. If you are engaged in a U.S. trade or business (and in addition, if you are claiming benefits under an applicable income tax treaty, the interest is attributable to a permanent establishment or fixed base (in each case within the meaning of such treaty) in the United States) and the interest income is deemed to be “effectively connected” to that trade or business, you generally will be subject to U.S. federal income tax on that interest income in the same manner as if you were a U.S. Holder (unless the interest is excluded under an applicable tax treaty). In addition, if you are a corporation for U.S. federal income tax purposes, your interest income subject to tax in that manner may increase your liability under the U.S. “branch profits tax” currently imposed at a 30% rate (or a lower rate under an applicable tax treaty).

Disposition of Notes. Subject to the backup withholding discussion below, you generally will not be subject to U.S. federal income tax or withholding tax on any capital gain that you realize when you sell or otherwise dispose of a note unless:

(1) that gain is treated for U.S. federal income tax purposes as “effectively connected” to any U.S. trade or business you are engaged in (and in addition, if you are claiming benefits under an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base (in each case within the meaning of such treaty) in the United States); or

(2) if you are a nonresident alien individual, you are present in the United States for 183 days or more during the taxable year in which you sell or otherwise dispose of the note and either (i) you have a “tax home” (as defined in the Code) in the United States during the taxable year in which you recognize the capital gain or (ii) the capital gain is attributable to any office or other fixed place of business that you maintain in the United States.

If you are described under (1) above, you generally will be subject to U.S. federal income tax on such gain in the same manner as a U.S. Holder, as described above, and, if you are a corporation for U.S. federal income tax purposes, you may also be subject to the U.S. “branch profits tax” as described above. If you are described under (2) above, you generally will be subject to a 30% U.S. federal tax on such gain, which may be offset by certain U.S. source capital losses (notwithstanding the fact that you generally are not considered a U.S. resident for U.S. federal income tax purposes). Any amount attributable to accrued but unpaid interest on a note generally will be treated in the same manner as payments of interest made to you, as described above under “— Non-U.S. Holders — Payments of Interest.”

Backup Withholding and Information Reporting

If you are a U.S. Holder, and unless you prove that you are exempt, information reporting requirements will apply to payments of principal and interest to you on a note if such payments are made within the United States. Such payments will be considered made within the United States if transferred to an account maintained in the United States or mailed to a United States address, and the amount is paid by or through a custodian or nominee that is a “U.S. Controlled Person,” as defined below. Further, if you are a U.S. Holder, and unless you prove that you are exempt, backup withholding will apply to such payments of principal and interest if (i) you fail to provide an accurate taxpayer identification number; (ii) in the case of interest payments, you fail to certify that you are not subject to backup withholding; or (iii) you are notified by the IRS that you have failed to report all interest and dividend income required to be shown on your U.S. federal income tax returns. If you are a Non-U.S. Holder, you generally are exempt from these withholding and reporting requirements, but you may be required to comply with certification and identification procedures or otherwise establish your eligibility for an exemption.

If you are paid the proceeds of a sale or redemption of a note effected at the U.S. office of a broker, you generally will be subject to the information reporting and backup withholding rules described above. In addition, the information reporting rules will apply to payments of proceeds of a sale or redemption effected at a non-U.S. office of a broker that is a “U.S. Controlled Person,” as defined below, unless the broker has documentary evidence that the holder or beneficial owner is not a U.S. Person (and has no actual knowledge or reason to know to the contrary) or the holder or beneficial owner otherwise establishes an exemption. The backup withholding rules will apply to such payments if the broker has actual knowledge that you are a U.S. Person. As used herein, the term “U.S. Controlled Person” means a broker that is, for U.S. federal income tax purposes:

•	a U.S. Person;

•	a “controlled foreign corporation”;

•	a non-U.S. person 50% or more of whose gross income is “effectively connected” with a U.S. trade or business for a specified three-year period; or

•

a non-U.S. partnership in which U.S. Persons hold, at any time during the non-U.S. partnership’s tax year, more than 50% of the income or capital interests or which is engaged in a U.S. trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you generally will be allowed as a refund or a credit against your U.S. federal income tax liability as long as you provide the required information to the IRS in a timely manner.

The Republic of Türkiye

Article 30 of the Corporation Tax Law of The Republic (Law No. 5520) (the “Corporation Tax Law”) (published in the Official Gazette dated June 21, 2006, No. 26205) requires a 15% withholding tax from the interest received under the Notes by the limited tax liability persons, whom are legal entities resident outside the Republic. However, according to Article 30 of the Corporation Tax Law and the Council of Ministers’ Decree (Decree No. 2009/14593) (the “Decree No. 2009/14593”) (published in the Official Gazette dated February 3, 2009, No. 27130) issued thereunder, the rate of such withholding tax is reduced to 0%.

Article 94 of the Income Tax Law of The Republic (Law No. 193) (the “Income Tax Law”) (published in the Official Gazette dated January 6, 1961, No. 10700) requires a 25% withholding tax from the interest received under the Notes by the limited tax liability persons, whom are individuals resident outside the Republic. However, according to Article 94 of the Income Tax Law and the Council of Ministers’ Decree (Decree No. 2009/14592) (the “Decree No. 2009/14592”) (published in the Official Gazette dated February 3, 2009, No. 27130) issued thereunder, the rate of such withholding tax is reduced to 0%.

There can be no assurance that such rates will continue to be 0%, but in the event of any increase in such rates, the Republic will be obliged to pay additional amounts as specified under “Payment of Additional Amounts” on page 8 of the accompanying prospectus.

It should be noted that, according to Article 15(b) of the Law Regarding the Regulation of Public Finance and Debt Management (Law No. 4749) the principal amount of the Notes and the interest thereon on each interest payment date shall be considered part of the consolidated State debt and as a result shall be exempt from any and all Turkish taxes, including withholding tax, and the issuance, delivery and execution of the Notes are also exempt from Turkish stamp tax and, according to Section IV .24 of Table 2 of the Stamp Tax Law (Law No. 488) (as amended), all documents and agreements issued in connection with the repayment of the Notes are also exempt from Turkish stamp tax.

As a result, Turkish law, as presently in effect, does not require deduction or withholding for or on account of taxes on payment of principal at maturity or on the redemption date or payment of interest to a holder of the Notes.

Residents of the Republic and persons otherwise subject to Turkish taxation and non-residents realizing gains from the sale or disposition of the Notes to Turkish residents (whether individuals or legal entities) and non-residents realizing income from their commercial and business activities in the Republic (whether individuals or legal entities) are advised to consult their own tax advisors in determining any consequences to them of the sale or disposition of the Notes.

UNDERWRITING

The Republic and the underwriters have entered into an underwriting agreement, dated as of , relating to the offering and sale of the notes. In the underwriting agreement, the Republic has agreed to sell to each underwriter, and each underwriter has agreed, severally and not jointly, to purchase from the Republic, the principal amount of notes that appears opposite the name of such underwriter in the table below:

BNP PARIBAS	€
Citigroup Global Markets Limited	€
ING Bank N.V.	€
Standard Chartered Bank	€

Total	€

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase notes from the Republic, are several and not joint. These obligations are also subject to the satisfaction of certain conditions in the underwriting agreement. Subject to applicable allocation policies of the underwriters and preferences of the Republic of Türkiye, the underwriters may allot securities to their own accounts (including via the respective underwriters’ trading desks). If securities are sold, there is no requirement to announce any such sale. To the extent that any of the Underwriters is not an SEC-registered broker-dealer, it will conduct any sales to U.S. investors through an SEC-registered broker-dealer in accordance with Rule 15a-6 under the Exchange Act.

The underwriters have advised the Republic that they propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a selling concession of up to 0.070% of the principal amount. After the initial public offering, the underwriters may change the public offering price and any other selling terms. The underwriters have agreed to pay certain expenses of the Republic incurred in connection with the offering and expenses incurred in connection with certain investor meetings.

In the underwriting agreement, the Republic has agreed that it will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Application is being made to list the notes on the Official List of the Luxembourg Stock Exchange and to trade the notes on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange in accordance with the relevant rules and regulations of the Luxembourg Stock Exchange. The underwriters have advised the Republic that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the notes at any time in their sole discretion. Accordingly, the Republic cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Republic or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of the Republic or its affiliates. Certain of the underwriters or their affiliates that have a lending relationship with the Republic or its affiliates may hedge their credit exposure to the Republic or its affiliates consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in securities of the Republic or its affiliates, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In connection with this offering, the underwriters (or affiliate of the underwriters) may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Delivery of the notes will be made against payment therefor on or about the   New York business day following the date of pricing the notes (such settlement being referred to as “T+   ”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing will be required, by virtue of the fact that the notes will initially settle in T+   , to specify an alternative settlement cycle at the time of such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing should consult their own advisers.

The notes are offered for sale in those jurisdictions where it is legal to make such offers. Only offers and sales of the notes in the United States, as part of the initial distribution thereof or in connection with resales thereof under circumstances where this prospectus supplement and the accompanying prospectus must be delivered, are made pursuant to the registration statement, of which the prospectus, as supplemented by this prospectus supplement, forms a part.

The address of BNP PARIBAS is 16, boulevard des italiens, 75009 Paris, France. The address of Citigroup Global Markets Limited is Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB, United Kingdom. The address of ING Bank N.V. is Bijlmerdreef 109, 1102 BW Amsterdam, The Netherlands. The address of Standard Chartered Bank is 1 Basinghall Avenue, London EC2V 5DD, United Kingdom.

The underwriters have specifically agreed to act as follows in each of the following places:

Public Offer Selling Restrictions under the Prospectus Regulation: In relation to each Member State of the European Economic Area, each of the underwriters has represented and agreed that it has not made and will not make an offer of notes to the public in that Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that it may make an offer of such notes to the public in that Member State:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), as permitted under the Prospectus Regulation, subject to obtaining the prior consent of the Joint Book Running Managers; or

(c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer shall require the Republic or any of the Joint Book Running Managers to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or to supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes and the expression Prospectus Regulation means Regulation (EU) 2017/1129.

MIFID II and UK MiFIR product governance / ECPs and Professional investors target market: Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is eligible counterparties and professional clients, each as defined in MiFID II; and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook, and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

Selling Restrictions Addressing Additional United Kingdom Securities Laws: Each of the underwriters has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Republic; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Italy: The offering of the notes has not been registered with the Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, each of the underwriters has represented and agreed that, save as set out below, it has not offered or sold, and will not offer or sell, any notes in the Republic of Italy in an offer to the public and that sales of the notes in the Republic of Italy shall be effected in accordance with all Italian securities, tax and exchange control and other applicable laws and regulation.

Accordingly, each of the of the underwriters has represented and agreed that it will not offer, sell or deliver any notes or distribute copies of this prospectus supplement and any other document relating to the notes in the Republic of Italy except:

(1) to “qualified investors”, as defined in Regulation (EU) 2017/1129 of 14 June 2017 (the “Prospectus Regulation”, as amended); or

(2) that it may offer, sell or deliver Notes or distribute copies of any prospectus relating to such Notes in an offer to the public in the period commencing on the date of publication of such prospectus, provided that such prospectus has been approved in another Relevant Member State and notified to CONSOB, all in accordance with the Prospectus Regulation, Legislative Decree No. 58 of 24 February 1998, as amended

(the “Decree No. 58”) and CONSOB Regulation No. 11971 of 14 May 1999, as amended (“Regulation No. 11971”), and ending on the date which is 12 months after the date of approval of such prospectus; or

(3) in any other circumstances where an express exemption from compliance with the offer restrictions applies, as provided under the Prospectus Regulation, Decree No. 58 or Regulation No. 11971.

Any such offer, sale or delivery of the notes or distribution of copies of this prospectus supplement or any other document relating to the notes in the Republic of Italy must be:

(a) made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993 as amended, Decree No. 58, CONSOB Regulation No. 20307 of 15 February 2018, as amended and any other applicable laws and regulations;

(b) in compliance with Article 129 of Legislative Decree No. 385 of 1 September 1993, as amended, pursuant to which the Bank of Italy may request information on the issue or the offer of securities in the Republic of Italy and the relevant implementing guidelines of the Bank of Italy issued on 25 August 2015 (as amended on 10 August 2016 and 2 November 2020); and

(c) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

Investors should also note that, in any subsequent distribution of the notes in the Republic of Italy, the Prospectus Regulation and Decree No. 58 may require compliance with the law relating to public offers of securities. Furthermore, Article 100-bis of Decree No. 58 provides that where the notes are placed solely with “qualified investors” and are then systematically resold on the secondary market at any time in the 12 months following such placing, purchasers of notes who are acting outside of the course of their business or profession may in certain circumstances be entitled to declare such purchase void and, in addition, to claim damages from any authorized person at whose premises the notes were purchased, unless an exemption provided for under the Prospectus Regulation or Decree No. 58 applies.

Canada: The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.4 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Singapore: Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”), the Republic has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and “Excluded Investment Products” (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

LEGAL MATTERS

Certain legal matters will be passed upon for the Republic by the Chief Legal Advisor and Director General of Trials, Ministry of Treasury and Finance, the Republic of Türkiye. The validity of the notes will be passed upon for the Republic by Arnold & Porter Kaye Scholer LLP, New York, New York, special United States counsel for the Republic, and for the underwriters by Clifford Chance LLP, London, United Kingdom, counsel to the underwriters. All statements in this prospectus supplement with respect to matters of Turkish law have been passed upon for the Republic by the Chief Legal Advisor and Director General of Trials, and for the underwriters by Pekin & Pekin, Istanbul, Türkiye. In rendering their opinions, Arnold & Porter Kaye Scholer LLP will rely as to all matters of Turkish law upon the Chief Legal Advisor and Director General of Trials and Clifford Chance LLP will rely as to all matters of Turkish law upon Pekin & Pekin.

DOCUMENTS INCORPORATED BY REFERENCE

Türkiye voluntarily files annual reports on Form 18-K with the U.S. Securities and Exchange Commission (“SEC”). These reports and any amendments to these reports include certain financial, statistical and other information about Türkiye and may be accompanied by exhibits. You may read and copy any document Türkiye files with the SEC at the SEC’s public reference room in Washington, D.C. Türkiye’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room, or log on to www.sec.gov. The SEC is located at 100 F Street, N.E., Washington, DC 20549.

The SEC allows Türkiye to “incorporate by reference” the information Türkiye files with it. This means that Türkiye can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus supplement. The following documents are considered a part of and incorporated by reference in this prospectus supplement:

•

Türkiye’s Annual Report on Form 18-K for the year ended December 31, 2023, as filed with the SEC on September 19, 2024 (File Number 033-37817) (the “2023 Annual Report”) as amended by Amendment No.  1 to Türkiye’s Annual Report on Form 18-K/A, filed on October 3, 2024, Amendment No.  2 to Türkiye’s Annual Report on Form 18-K/A, filed on February 12, 2025, and Amendment No. 3 to Türkiye’s Annual Report on Form 18-K/A, filed on May 29, 2025; and

•	any amendments to the 2023 Annual Report on Form 18-K/A filed prior to the date of this prospectus supplement.

Türkiye also incorporates by reference all future annual reports and amendments to annual reports until it sells all of the debt securities covered by this prospectus supplement. Each time Türkiye files a document with the SEC that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents.

You may request a free copy of these filings by writing to or calling Türkiye’s Treasury and Financial Counselor at the following address and phone number:

Turkish Consulate General

Office of the Attaché for Treasury and Financial Affairs 821 First Avenue, 4th Floor

New York, N.Y. 10017

Attn: The Office of the Attaché for Treasury and Financial Affairs

(212) 351-7239

PROSPECTUS

THE REPUBLIC OF TURKEY

$13,691,614,352

Debt Securities

The Republic of Türkiye, which may be referred to herein as Turkey, Türkiye or the Republic, may offer up to $13,691,614,352 (or its equivalent in other currencies) aggregate principal amount of its debt securities.

Türkiye may offer its debt securities from time to time in one or more offerings. Türkiye will provide the specific terms of the debt securities it is offering in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

The debt securities will contain “collective action clauses,” unless otherwise indicated in the applicable prospectus supplement. Under these provisions, which differ from the terms of Türkiye’s external indebtedness issued prior to January 1, 2015, Türkiye may amend the payment provisions of the debt securities and other “reserved matters” with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount outstanding of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

Türkiye may sell the securities directly, through agents designated from time to time or through underwriters or dealers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. Türkiye has not authorized anyone to provide you with different or additional information. Türkiye is not making an offer of these debt securities in any place where the offer is not permitted by law. You should not assume that the information in this prospectus or any prospectus supplement accompanying this prospectus or any document incorporated by reference is accurate as of any date other than the date on the front of those documents.

The date of this prospectus is April 19, 2024

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WHERE YOU CAN FIND MORE INFORMATION

Türkiye voluntarily files annual reports on Form 18-K with the Securities and Exchange Commission (“SEC”). These reports and any amendments to these reports include certain financial, statistical and other information about Türkiye and may be accompanied by exhibits. You may read and copy any document Türkiye files with the SEC at the SEC’s public reference room in Washington, D.C. Türkiye’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room, or log on to www.sec.gov. The SEC is located at 100 F Street, N.E., Washington, DC 20549.

The SEC allows Türkiye to “incorporate by reference” the information Türkiye files with it. This means that Türkiye can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. Türkiye incorporates by reference the following documents:

•

Türkiye’s Annual Report on Form 18-K for the year ended December 31, 2022 (File Number 033-37817), filed on September  22, 2023, as amended by Amendment No. 1 to Türkiye’s Annual Report on Form 18-K/A, filed on February 15, 2024, Amendment No. 2 to Türkiye’s Annual Report on Form 18-K/A, filed on March 21, 2024, and Amendment No. 3 to Türkiye’s Annual Report on Form 18-K/A, filed on March 29, 2024.

•	any amendments to Türkiye’s Annual Report on Form 18-K for the year ended December 31, 2022 filed prior to the date of this prospectus (File Number 033-37817).

Türkiye also incorporates by reference all future annual reports and amendments to annual reports until it sells all of the debt securities covered by this prospectus. Each time Türkiye files a document with the SEC that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents.

You may request a free copy of these filings by writing to or calling Türkiye’s Treasury and Financial Counselor at the following address and phone number:

Turkish Consulate General

Office of the Attaché for Treasury and Financial Affairs

821 First Avenue, 4th Floor

New York, N.Y. 10017

Attn: The Office of the Attaché for Treasury and Financial Affairs

(212) 351-7239

DATA DISSEMINATION

Türkiye is a subscriber to the International Monetary Fund’s Special Data Dissemination Standard, or “SDDS”, which is designed to improve the timeliness and quality of information of subscribing member countries. The SDDS requires subscribing member countries to provide schedules indicating, in advance, the date on which data will be released, the so-called “Advance Release Calendar”. For Türkiye, precise dates or “no-later-than dates” for the release of data under the SDDS are disseminated no later than three months in advance through the Advance Release Calendar, which is published on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board. Summary methodologies of all metadata to enhance transparency of statistical compilation are also provided on the Internet under the International Monetary Fund’s Dissemination Standard Bulletin Board. The Internet website is located at https://dsbb.imf.org/sdds/country/TUR/category. The website and any information on it are not part of this prospectus. All references in this prospectus to this website are inactive textual references to this URL, or “uniform resource locator”, and are for your information only.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, Türkiye will use the net proceeds from the sale of the debt securities for the general financing purposes of Türkiye, which may include the repayment of debt.

DEBT SECURITIES

Türkiye may issue debt securities, in distinct series at various times, and these debt securities will be issued pursuant to a fiscal agency agreement between Türkiye and a fiscal agent. The financial terms and other specific terms of a particular series of debt securities will be described in a prospectus supplement relating to those securities. If the terms or conditions described in the prospectus supplement that relates to your series of debt securities differ from the terms or conditions described in this prospectus, you should rely on the terms or conditions described in the prospectus supplement.

In this description of debt securities, you will see some initially capitalized terms. These terms have very particular, legal meanings, and you can find their definitions under the heading “Definitions” below.

General

The prospectus supplement that relates to your debt securities will specify the following terms, if applicable:

•	the specific title or designation of the debt securities;

•	the principal amount of the debt securities;

•	the price of the debt securities;

•	the stated maturity date on which Türkiye agrees to repay principal;

•	the rate of any interest the debt securities will bear and, if variable, the method by which the interest rate will be calculated;

•	the dates on which any interest payments are scheduled to be made;

•	the date or dates from which any interest will accrue;

•	the record dates for any interest payable on an interest payment date;

•	whether and under what circumstances and terms Türkiye may redeem the debt securities before maturity;

•	whether and under what circumstances and terms the holders of the debt securities may opt to have their respective debt securities prepaid;

•	whether and under what circumstances the debt securities will be entitled to the benefit of a sinking fund or other similar arrangement;

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whether and under what circumstances and terms the holders of the debt securities may opt to obligate Türkiye to repurchase or exchange their respective securities, either pursuant to an option that is included in the debt securities or that is or becomes separately tradable following their issuance;

•	the currency or currencies in which the debt securities are denominated, which may be U.S. dollars, another foreign currency or units of two or more currencies;

•	the currency or currencies for which such debt securities may be purchased and in which principal, premium, if any, and interest may be payable;

•	whether any amount payable in respect of the debt securities will be determined based on an index or formula, and, if so, how any such amount will be determined;

•	whether the debt securities will be issued upon the exchange or conversion of other debt securities and, if so, the specific terms relating to this exchange or conversion;

•	whether any part or all of the debt securities will be in the form of a global security and the circumstance in which a global security is exchangeable for certificated (physical) securities;

•	whether the debt securities will be listed and, if listed, the stock exchange on which the debt securities will be listed;

•	whether the debt securities will be designated “Collective Action Securities” (as described below); and

•	any other terms of the debt securities.

If applicable, the prospectus supplement may also describe any United States federal or Turkish income tax consequences and special considerations applicable to that particular series of debt securities.

Status of the Debt Securities

The following description applies to any series of debt securities issued prior to January 1, 2015 (including any further issuances of such debt securities).

The debt securities will be direct, unconditional, unsecured and general obligations of Türkiye without any preference one over the other. Türkiye will pledge its full faith and credit for the due and punctual payment of principal of and interest on the debt securities and for the timely performance of all of its obligations with respect to the debt securities.

The debt securities of each series will rank pari passu in right of payment with all other payment obligations relating to the External Indebtedness of Türkiye.

The following description applies to any series of debt securities issued on or after January 1, 2015.

The debt securities will constitute direct, general, unconditional and unsubordinated public External Indebtedness of Türkiye for which the full faith and credit of Türkiye is pledged. The debt securities rank and will rank without any preference among themselves and equally with all other unsubordinated public External Indebtedness of Türkiye. It is understood that this provision shall not be construed so as to require Türkiye to make payments under the debt securities ratably with payments being made under any other public External Indebtedness.

Form of Debt Securities

Unless otherwise specified in the prospectus supplement, debt securities denominated in U.S. dollars will be issued:

•	only in fully registered form; and

•	without interest coupons.

Debt securities denominated in U.S. dollars or in another monetary unit will be issued in denominations set forth in the applicable prospectus supplement.

Payment

Unless otherwise specified in the applicable prospectus supplement, the principal of and interest on the debt securities will be payable in U.S. dollars at the New York office of the fiscal agent, or such other office as designated by the fiscal agent, to the registered holders of the debt securities on the related record date; provided, however, that if so provided in the text of the debt securities, payments of principal and any interest will be paid by check mailed to the registered holders of the debt securities at their registered addresses, or in the case of principal, such other address as provided in writing by the registered holder. The authorization relating to such debt securities may provide that payments may be made to a registered holder of an amount greater than the aggregate principal amount of debt securities specified therein, by transfer of same day funds to an account maintained by the payee with a bank as specified in such authorization, if the registered holder so elects by giving the fiscal agent not less than 15 days’ notice (or such fewer days as the fiscal agent may accept at its discretion) prior to the date of payment.

If any date on which principal or interest is due to be paid is not a business day, Türkiye may pay interest on the next day that is a business day and no additional interest will accrue on that payment. For this purpose, business day means any day, other than a Saturday or Sunday, on which banks in the City of New York are not required or authorized by law or executive order to be closed.

The register of holders of debt securities will be kept at the New York office of the fiscal agent, or such other office as designated by the fiscal agent.

Any moneys held by the fiscal agent in respect of debt securities and remaining unclaimed for two years after those amounts have become due and payable shall be returned to Türkiye, as provided and in the manner set forth in the debt securities. After the return of these moneys to Türkiye, the holders of these debt securities may look only to Türkiye for any payment.

Türkiye may replace the fiscal agent at any time, subject to the appointment of a replacement fiscal agent. The fiscal agent is an agent of Türkiye and is not a trustee for the holders of the debt securities.

Negative Pledge

Türkiye undertakes that it will not, so long as any of the debt securities remain outstanding, create or permit to exist (i) any Lien (other than a Permitted Lien) for any purpose upon or with respect to any International Monetary Assets of Türkiye; or (ii) any Lien (other than a Permitted Lien) upon or with respect to any other assets of Türkiye to secure External Indebtedness of any Person, unless the debt securities are given an equivalent interest.

Definitions

“Exportable Assets” means goods which are sold or intended to be sold for a consideration consisting of or denominated in Foreign Currency and any right to receive Foreign Currency in connection with the sale thereof.

“External Indebtedness” of any Person means (i) each obligation, direct or contingent, of such Person to repay a loan, deposit, advance or similar extension of credit, (ii) each obligation of such Person evidenced by a note, bond, debenture or similar written evidence of indebtedness, and (iii) each Guarantee by such Person of an obligation constituting External Indebtedness of another Person; if in each case such obligation is denominated in a Foreign Currency or payable at the option of the payee in a Foreign Currency; provided that (i) an obligation (or Guarantee thereof) which by its terms is payable only by a Turkish Person to another Turkish Person in the Republic is not External Indebtedness; (ii) an obligation (or Guarantee thereof) to the extent that it is owing only to an individual who is a Turkish citizen is not External Indebtedness; (iii) an obligation is deemed to be denominated in a Foreign Currency if the terms thereof or of any applicable governmental program contemplate that payment thereof will be made to the holder thereof in such Foreign Currency by the obligor, Türkiye or any other Turkish Person; (iv) an obligation (or Guarantee thereof) to the extent that it is not equal to or above $100,000,000 is not External Indebtedness; and (v) an obligation (or Guarantee thereof) to the extent that it does not have an original maturity of more than one year or is not combined with a commitment so that the original maturity of one year or less may be extended to a period in excess of one year is not External Indebtedness.

“Foreign Currency” means any currency other than the lawful currency of Türkiye.

“Guarantee” includes a suretyship or any other arrangement whereby the respective party is directly or indirectly responsible for any External Indebtedness of another Person, including, without limitation, any obligation of such party to purchase goods or services or supply funds or take any other action for the purpose of providing for the payment or purchase of such External Indebtedness (in whole or in part).

“International Monetary Assets” means all official holdings of gold, Special Drawing Rights, Reserve Positions in the International Monetary Fund and Foreign Exchange which is owned or held by Türkiye or any monetary authority of Türkiye, all as defined by the International Monetary Fund.

“Lien” means any lien, mortgage, deed of trust, charge, pledge, hypothecation, security interest or other encumbrance.

“Permitted Lien” means

(1) any Lien on Foreign Currency (or deposits denominated in Foreign Currency) securing obligations with respect to a letter of credit issued in the course of ordinary commercial banking transactions (and expiring within one year thereafter) to finance the importation of goods or services into the Republic;

(2) any Lien on Exportable Assets (but not official holdings of gold), documents of title relating thereto, insurance policies insuring against loss or damage with respect thereto and proceeds of the foregoing, securing External Indebtedness incurred to finance the business of producing or exporting Exportable Assets; provided that (x) the proceeds of the sale of such Exportable Assets are expected to be received within one year after such Exportable Assets or documents become subject to such Lien; and (y) such External Indebtedness (i) is to be repaid primarily out of proceeds of sale of the Exportable Assets subject to such Lien and (ii) does not arise out of financing provided by the lender on condition that other External Indebtedness be repaid;

(3) any Lien securing External Indebtedness incurred for the purpose of financing any acquisition of assets (other than International Monetary Assets), provided that the assets which are subject to such Lien are: (x) tangible assets acquired in such acquisition (including, without limitation, documents evidencing title to such tangible assets); (y) claims which arise from the use, failure to meet specifications, sale or loss of, or damage to, such assets; or (z) rent or charter hire payable by a lessee or charterer of such assets;

(4) any Lien on or with respect to assets (other than International Monetary Assets) existing at the time of the acquisition thereof, provided that such Lien was not incurred in contemplation of such acquisition;

(5) any Lien on or with respect to assets (other than International Monetary Assets) acquired (or deemed to be acquired) under a financial lease, or claims arising from the use, operation, failure to meet specifications, sale or loss of, or damage to, such assets, provided that (x) such Lien secures only rentals and other amounts payable under such lease; and (y) such assets were not owned by the Republic for more than 120 days prior to becoming subject to such lease;

(6) any Lien on any assets which arose pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings so long as the execution or other enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings;

(7) any Lien arising by operation of law (and not pursuant to any agreement) which has not been foreclosed or otherwise enforced against the assets to which it applies, including without limitation any right of set-off with respect to demand or time deposits maintained with financial institutions and banker’s liens with respect to property held by financial institutions, provided that such Lien arises in the ordinary course of the activities of the owner of the assets subject thereto and not with a view to securing any External Indebtedness;

(8) any Lien securing External Indebtedness incurred in connection with any Project Financing, provided that the assets to which such Lien applies (x) are not official holdings of gold; and (y) are (i) assets which are the subject of such Project Financing or (ii) revenues or claims which arise from the use, operation, failure to meet specifications, exploitation, sale or loss of, or damage to, such assets;

(9) Liens on assets (other than official holdings of gold) in existence on the initial date of issuance of the securities of a series provided that such Liens remain confined to the assets affected thereby on the initial date of issuance of the securities of such series, and secure only those obligations so secured on the initial date of issuance of the securities of such series;

(10) any Lien arising in connection with contracts entered into substantially simultaneously for sales and purchases at market prices of precious metals; and

(11) any Lien or Liens which otherwise would not be permissible pursuant to the negative pledge and which secure(s) indebtedness in an aggregate amount not exceeding $50,000,000 (or the equivalent thereof in other currencies or composite currency units).

“Person” means an individual, corporation, partnership, joint venture, trust, unincorporated organization or any other judicial entity, including, without limitation, a government or governmental body or agency or instrumentality or any international organization or agency.

“Project Financing” means any financing of the acquisition, construction or development of any asset in connection with a project if the Person or Persons providing such financing expressly agree to look to the asset financed and the revenues to be generated by the use, exploitation, operation of or loss of, or damage to, such asset as a principal source of repayment for the moneys advanced and at the time of such financing it was reasonable to conclude that such project would generate sufficient income to repay substantially all of the principal of and interest on all External Indebtedness incurred in connection with such project.

“Turkish Person ” means Türkiye and any Person who is a resident or national of Türkiye or which has its principal place of business, seat or head office in Türkiye or any Person incorporated or organized under the laws of Türkiye.

Default

Any of the following events affecting a particular series of debt securities will be an event of default with respect to that series of debt securities:

(a) Türkiye fails to pay, when due, principal of or any interest on the debt securities of that series and such failure continues for a period of 30 days; or

(b) Türkiye defaults in performance or observance of or compliance with any of its other obligations set forth in the debt securities of that series, which default is not remedied within 60 days after written notice of such default shall have been given to Türkiye by the holder of any debt securities of that series at the corporate trust office of the fiscal agent in the City of New York; or

(c) any other present or future External Indebtedness (as defined above) of Türkiye, for or in respect of moneys borrowed or raised in an amount in aggregate of not less than $40,000,000 (or its equivalent in other currencies or composite currency units), becomes due and payable prior to its stated maturity otherwise than at the option of Türkiye, or any such amount of External Indebtedness is not paid when due (in accordance with any extension granted in any modification, consent or waiver by the holders of such External Indebtedness) or, as the case may be, within any applicable grace period; or

(d) Türkiye ceases to be a member of the International Monetary Fund or of any successor (whether corporate or not) that performs the functions of, or functions similar to, the International Monetary Fund; or

(e) Türkiye announces its inability to pay its debts as they mature; or

(f) it becomes unlawful for Türkiye to perform or comply with any of its payment obligations under any of the debt securities of a series.

Redemption and Repurchase

Unless otherwise set forth in the applicable prospectus supplement, the debt securities will not be redeemable prior to maturity by Türkiye or repayable prior to maturity by the registered holders of these debt securities.

Türkiye may at any time purchase debt securities in any manner and for any price. If Türkiye purchases debt securities of a series by tender, tenders must be available to all holders of debt securities of that series. Any debt securities purchased by Türkiye may, at its discretion, be held by Türkiye or surrendered to the fiscal agent for cancellation, but such debt securities may not be resold.

Judgment Currency

If for the purpose of obtaining judgment in any court or from any other tribunal it is necessary to convert an amount due to the holder of a debt security in the currency in which the debt security was required to be paid by its terms (the “Debt Security Currency”) into another currency (the “Judgment Currency”), Türkiye and such holder agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, such holder could purchase the Debt Security Currency with such Judgment Currency in the city which is the principal financial center of the country of issue of the Debt Security Currency on the date two business days preceding the date on which actual payment in the Judgment Currency is made to such holder.

To the fullest extent permitted by law, the obligation of Türkiye in respect of any amount payable by it to the holder of a debt security shall, notwithstanding any judgment in a Judgment Currency, be discharged only to the extent that on the business day following receipt by such holder of any amount adjudged to be so due in the Judgment Currency, such holder may, in accordance with normal banking procedures, purchase the Debt Security Currency with the Judgment Currency. To the fullest extent permitted by law, if the amount of the Debt Security Currency so purchased is less than the amount originally due to such holder, Türkiye undertakes, as a separate and independent obligation, to indemnify and hold harmless each relevant holder of the debt security against the amount of such shortfall and if the amount of the Debt Security Currency so purchased is more than the amount originally due to such holder, and if all of Türkiye’s obligations to such holder under the debt securities are fully paid, such holder agrees to remit such excess to Türkiye.

Payment of Additional Amounts

All payments of principal and interest in respect of the debt securities by Türkiye will be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments or governmental charges imposed, levied, collected, withheld or assessed by or within Türkiye or any authority of or within Türkiye (together, “Taxes”), unless such withholding or deduction is required by tax law. In that event, Türkiye shall pay those additional amounts that will result in receipt by the holders of debt securities of the amounts that would have been received by them had such withholding or deduction not been required, except that no additional amounts shall be payable with respect to any debt security:

•

to a holder (or a third party on behalf of a holder) where such holder is liable to pay such Taxes in respect of any debt security by reason of that holder’s having some connection with Türkiye other than the mere holding of that debt security or the receipt of principal and interest in respect of that debt security; or

•

presented for payment more than 30 days after the Relevant Date (see below), except to the extent that the holder of that debt security would have been entitled to additional amounts on presenting the same for payment on the last day of that 30-day period.

The term “Relevant Date” in respect of any debt security means whichever is the later of:

•	the date on which payment in respect of the debt security first becomes due and payable; or

•

if the fiscal agent has not received the full amount of the moneys payable on or before that due date, the date on which notice is given to the holders of debt securities that the full amount of those moneys has been received and is available for payment.

Any reference in this section to “principal” and/or “interest” includes any additional amounts that may be payable under the debt securities.

Upon not less than 30 days’ prior notice to holders of the debt securities, Türkiye will have the right to require each holder to present at the office of any paying agency five business days prior to each record date a certificate, in such form as Türkiye may from time to time reasonably prescribe in order to comply with applicable law or regulation, to enable Türkiye to determine its duties and liabilities with respect to (i) any taxes, assessments or governmental charges which Türkiye or the fiscal agent may be required to deduct or withhold from payments in respect of such securities under any present or future law of the United States or any regulation of any taxing authority thereof and (ii) any reporting or other requirements under such laws or regulations. Türkiye will be entitled to determine its duties and liabilities with respect to such deduction, withholding, reporting or requirements of the basis of information contained in such certificate or, if no certificate shall be presented, on the basis of any presumption created by any such law or regulation and shall be entitled to act in accordance with such determination, but shall not be entitled to withhold all or part of any such payment except as required by applicable law.

Global Securities

The prospectus supplement that relates to your debt securities indicates whether any of the debt securities you purchase will be represented by a global security. The aggregate principal amount of any global security equals the sum of the principal amount of all the debt securities it represents. The global security will be registered in the name of the depositary identified in the prospectus supplement or its nominee, and will be deposited with the depositary, its nominee or a custodian.

Limitations on Your Ability to Obtain Debt Securities Registered in Your Name. The global security will not be registered in the name of any person other than the depositary or its nominee. Similarly, the global security will not be exchanged for debt securities that are registered in the name of any person other than the depositary or its nominee. An exception to these restrictions would be made only if:

•	the depositary notifies Türkiye that it is unwilling, unable or no longer qualified to continue to act as depositary and Türkiye does not appoint a successor depositary within 90 days;

•	at any time Türkiye decides it no longer wishes to have all or part of the debt securities represented by a global security; or

•	an event of default has occurred and is continuing to occur with respect to the securities.

In those circumstances, the depositary will determine in whose names to register any certificated (physical) debt securities issued in exchange for the global security. These certificated (physical) debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and greater multiples, unless otherwise specified in a prospectus supplement.

The depositary or its nominee will be considered the sole owner and holder of the global security for all purposes. As a result:

•	You cannot get debt securities registered in your name for so long as they are represented by the global security;

•	You cannot receive certificated (physical) debt securities in your name in exchange for your beneficial interest in the global security;

•	You will not be considered to be the owner or holder of the global security or any debt securities represented by the global security for any purpose;

•	You cannot assert any right of a holder of the debt securities unless you are authorized by the depositary and the participant through which you hold your beneficial interest; and

•	All payments on the global security will be made to the depositary or its nominee.

In some jurisdictions, certain types of purchasers (such as some insurance companies) are not permitted to own securities represented by a global security. These laws may limit your ability to sell or transfer your beneficial interest in the global security to these types of purchasers.

Beneficial Interests in and Payments on Global Security. Institutions that have accounts with the depositary or a nominee of the depositary, such as securities brokers and dealers, are called participants. Only participants, and persons that hold beneficial interests through participants, can own a beneficial interest in the global security. The depositary keeps records of the ownership and transfer of beneficial interests in the global security by its participants. In turn, participants keep records of the ownership and transfer of beneficial interests in the global security by other persons (such as their customers). No other records of the ownership and transfer of interests in the global security will be kept.

When the depositary receives payment of principal or interest on the global security, the depositary is expected to credit its participants’ accounts in amounts that correspond to their respective beneficial interests in the global security. In turn, after the participants’ accounts are credited, the participants are expected to credit the accounts of the owners of beneficial interests in the global security in amounts that correspond to the owners’ beneficial interests in the global security.

The depositary and its participants establish policies and procedures that govern payments, transfers and other important matters that affect owners of beneficial interests in the global security. The depositary and its participants may change these policies and procedures from time to time. Türkiye has no responsibility or liability for the records of owners of beneficial interests in the global security. Also, Türkiye is not responsible for supervising or reviewing those records or payments. Türkiye has no responsibility or liability for any aspect of the relationship between the depositary and its participants or for any aspects of the relationship between participants and owners of beneficial interests in the global security.

Governing Law and Consent to Service

Türkiye is a foreign sovereign government. Consequently, it may be difficult for investors to obtain or realize upon judgments of courts of the United States against the Republic. The fiscal agency agreement and the debt securities will be governed by and interpreted in accordance with the laws of the State of New York, except with respect to the authorization and execution of the debt securities on behalf of Türkiye and any other matters required to be governed by the laws of Türkiye, which will be governed by the laws of Türkiye.

Türkiye will irrevocably waive, to the fullest extent permitted by law, any immunity, including foreign sovereign immunity, from jurisdiction to which it might otherwise be entitled in any action arising out of or based on the debt securities which may be instituted by the holder of any debt securities in each of the United States District Court for the Southern District of New York, the Supreme Court of the State of New York, New York County, and the respective appellate courts therefrom or (except as to venue) in any competent court in Türkiye. Türkiye will appoint the Treasury and Financial Counselor of the Republic of Türkiye, 821 United Nations Plaza, 4th Floor, New York, New York, 10017, as its authorized agent upon whom process may be served in any action arising out of or based on the debt securities which may be instituted in any state or federal court in the City or State of New York by the holder of any debt securities. Such appointment shall be irrevocable until all amounts in respect of the principal, premium, if any, and interest, if any, due or to become due on or in respect of all the debt securities issuable under the fiscal agency agreement have been paid by Türkiye to the fiscal agent, except that if for any reason the authorized agent ceases to be able to act as such authorized agent or no longer has an address in New York, Türkiye will appoint another person in New York as its authorized agent.

The Counselor for Treasury and Economic Affairs is not the agent for service for actions under the United States federal securities laws or state securities laws and Türkiye’s waiver of immunity does not extend to such actions. Because Türkiye has not waived its sovereign immunity in connection with any actions arising out of or based on United States federal or state securities laws, it will not be possible to obtain a United States judgment against Türkiye based on such laws unless a court were to determine that Türkiye is not entitled under the United States Foreign Sovereign Immunities Act of 1976, as amended, to sovereign immunity with respect to such actions.

Under the laws of Türkiye, assets of Türkiye are immune from attachment or other forms of execution, whether before or after judgment. The United States Foreign Sovereign Immunities Act of 1976, as amended, may also provide a means for limited execution upon any property of Türkiye that is related to the service and administration of the debt securities.

Collective Action Securities Issued Prior to January 1, 2015

Türkiye may designate a particular series of debt securities to be “Collective Action Securities.” The following descriptions apply to any series of debt securities that has been designated Collective Action Securities and issued prior to January 1, 2015 (including any further issuances of such debt securities).

Acceleration of Maturity

If an event of default described under the heading “Debt Securities — Default” above occurs and is continuing with respect to any series of debt securities that have been designated Collective Action Securities, the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of that series may, by notice to the fiscal agent, declare all the debt securities of that series to be due and payable immediately. Holders of less than 25% of the aggregate principal amount of the outstanding debt securities of that series may not, on their own, declare the debt securities of that series to be due and payable immediately. Holders of notes may exercise these rights only by providing a written demand to Türkiye at the office of the fiscal agent at a time when the event of default is continuing.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the debt securities of that series will be immediately due and payable on the date Türkiye receives written notice of the declaration, unless Türkiye has remedied the event or events of default prior to receiving the notice. The holders of 66 2/3% or more of the aggregate principal amount of the outstanding debt securities of that series may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Meetings

General. A meeting of holders of debt securities of any series may be called at any time:

•	to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided for in the fiscal agency agreement or the debt securities of that series; or

•	to modify, amend or supplement the terms of the debt securities of that series or the fiscal agency agreement.

Türkiye or the fiscal agent may at any time call a meeting of holders of debt securities of a series for any purpose described above. This meeting will be held at the time and place determined by the fiscal agent. If Türkiye or the holders of at least 10% in aggregate principal amount of the outstanding (as defined in the fiscal agency agreement) debt securities of a series request (in writing) the fiscal agent to call a meeting, the fiscal agent will call such a meeting.

For the purpose of this prospectus, “outstanding debt securities” does not include:

•	previously canceled debt securities;

•	debt securities called for redemption;

•	debt securities which have become due and payable and for which sufficient funds to pay amounts owed under these debt securities have been paid or provided for;

•	debt securities of a series, which have been substituted with another series of debt securities; and

•

for purposes of determining whether the required percentage of holders of debt securities is present at a meeting of holders for quorum purposes or has approved any amendment, modification or change to, or waiver of, the debt securities or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration, debt securities held directly by Türkiye or on its behalf. See “— Amendments and Waivers” below for additional qualifications to the definition of “outstanding debt securities” as it applies to any series of debt securities that has been designated Collective Action Securities.

Notice. The notice of a meeting will set forth the time and place of the meeting and in general terms the action proposed to be taken at the meeting. This notice shall be given as provided in the terms of the debt securities. In addition, this notice shall be given between 30 and 60 days before the meeting date; however, in the case of any meeting to be reconvened after adjournment for lack of a quorum, this notice shall be given between 15 and 60 days before the meeting date.

Voting; Quorum. A person that holds outstanding debt securities of a series or is duly appointed to act as proxy for a holder of the debt securities of a series will be entitled to vote at a meeting of holders of the debt securities of that series. The presence at the meeting of persons entitled to vote a majority of the principal amount of the outstanding debt securities of a series shall constitute a quorum with respect to that series of debt securities.

At the reconvening of a meeting adjourned for a lack of a quorum, the presence of persons entitled to vote 25% in principal amount of the outstanding debt securities of a series shall constitute a quorum with respect to that series of debt securities for the taking of any action set forth in the notice of the original meeting.

Regulations. The fiscal agent may make reasonable and customary regulations as it deems advisable for any meeting with respect to:

•	the proof of the holding of debt securities of a series and of the appointment of proxies in respect of the holders of debt securities of a series;

•	the record date for determining the holders of debt securities of a series who are entitled to vote at such meeting;

•	the adjournment and chairmanship of such meeting;

•	the appointment and duties of inspectors of votes, certificates and other evidence of the right to vote; and

•	other matters concerning the conduct of the meeting that the fiscal agent deems appropriate.

Amendments and Waivers

Türkiye, the fiscal agent and the holders may generally modify or take actions with respect to the fiscal agency agreement or the terms of the debt securities of any series that have been designated Collective Action Securities with:

•	the affirmative vote of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding debt securities of that series that are represented at a duly called and held meeting; or

•	the written consent of the holders of 66 2/3% in aggregate principal amount of the outstanding debt securities of that series.

However, the holders of not less than 75% in aggregate principal amount of the outstanding debt securities of that series, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the debt securities of that series that would:

•	change the due date for the payment of the principal (or premium, if any) of, or any installment of interest on, the debt securities of that series;

•	reduce the principal amount of the debt securities of that series;

•	reduce the portion of the principal amount that is payable in the event of an acceleration of the maturity of the debt securities of that series;

•	reduce the interest rate of the debt securities of that series;

•	reduce the premium payable upon redemption of the debt securities of that series;

•

change the currency in which any amount in respect of the debt securities of that series is payable or (i) with respect to U.S. dollar denominated issuances, exclude the Borough of Manhattan, the City of New York, as a required place at which payment with respect to interest, premium or principal is payable, or (ii) with respect to EUR denominated issuances, exclude the City of London, as a required place at which payment with respect to interest, premium or principal is payable;

•	shorten the period during which Türkiye is not permitted to redeem the debt securities of that series if, prior to such action, Türkiye is not permitted to do so;

•	change Türkiye’s obligation to pay any additional amounts under the debt securities of that series;

•	amend the definition of “outstanding” with respect to the debt securities of that series;

•	change the governing law provision of the debt securities of that series;

•

change Türkiye’s appointment of an agent for the service of process in the United States or Türkiye’s agreement not to claim and to waive irrevocably immunity (sovereign or otherwise) in respect of any suit, action or proceeding arising out of or relating to the fiscal agency agreement or to the debt securities of that series;

•	change the status of the debt securities of that series, as described under “Debt Securities — Status of the Debt Securities” in the prospectus;

•	in connection with an offer to acquire all or any portion of the debt securities of that series, amend any event of default under the debt securities of that series; or

•	reduce the proportion of the principal amount of the debt securities of that series that is required:

(i) to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities of that series; or

(ii) make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action.

Türkiye refers to the above subjects as “reserved matters.” A change to a reserved matter, including the payment terms of any series of debt securities that have been designated Collective Action Securities, can be made without your consent, as long as a supermajority of the holders (that is, the holders of at least 75% in aggregate principal amount of the outstanding notes) agrees to the change.

If both Türkiye and the fiscal agent agree, they may, without the vote or consent of any holder of debt securities of a series, modify, amend or supplement the fiscal agency agreement or the debt securities of any series for the purpose of:

•	adding to the covenants of Türkiye for the benefit of the holders of the notes;

•	surrendering any right or power conferred upon Türkiye;

•	securing the debt securities of that series pursuant to the requirements of the debt securities or otherwise;

•	curing any ambiguity or curing, correcting or supplementing any defective provision contained in the fiscal agency agreement or in the debt securities of that series; or

•

amending the fiscal agency agreement or the debt securities of that series in any manner which Türkiye and the fiscal agent may determine and that is not inconsistent with and does not adversely affect the interest of any holder of debt securities of that series.

Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of debt securities of such series.

For purposes of determining whether the required percentage of holders of any series of debt securities that have been designated Collective Action Securities is present at a meeting of holders for quorum purposes or has approved any amendment, modification or change to, or waiver of, such debt securities or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration, debt securities owned, directly or indirectly, by or on behalf of Türkiye or any public sector instrumentality of Türkiye will be disregarded and deemed not to be “outstanding”, except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only debt securities that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means the Central Bank of Türkiye, any department, ministry or agency of the federal government of Türkiye or any corporation, trust, financial institution or other entity owned or controlled by the federal government of Türkiye or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

Further Issues of Debt Securities of a Series

From time to time, without the consent of holders of the debt securities of any series that have been designated Collective Action Securities, and subject to the required approvals under Turkish law, Türkiye may create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities are fungible with the existing notes of such series for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws). Türkiye may also consolidate the additional debt securities to form a single series with the outstanding notes.

Collective Action Securities Issued On or After January 1, 2015

The following descriptions apply to any series of debt securities that has been designated Collective Action Securities and issued on or after January 1, 2015.

Acceleration of Maturity

If an event of default described under the heading “Debt Securities — Default” above occurs and is continuing with respect to any series of debt securities that have been designated Collective Action Securities, the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of that series may, by notice to the fiscal agent, declare all the debt securities of that series to be due and payable immediately. Holders of less than 25% of the aggregate principal amount of the outstanding debt securities of that series may not, on their own, declare the debt securities of that series to be due and payable immediately. Holders of notes may exercise these rights only by providing a written demand to Türkiye at the office of the fiscal agent at a time when the event of default is continuing.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the debt securities of that series will be immediately due and payable on the date Türkiye receives written notice of the declaration, unless Türkiye has remedied the event or events of default prior to receiving the notice. The holders of 66 2/3% or more of the aggregate principal amount of the outstanding debt securities of that series may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Meetings, Amendments and Waivers

Türkiye may call a meeting of the holders of debt securities of a series at any time regarding the fiscal agency agreement or the debt securities of the series. Türkiye will determine the time and place of the meeting.

Türkiye will notify the holders of the time, place and purpose of the meeting not less than 30 and not more than 60 days before the meeting.

In addition, Türkiye or the fiscal agent will call a meeting of holders of debt securities of a series if the holders of at least 10% in principal amount of all debt securities of the series then outstanding have delivered a written request to Türkiye or the fiscal agent (with a copy to Türkiye) setting out the purpose of the meeting. Within 10 days of receipt of such written request or copy thereof, Türkiye will notify the fiscal agent and the fiscal agent will notify the holders of the time, place and purpose of the meeting called by the holders, to take place not less than 30 and not more than 60 days after the date on which such notification is given.

Only holders and their proxies are entitled to vote at a meeting of holders. Türkiye will set the procedures governing the conduct of the meeting and if additional procedures are required, Türkiye will consult with the fiscal agent to establish such procedures as are customary in the market.

Modifications may also be approved by holders of debt securities of a series pursuant to written action with the consent of the requisite percentage of debt securities of such series. The fiscal agent will solicit the consent of the relevant holders to the modification not less than 10 and not more than 30 days before the expiration date for the receipt of such consents as specified by the fiscal agent.

The holders may generally approve any proposal by Türkiye to modify the fiscal agency agreement or the terms of the debt securities of a series with the affirmative vote (if approved at a meeting of the holders) or consent (if approved by written action) of holders of more than 50% of the outstanding principal amount of the debt securities of that series.

However, holders may approve, by vote or consent through one of three modification methods, any proposed modification by Türkiye that would do any of the following (such subjects referred to as “reserved matters”):

•	change the date on which any amount is payable on the debt securities;

•	reduce the principal amount (other than in accordance with the express terms of the debt securities and the fiscal agency agreement) of the debt securities;

•	reduce the interest rate on the debt securities;

•	change the method used to calculate any amount payable on the debt securities (other than in accordance with the express terms of the debt securities and the fiscal agency agreement);

•	change the currency or place of payment of any amount payable on the debt securities;

•	modify Türkiye’s obligation to make any payments on the debt securities (including any redemption price therefor);

•	change the identity of the obligor under the debt securities;

•	change the definition of “outstanding debt securities” or the percentage of affirmative votes or written consents, as the case may be, required to make a “reserved matter modification”;

•	change the definition of “uniformly applicable” or “reserved matter modification”;

•

authorize the fiscal agent, on behalf of all holders of the debt securities, to exchange or substitute all the debt securities for, or convert all the debt securities into, other obligations or securities of Türkiye or any other person; or

•	change the legal ranking, governing law, submission to jurisdiction or waiver of immunities provisions of the terms of the debt securities.

A change to a reserved matter, including the payment terms of the debt securities, can be made without your consent, as long as the change is approved, pursuant to one of the three following modification methods, by vote or consent by:

•	the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of a series affected by the proposed modification;

•

where such proposed modification would affect the outstanding debt securities of two or more series, the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, if certain “uniformly applicable” requirements are met; or

•

where such proposed modification would affect the outstanding debt securities of two or more series, the holders of more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, and the holders of more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the modification, taken individually.

“Uniformly applicable,” as referred to above, means a modification by which holders of debt securities of all series affected by that modification are invited to exchange, convert or substitute their debt securities on the same terms for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration. It is understood that a modification will not be considered to be uniformly applicable if each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification (or, where a menu of instruments or other consideration is offered, each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification electing the same option under such menu of instruments).

Türkiye may select, in its discretion, any modification method for a reserved matter modification in accordance with the fiscal agency agreement and to designate which series of debt securities will be included for approval in the aggregate of modifications affecting two or more series of debt securities. Any selection of a modification method or designation of series to be included will be final for the purpose of that vote or consent solicitation.

Before soliciting any consent or vote of any holder of debt securities for any change to a reserved matter, Türkiye will provide the following information to the fiscal agent for distribution to the holders of debt securities of any series that would be affected by the proposed modification:

•

a description of Türkiye’s economic and financial circumstances that are in Türkiye’s opinion relevant to the request for the proposed modification, a description of Türkiye’s existing debts and description of its broad policy reform program and provisional macroeconomic outlook;

•

if Türkiye shall at the time have entered into an arrangement for financial assistance with multilateral and/or other major creditors or creditor groups and/or an agreement with any such creditors regarding debt relief, (x) a description of any such arrangement or agreement and (y) where permitted under the information disclosure policies of the multilateral or other creditors, as applicable, a copy of the arrangement or agreement;

•	a description of Türkiye’s proposed treatment of external debt instruments that are not affected by the proposed modification and its intentions with respect to any other major creditor groups; and

•	if Türkiye is then seeking any reserved matter modification affecting any other series of debt securities, a description of that proposed modification.

For purposes of determining whether the required percentage of holders of the debt securities of a series has approved any amendment, modification or change to, or waiver of, the debt securities or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration of the debt securities of that series, debt securities held by Türkiye or any public sector instrumentality of Türkiye or by a corporation, trust or other legal entity that is controlled by Türkiye or a public sector instrumentality will be disregarded and deemed not to be outstanding and may not be counted in a vote or consent solicitation for or against a proposed modification, if on the record date for the proposed modification or other action or instruction hereunder, the debt security is held by Türkiye or by a public sector instrumentality, or by a corporation, trust or other legal entity that is controlled by Türkiye or a public sector instrumentality, except that (x) debt securities held by Türkiye or any public sector instrumentality of Türkiye or by a corporation, trust or other legal entity that is controlled by Türkiye or a public Türkiye instrumentality which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the fiscal agent the pledgee’s right so to act with respect to such debt securities and that the pledgee is not Türkiye or a public sector instrumentality, and in case of a dispute concerning such right, the advice of counsel shall be full protection in respect of any decision made by the fiscal agent in accordance with such advice and any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters or information which is in the possession of the fiscal agent, upon the certificate, statement or opinion of or representations by the fiscal agent; and (y) in determining whether the fiscal agent will be protected in relying upon any such action or instructions hereunder, or any notice from holders, only debt securities that a responsible officer of the fiscal agent knows to be so owned or controlled will be so disregarded. Debt securities so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the fiscal agent the pledgee’s right so to act with respect to such debt securities and that the pledgee is not Türkiye or a public sector instrumentality.

As used in the preceding paragraph, “public sector instrumentality” means any department, secretary, ministry or agency of Türkiye, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, by contract or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of that legal entity.

Other Amendments

Türkiye and the Fiscal Agent may, without the vote or consent of any holder of debt securities of a series, amend the Fiscal Agency Agreement or the debt securities of the series for the purpose of:

•	adding to Türkiye’s covenants for the benefit of the holders;

•	surrendering any of Türkiye’s rights or powers with respect to the debt securities of that series;

•	securing the debt securities of that series;

•	curing any ambiguity or curing, correcting or supplementing any defective provision in the debt securities of that series or the Fiscal Agency Agreement;

•

amending the debt securities of that series or the Fiscal Agency Agreement in any manner that Türkiye may determine and that does not materially adversely affect the interests of any holders of the debt securities of that series; or

•	correcting, in the opinion of Türkiye, a manifest error of a formal, minor or technical nature.

Further Issues of Debt Securities of a Series

From time to time, without the consent of holders of the debt securities of any series that have been designated Collective Action Securities, and subject to the required approvals under Turkish law, Türkiye may create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities are fungible with the existing notes of such series for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws). Türkiye may also consolidate the additional debt securities to form a single series with the outstanding notes.

PLAN OF DISTRIBUTION

Türkiye may sell any combination of the debt securities in any of three ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

Each prospectus supplement will set forth:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities of that series;

•	the net proceeds to Türkiye from the sale of the securities;

•	any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

The securities may be sold from time to time in distinct series by different means at different prices that are negotiated and fixed or that vary based on market prices.

Underwriters used in the sale of securities will distribute the securities on a firm commitment basis. In this case, the underwriters will acquire the securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. Türkiye may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters.

Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Türkiye may also sell securities of any series directly to the public or through agents designated by Türkiye from time to time. Unless otherwise specified in the applicable prospectus supplement, an agent used in the sale of securities will sell the securities on a reasonable best efforts basis for the period of its appointment.

In compliance with Financial Industry Regulatory Authority guidelines, the maximum compensation to any underwriters or agents in connection with the sale of any securities pursuant to this prospectus and any applicable prospectus supplement will not exceed 8% of the aggregate total offering price to the public of such securities as set forth on the cover page of the applicable prospectus supplement; however, it is anticipated that the maximum compensation paid will be significantly less than 8%.

Türkiye may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from Türkiye under “delayed delivery” contracts. Purchasers of securities under delayed delivery contracts will pay the public offering price plus accrued interest, if any, and will take delivery of the securities on a date or dates stated in the applicable prospectus supplement. Delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement. The applicable prospectus supplement will set forth the commission payable for solicitation of these delayed delivery contracts.

Türkiye may agree to indemnify agents and underwriters against certain liabilities, including liabilities under the United States Securities Act of 1933, as amended, or to contribute to payments which the agents or underwriters may be required to make in respect of any of these liabilities. Agents and underwriters may engage in transactions with or perform services for Türkiye in the ordinary course of business.

Unless otherwise specified in the applicable prospectus supplement, Türkiye will not register under the Securities Act the securities that it will offer and sell outside the United States. Thus, subject to certain exceptions, Türkiye cannot offer, sell or deliver those securities within the United States or to U.S. persons. When Türkiye offers or sells securities outside the United States, each underwriter or dealer involved in the sale of the securities will acknowledge that the securities:

•	have not been and will not be registered under the Securities Act; and

•	may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Each of these underwriters or dealers will agree:

•	that it has not offered or sold, and will not offer or sell, any of these securities within the United States except in accordance with Rule 903 of Regulation S under the Securities Act; and

•	that neither such underwriter or dealer nor its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts with respect to these securities.

DEBT RECORD

Türkiye has not defaulted on any principal or interest of any external debt represented by bonds issued in public international markets since it began issuing such bonds in 1988.

VALIDITY OF THE SECURITIES

The validity of the debt securities will be passed upon for Türkiye by the Chief Legal Advisor and Director General of Trials, Ministry of Treasury and Finance, the Republic of Türkiye. Certain legal matters of United States law will be passed upon for Türkiye by Arnold & Porter Kaye Scholer LLP, United States counsel to Türkiye, and for the underwriters, if any, by United States counsel and Turkish counsel to the underwriters named in the applicable prospectus supplement.

As to all matters of Turkish law, Arnold & Porter Kaye Scholer LLP may rely on the opinion of the Chief Legal Advisor and Director General of Trials, Ministry of Treasury and Finance, the Republic of Türkiye. As to all matters of United States law, the Chief Legal Advisor and Director General of Trials, Ministry of Treasury and Finance, the Republic of Türkiye may rely on the opinion of Arnold & Porter Kaye Scholer LLP. Certain statements with respect to matters of Turkish law in this prospectus have been passed upon by the Chief Legal Advisor and Director General of Trials, Ministry of Treasury and Finance, the Republic of Türkiye and are made upon his or her authority.

OFFICIAL STATEMENTS

The information set forth herein and in the documents incorporated by reference has been reviewed by the Director General, Ministry of Treasury and Finance, the Republic of Türkiye, in his official capacity, and is included herein on his authority. Information included herein or therein which is identified as being taken or derived from a publication of Türkiye or an agency, instrumentality or state economic enterprise of Türkiye is included on the authority of such publication as a public official document of Türkiye.

AUTHORIZED AGENT

The authorized agent of Türkiye in the United States of America is the Treasury and Financial Attaché of the Republic of Türkiye, whose address is: Turkish Consulate General, Office of the Attaché for Treasury and Financial Affairs, 821 First Avenue, 4th Floor, New York, N.Y. 10017.

PRINCIPAL OFFICE OF THE REPUBLIC

Ministry of Treasury and Finance

Devlet Mahallesi, Dikmen

Caddesi, No: 12

06420 Çankaya

Ankara Türkiye

FISCAL AGENT, PAYING AGENT, TRANSFER AGENT, EXCHANGE AGENT (WITH RESPECT

TO CITIBANK, N.A., LONDON BRANCH) AND REGISTRAR

For USD Denominated Issuances	For EUR Denominated Issuances
The Bank of New York Mellon	Citibank, N.A., London Branch
101 Barclay Street, Floor 7 East	Citigroup Centre
New York, New York 10286	Canada Square
U.S.A.	Canary Wharf, London
E14 5LB

LEGAL ADVISERS TO THE REPUBLIC

As to United States Law	As to Turkish Law
Arnold & Porter Kaye Scholer LLP	Chief Legal Advisor and Director General
250 West 55th Street	of Trials to Ministry of Treasury and Finance
New York, New York 10019	Devlet Mahallesi, Dikmen Caddesi, No: 12
U.S.A.	06420 Çankaya
Ankara Türkiye

TÜRKİYE CUMHURİYETİ

(THE REPUBLIC OF TURKEY)

€       % NOTES DUE

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BNP PARIBAS	Citigroup	ING	Standard Chartered Bank

    , 2025